UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARMADA HOFFLER PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 25, 2025

Dear Fellow Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc., which will be held on June 18, 2025, at 10:00 a.m. Eastern Time. The Annual Meeting will be held in a virtual-only format via live webcast.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission rules, we are using the internet as our primary means of furnishing proxy materials to our stockholders. Because materials will be distributed online, stockholders will not receive paper copies of our proxy materials unless requested. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting online. This notice will also provide information on how our stockholders may obtain paper copies of our proxy materials if they so choose. We believe the online accessibility makes the proxy distribution process more efficient and less costly and helps in conserving natural resources.

The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card sample and our 2024 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2024 are available at http://www.proxyvote.com and may also be accessed through our investor relations website at https://ir.armadahoffler.com. If you would like to receive a paper or electronic copy of these documents, you may request one by calling 800-579-1639 or sending an email to sendmaterial@proxyvote.com. There is no charge for requesting a copy.

Armada Hoffler Properties, Inc. values every vote and encourages you to vote your shares online, by phone, or by completing and returning the proxy card to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend virtually. Please remember that returning the proxy does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the meeting.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to your attendance on June 18, 2025.

Sincerely,

Shawn J. Tibbetts	Louis S. Haddad
Chief Executive Officer and President	Executive Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Armada Hoffler Properties, Inc.

Meeting Place: Virtual-only format at www.virtualshareholdermeeting.com/AHH2025	Meeting Date: Wednesday, June 18, 2025	Meeting Time: 10:00 a.m. Eastern Time

The purposes of the meeting are:

1
To elect the nine director nominees named in the Proxy Statement to serve as directors for one-year terms until the 2026 annual meeting of stockholders and until their successors are duly elected and qualify;

2	To approve Amendment No. 2 to the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (the "Equity Incentive Plan") to (i) increase the number of shares reserved for issuance thereunder by 3,500,000 shares and (ii) adopt a new ten-year term for the Equity Incentive Plan.

3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

4	To approve, in a non-binding, advisory vote, the compensation of our named executive officers;

5	The determination, in a non-binding, advisory vote, of whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years; and

6	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

The Proxy Statement accompanying this notice describes each of these items of business in detail. The Board of Directors has fixed the close of business on April 21, 2025 as the record date for the determination of stockholders entitled to notice and voting rights at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We will be hosting a virtual Annual Meeting of Stockholders live via webcast this year. To attend the Annual Meeting virtually, please visit the web portal located at www.virtualshareholdermeeting.com/AHH2025 and enter the control number found on the proxy card or voting instruction form. If you plan to attend the Annual Meeting, please visit the website at http://ir.armadahoffler.com, press releases, and our filings with the U.S. Securities and Exchange Commission for any changes or updates one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors,

Matthew T. Barnes-Smith
Chief Financial Officer, Treasurer and Corporate Secretary
Virginia Beach, Virginia
April 25, 2025

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote online, by telephone, or complete, date, sign, and promptly return the proxy card so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2025.

This Notice of Annual Meeting, the Proxy Statement, the proxy card sample and our 2024 Annual Report to
Stockholders/Form 10-K for the year ended December 31, 2024 are available at www.proxyvote.com.

Table of Contents

Proxy Summary	1	Executive Officers	46
Sustainability and Diversity	6	Executive Compensation	48
About the Meeting	8	Compensation Discussion and Analysis	48
Proposal 1: Election of Directors	13	Compensation Committee Interlocks and Insider Participation	61
Vote Required and Recommendation	19
Proposal 2: Approval of Amendment No. 2 to the Amended and Restated 2013 Equity Incentive Plan	20	CEO Pay Ratio	61
		Compensation Committee Report	62
Equity Compensation Plan Information	28	Summary Compensation Table	63
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	30	Grants of Plan-Based Awards	64
		Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	64
Vote Required and Recommendation	30
Corporate Governance and Board Matters	32	Outstanding Equity Awards at Fiscal Year-End December 31, 2024	65
Corporate Governance Profile	32
Majority Voting Standard for Uncontested Director Elections	33	2024 Option Exercises and Stock Vested	66
		Potential Payments Upon Termination or Change in Control	66
Stockholder Amendments to Bylaws	33
Stock Ownership Guidelines	33	Pay versus Performance	70
Insider Trading Policy	35	Report of the Audit Committee	74
Hedging, Pledging and Short-Term Speculative Transactions	35	Principal Stockholders	75
		Certain Relationships And Related Party Transactions	78
Information Security	35	Related Party Transaction Policy	78
Succession Planning	36	Related Party Transactions	78
Role of the Board in Risk Oversight	37	Proposal 4: Advisory Vote On Executive Compensation	79
Board Committees	37	Vote Required and Recommendation	79
Director Selection Process	39	Proposal 5: Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation	80
Code of Business Conduct and Ethics	40
Availability of Corporate Governance Materials	40	Other Matters	81
Independence of Directors	41	Delinquent Section 16(a) Reports	81
Board Leadership Structure	41	Other Matters to Come Before the 2025 Annual Meeting	81
Board and Committee Meetings	42	Stockholder Proposals and Nominations for the 2026 Annual Meeting	81
Annual Meeting Attendance	42
Executive Sessions of Non-Management Directors	42	Proxy Access Procedures for the 2026 Annual Meeting	81
Communications with the Board	42	Householding of Proxy Materials	81
Director Compensation	42

Proxy Summary

Logistics
This summary highlights information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read this entire Proxy Statement carefully before voting. On or about April 25, 2025, we intend to make this Proxy Statement available online and to mail the Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders entitled to vote at the Annual Meeting.
In this Proxy Statement, the “Company,” “we,” “our” and “us” refer to Armada Hoffler Properties, Inc.

Annual Meeting Date: Wednesday, June 18, 2025 Time: 10:00 a.m. Eastern Time Location: Virtual meeting at www.virtualshareholdermeeting.com/AHH2025 Record Date: April 21, 2025	Ways to Vote

	By Internet	By Telephone	By Mail
	Log on to www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.	Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.	Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.
Voting Matters and Board Vote Recommendations

Proposal	Agenda Item	Board Vote Recommendation	Page Reference
1	Election of Directors	FOR	13
2	Amendment No. 2 to the Equity Incentive Plan	FOR	20
3	Ratification of Ernst & Young LLP	FOR	30
4	Advisory Vote on Executive Compensation	FOR	79
5	Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation	ONE YEAR	80

Armada Hoffler Properties, Inc.	1	Proxy Statement 2025

2024 Business Highlights
Some of the business highlights include the following:

96%		13.7%	$650M	(1)	$2.4B
Operating portfolio occupancy as of December 31, 2024		2024 Commercial GAAP Releasing Spread	Development projects in our pipeline as of December 31, 2024		Total enterprise value at December 31, 2024, comprised of 52% debt and 48% equity
952	K	$1.29	1.9%		6.8%
Square feet of new and renewed leases		Normalized funds from operations per diluted share	Increase to Same Store net operating income ("NOI")		Year over year property segment NOI increase
(1) Reflects the full costs of development projects in our pipeline. As of December 31, 2024, we had 50% and 78% (with the option to increase our ownership to 90%) ownership interest in two development projects that have an estimated cost of $277.9 million and $239.3 million respectively.

2025 ENHANCED COMPENSATION PROGRAM
As part of the year-end 2024 compensation process, and in connection with the Company’s succession planning efforts and leadership transition, the Compensation Committee undertook a deliberate and comprehensive review of our overall compensation program. This review was conducted with a clear intent to ensure strong alignment with shareholder interests and to support the Company’s long-term strategic and financial objectives. The Committee prioritized a market-based approach, evaluating competitive benchmarks and external best practices in determining both target compensation levels and the overall program design. As a result, enhancements were made to better position the program to drive long-term value creation, reward sustained performance, reinforce leadership accountability, and support the Company’s future growth and success.

In conducting this review, the Committee focused on transparency, governance, and alignment with long-term shareholder value, with an emphasis on total shareholder return (TSR) as a key measure of performance. See page 56 for the specific enhancements made to the program.

Armada Hoffler Properties, Inc.	2	Proxy Statement 2025

Proxy Summary
Director Nominees
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following nine individuals (all of whom are current directors) for election at the Annual Meeting of Stockholders. Detailed information about each director nominee, including their background, skills, and experience, can be found under ‘‘Proposal 1—Election of Directors’’.

Name	Age(1)	Title	Director Since
George F. Allen	73	Independent Director	2013
Jennifer R. Boykin	60	Independent Director	2025
James A. Carroll	57	Independent Director	2013
James C. Cherry	74	Independent Director	2013
Dennis H. Gartman	74	Independent Director	2022
Louis S. Haddad	67	Executive Chairman of the Board of Directors(2)	2013
Daniel A. Hoffler	76	Chairman Emeritus of the Board of Directors and Director	2013
Shawn J. Tibbetts	44	Chief Executive Officer, President, and Director	2025
F. Blair Wimbush	69	Independent Director	2024
(1) Age as of April 25, 2025
(2)The Executive Chairman has a variety of responsibilities, including working with the Chief Executive Officer and the President, presiding over meetings of the Board of Directors, presiding over all executive sessions of non-management directors, consulting with the Chief Executive Officer on agendas for meetings of the Board of Directors and acting as a liaison between management and the non-management directors.

Corporate Governance Highlights

INDEPENDENCE AND COMPLIANCE

• Our Board is prohibited from electing to classify our Board of Directors without first obtaining stockholder approval.
• Four of our directors qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission ("SEC").
• Our bylaws contain a "proxy access" provision.
• Our Board performs an annual self-evaluation.
• We have a majority voting policy for elections of directors in uncontested elections.
• Our bylaws permit stockholders to submit binding proposals to amend the bylaws.

Armada Hoffler Properties, Inc.	3	Proxy Statement 2025

Proxy Summary
BOARD SKILLS

Summary of Director Skills
Our directors bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Relevant Skills and Experience
•Each of our directors have served in senior leadership positions across various industries such as healthcare, hospitality, real estate, and transportation.
•Experience includes the positions of Chief Executive Officer, Chairman, Governor of Virginia, and Chief Real Estate and Corporate Sustainability Officer.
•Mix of director tenure, skills, and background that provides a balance of experience and institutional knowledge with diversity of thought and perspective.
Proxy Access
•A stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, is able to nominate and include in the Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws.
Bylaw Amendments
•Stockholders satisfying the ownership and eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of the bylaws and to adopt new bylaws, except that stockholders do not have the power to alter or repeal certain articles relating to stockholder amendments or indemnification and advancement of expenses or adopt any provision of the bylaws inconsistent with such articles without the approval of the Board.
100% of our directors have served in senior leadership positions

10.2% of our Company was owned by our named executive officers and directors* as of December 31, 2024 *Including their trusts

67% of our director nominees are independent

COMPENSATION HIGHLIGHTS

• Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors.
• We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.
• We have adopted an Incentive Compensation Clawback Policy and an Anti-Hedging Policy.
• Record of strong "Say-on-Pay" support, including 95.9% stockholder approval in 2024, representing our sixth consecutive year of above 95% support since our inaugural "Say-on-Pay" vote.

Armada Hoffler Properties, Inc.	4	Proxy Statement 2025

Proxy Summary
Our directors received the following compensation for service during 2024:

Independent Directors	Fees Earned or Paid in Cash ($)		Equity Awards ($)		All Other Compensation ($)	Total ($)

George F. Allen	65,000		48,266		3,900	117,166
James A. Carroll	67,500	(1)	48,266		3,900	119,666
James C. Cherry	65,000		48,266		3,900	117,166
Dennis H. Gartman	55,000	(2)	55,000	(3)	3,900	113,900
Eva S. Hardy	70,000	(4)	48,266		3,900	122,166
John W. Snow	27,500	(5)	—		1,858	29,358
F. Blair Wimbush	39,973	(6)	48,266		2,473	90,712
Jennifer R. Boykin(7)	—		—		—	—

(1) Includes $16,875 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described under “Director Compensation” below.
(2) Includes $27,500 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described under “Director Compensation” below.
(3) As Mr. Gartman elected to receive the annual equity award in the form of shares of restricted common stock, the grant date fair value is higher than the other independent directors who elected to receive their equity awards in the form of Time-Based LTIP units, as Time-Based LTIP units have a discount to their grant date fair value in accordance with ASC 718. The same number of restricted shares or LTIP units, as elected, were granted to each independent director for the 2024 annual stock award.
(4) Includes $8,750 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described under “Director Compensation” below.
(5) Mr. Snow did not stand for re-election to the Board at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and, therefore, (i) did not receive an annual equity grant in 2024 and (2) only received cash retainers until his retirement from the Board in connection with the 2024 Annual Meeting which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described under “Director Compensation” below.
(6) Includes $39,973 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described under “Director Compensation” below.
(7) Ms. Boykin was appointed to the Board on March 1, 2025 and, therefore, did not receive any compensation during 2024.

Non-Independent Directors	Fees Earned or Paid in Cash ($)	Equity Awards ($)	All Other Compensation ($)	Total ($)

Daniel A. Hoffler	213,757	48,266	48,346	310,369
A. Russell Kirk	55,000	48,266	3,900	107,166

See "Director Compensation" for further details. For information related to the compensation of Messrs,. Haddad and Tibbetts, please refer to 'Compensation of Executive Officers Summary Compensation Table'

Armada Hoffler Properties, Inc.	5	Proxy Statement 2025

Sustainability

EMPOWERING OUR PEOPLE
Armada Hoffler is committed to providing each employee with a safe, welcoming, and inclusive work environment and culture that enables them to contribute fully and develop to their highest potential. We aim to offer ongoing learning opportunities that not only help employees build essential professional skills but also equip them with the capabilities needed to adapt to changing market demands and advance their careers.

PROTECTING OUR PLANET
We prioritize energy-efficient design, responsible construction practices, and innovative technologies that reduce environmental impact. From implementing green building standards to optimizing energy and water usage, we’re committed to creating long-term value for our stakeholders while minimizing our carbon footprint.

SUPPORTING OUR COMMUNITIES
From our earliest days, Armada Hoffler has been dedicated to supporting local neighborhoods, cities, and towns. Today, we remain committed to working with local nonprofits, academic institutions, and civic leaders to make our communities a better place to work, live, and play. In 2024, we continued to support partners such as Operation Homefront and other organizations that provide a helping hand to families during trying times. We are proud to have given $158,111 in corporate charitable donations in 2024 with a total of 731 volunteer hours.

LEARNING AND DEVELOPMENT
We believe our business thrives when our employees are given the tools and opportunities to succeed, which is why we continue to invest in employee education and skill development. Our goal is to provide development for all employees related not only to regulatory requirements and corporate policies, but also ongoing learning opportunities to help our employees build their professional skills and capabilities necessary to meet business needs and advance their careers.

DIVERSITY, EQUITY AND INCLUSION
Armada Hoffler believes a diverse and inclusive workforce, representing a rich mix of experiences, cultures, and backgrounds contributes different perspectives and innovative ideas that enable us to improve every day. We believe that every employee should be provided the same opportunity to be heard, be respected, have a sense of belonging, and contribute to our mission.

Armada Hoffler Properties, Inc.	6	Proxy Statement 2025

Sustainability

COMMUNITY OUTREACH
Working with local nonprofits, academic institutions, and civic leaders, Armada Hoffler’s Outreach Committee provides philanthropic contributions to help address areas of significant need in our communities. It also organizes employee volunteering and employee-led fundraisers. Employees can earn additional paid time off by participating in community outreach programs each quarter. In addition, Armada Hoffler provides corporate charitable donations including event sponsorships to local organizations.

AWARDS
In 2024, Armada Hoffler and its officers and employees were recognized through several awards, including:
•Virginia Business 2024 Best Places to Work
•Globe St.'s 2024 Influencers in Retail Real Estate
•Globe St.'s CRE's 2024 Best Places to Work
•Virginia Business 100 People to Meet in 2024: Shawn Tibbetts
•Virginia Business 500 Power List: Shawn Tibbetts and Lou Haddad
•Inside Business’ 2024 Power List: Shawn Tibbetts, Lou Haddad, and Dan Hoffler

EMPLOYEE HEALTH AND SAFETY
We comply with all health, safety, and security laws and regulations of the jurisdictions in which we do business and limit employee exposure to potential safety hazards through proper design, engineering and administrative controls, preventive maintenance, and safe work procedures.

We record, track, and report all occupational injuries and illnesses in our incident reporting management system and encourage employee reporting of job-related injuries. We investigate all safety incidents and implement corrective actions to eliminate their causes.

As part of our enterprise-wide safety management system, we invest in training, technology, and people. Our approach to safety is grounded in our Corporate Safety and Health Program, which applies to all employees and contractors. It is based on the U.S. Occupational Safety & Health Administration (OSHA) standards.

All employees—from those at our corporate headquarters to those working on our construction sites—receive mandatory quarterly safety training based on the requirements of their respective roles. Training ranges from first aid, workplace violence, and CPR training to hazardous waste operations, ladder safety, and emergency response training.

BOARD LEADERSHIP
As of December 31, 2024, our Board of Directors consisted of nine directors, six of whom are independent based on SEC and New York Stock Exchange (the "NYSE") rules for director independence. Neither Mr. A. Russell Kirk nor Ms. Eva S. Hardy are standing for re-election as a director at the Annual Meeting. Effective January 1, 2025, the Board increased the size of the Board to ten directors and appointed Shawn J. Tibbetts, the Chief Executive Officer and President of the Company, to the Board. Effective March 1, 2025, the Board appointed Jennifer R. Boykin to the Board, temporarily increasing the size of the Board to eleven directors. In connection with the appointment of Ms. Boykin, the Board approved an automatic reduction of the size of the Board to nine directors upon Mr. Kirk's and Ms. Hardy's retirement from the Board, which will be effective at the Annual Meeting. The Board is supported by a lead independent director. The Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting solely of independent directors.

We strive to maintain a healthy blend of director tenure, recognizing that longer-serving directors possess crucial institutional knowledge of our Company and its culture, while periodic refreshment brings a fresh outlook and contributes to Board independence and oversight. The average tenure of our directors is nine years.

We prioritize Board diversity and are mindful of the many ways the Board benefits from receiving a wide range of viewpoints and perspectives.

Stockholders may obtain a copy of our 2024 Sustainability Report on our website at http://armadahoffler.com/sustainability. The information contained on the Company's website is not incorporated by reference into this Proxy Statement.

Armada Hoffler Properties, Inc.	7	Proxy Statement 2025

About The Meeting

Why am I receiving this Proxy Statement?
This Proxy Statement contains information related to the solicitation of proxies in connection with our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held in a virtual-only meeting format, on June 18, 2025, at 10:00 a.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This solicitation is made by Armada Hoffler Properties, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement).

We have elected to provide access to our proxy materials online. Accordingly, we are sending the Notice to our stockholders of record on April 21, 2025 (the “Record Date”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 25, 2025, we intend to make this Proxy Statement available online and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card sample, and our 2024 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2024 are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

What am I being asked to vote on?
You are being asked to vote on the following proposals:

Proposal 1	Election of Directors
The election of the nine director nominees named in this Proxy Statement, each for a term expiring at the 2026 annual meeting of stockholders, and until his or her successor is duly elected and qualifies;

Proposal 2	Amendment No. 2 to the Equity Incentive Plan
The approval of Amendment No. 2 to the Equity Incentive Plan to (i) increase the number of shares reserved for issuance thereunder by 3,500,000 shares and (ii) adopt a new ten-year term for the Equity Incentive Plan;

Proposal 3	Ratification of Ernst & Young LLP	The ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
Proposal 4	Advisory Vote on Executive Compensation	The approval (on an advisory, non-binding basis) of the compensation of our named executive officers.
Proposal 5	Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation	The determination (on a non-binding, advisory basis) of whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

Armada Hoffler Properties, Inc.	8	Proxy Statement 2025

About The Meeting
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:

Proposal	Agenda Item	Board Vote Recommendation	Page Reference
1	Election of Directors	FOR	13
2	Amendment No. 2 to the Equity Incentive Plan	FOR	20
3	Ratification of Ernst & Young LLP	FOR	30
4	Advisory Vote on Executive Compensation	FOR	79
5	Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation	ONE YEAR	80

Who is entitled to vote at the Annual Meeting?
Only holders of record of our common stock at the close of business on the Record Date (April 21, 2025) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. Our common stock constitutes the only class of securities entitled to vote at the Annual Meeting.

What are the voting rights of stockholders?
Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.

No dissenters’ rights are provided under the Maryland General Corporation Law, our Articles of Amendment and Restatement, or our amended and restated bylaws ("bylaws") with respect to any of the proposals described in this Proxy Statement.

Who can attend the Annual Meeting?
All holders of our common stock at the close of business on the Record Date (April 21, 2025), or their duly appointed proxies, are authorized to attend the Annual Meeting. Stockholders who wish to participate in the Annual Meeting may attend by visiting the web portal located at www.virtualshareholdermeeting.com/AHH2025 and entering the control number found on the proxy card or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.
As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the stockholder of record of those shares and the Notice is being sent directly to you by us.

Beneficial Owner of Shares Held in Street Name: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name”, and the Notice is being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the Annual Meeting.

Armada Hoffler Properties, Inc.	9	Proxy Statement 2025

About The Meeting

What will constitute a quorum at the Annual Meeting?
The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of our common stock outstanding on the Record Date (April 21, 2025) will constitute a quorum, permitting the stockholders to conduct business at the Annual Meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting. As of the Record Date, there were 80,155,369 shares of our common stock outstanding.

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

What are broker non-votes?
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, the exchange on which shares of our common stock are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 3 (Ratification of Ernst & Young LLP) is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, even if the broker or other nominee does not receive voting instructions from you.

Under NYSE rules, Proposal 1 (Election of Directors) Proposal 2 (Amendment No.2 to the Equity Incentive Plan), Proposal 4 (Advisory Vote on Executive Compensation) and Proposal 5 (Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation) are considered “non-routine” proposals. Consequently, if you do not give your broker or other nominee voting instructions, your broker or other nominee will not be able to vote on these proposals, and broker non-votes may exist with respect to the election of directors and the advisory vote on executive compensation.

Armada Hoffler Properties, Inc.	10	Proxy Statement 2025

About The Meeting
How many votes are needed for the proposals to pass?
The proposals to be voted on at the Annual Meeting have the following voting requirements:

Proposal 1 (Election of Directors)
The affirmative vote of a majority of the votes cast for or against a nominee at a meeting at which a quorum is present is required for the election of directors. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 2 (Amendment No. 2 to the Equity Incentive Plan)	The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve Amendment No. 2 to the Equity Incentive Plan. For purposes of the vote on the approval of Amendment No. 2 to the Equity Incentive Plan, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
Proposal 3 (Ratification of Ernst & Young LLP)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. For purposes of the vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 4 (Advisory Vote on Executive Compensation)
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 5 (Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation)	A plurality of the votes cast is required for our stockholders to recommend, on a non-binding, advisory basis, a preferred frequency of an advisory vote on executive compensation. For purposes of the advisory vote on the frequency of holding an advisory vote on executive compensation, abstentions and broker non votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Will any other matters be voted on?
As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?
If you are a registered stockholder, you may submit your proxy by U.S. mail, internet, or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy card by mail by following the instructions included with your proxy card. The deadline for submitting your proxy card by internet or telephone is 11:59 p.m. Eastern Time on June 17, 2025, which is the day before the Annual Meeting date. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting virtually and vote at the meeting.

If you are a street name or beneficial stockholder because your shares are held in a brokerage account or by a bank or other nominee, your broker or nominee firm will provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote

Armada Hoffler Properties, Inc.	11	Proxy Statement 2025

About The Meeting
by internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee on how to vote your shares.

If you submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified above under “What are the Board’s voting recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote.

How are proxy card votes counted?
If the notice and access proxy card is validly submitted and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: “FOR” the election of all nominees for our Board of Directors named in this Proxy Statement;“FOR” the approval of Amendment No. 2 to the Equity Incentive Plan, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; “FOR” the approval of the compensation of our named executive officers,“ONE YEAR” as the preferred frequency with which stockholders are provided a non‑binding, advisory vote on executive compensation and as recommended by our Board of Directors with regard to any other matters that may properly come before the Annual Meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?
Yes. You may revoke a previously granted proxy and change your vote at any time before the taking of the vote at the Annual Meeting by (i) filing with our Corporate Secretary a written notice of revocation or a duly executed proxy card bearing a later date or (ii) attending the Annual Meeting and voting in the virtual meeting portal.

Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies, including preparation and mailing of the Notice, preparation and assembly of this Proxy Statement, the proxy card, and the 2024 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2024, coordination of the internet and telephone voting process and any additional information furnished to you by or on behalf of the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by internet and mail may be supplemented by telephone or personal solicitation by our directors, officers, or other regular employees.

You are encouraged to rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

Armada Hoffler Properties, Inc.	12	Proxy Statement 2025

Proposal 1: Election of Directors

Our Board is currently comprised of 11 directors, all of whom have terms expiring at the Annual Meeting. The nine nominees below, all of whom are currently serving as directors of the Company, have been nominated by our Board for re-election to serve as directors for one-year terms until the 2026 annual meeting of stockholders and until their successors are duly elected and qualify. Neither Mr. A. Russell Kirk nor Ms. Eva S. Hardy are standing for re-election as a director at the Annual Meeting. In connection with the appointment of Ms. Jennifer R. Boykin to the Board effective March 1, 2025, the Board approved an automatic reduction of the size of the Board to nine directors upon Mr. Kirk's and Ms. Hardy's retirement from the Board, which will be effective at the Annual Meeting. Based on its review of the relationships between the director nominees and the Company, our Board has affirmatively determined that the following directors are “independent” directors under the rules of the NYSE and under applicable rules of the SEC: Ms. Boykin and Messrs. George F. Allen, James A. Carroll, James C. Cherry, Dennis H. Gartman, and F. Blair Wimbush.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our bylaws, decrease the size of our Board of Directors.

Nominees for Election for a One-Year Term Expiring at the 2026 Annual Meeting
The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age(1)	Title	Director Since
George F. Allen	73	Independent Director	2013
Jennifer R. Boykin	60	Independent Director	2025
James A. Carroll	57	Independent Director	2013
James C. Cherry	74	Independent Director	2013
Dennis H. Gartman	74	Independent Director	2022
Louis S. Haddad	67	Executive Chairman of the Board of Directors(2)	2013
Daniel A. Hoffler	76	Chairman Emeritus of the Board of Directors and Director	2013
Shawn J. Tibbetts	44	Chief Executive Officer, President, and Director	2025
F. Blair Wimbush	69	Independent Director	2024
(1) Age as of April 25, 2025.
(2) The Executive Chairman of our Board ("Executive Chairman") has a variety of responsibilities, presiding over meetings of the Board of Directors, presiding over all executive sessions of non-management directors, consulting with the Chief Executive Officer and President on agendas for meetings of the Board of Directors, and acting as a liaison between management and the non-management directors.

Armada Hoffler Properties, Inc.	13	Proxy Statement 2025

Proposal 2
Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he or she has served as a director.

George F. Allen	Independent Director	Age: 73 Director since: 2013

Mr. Allen has served as a director since our initial public offering. Mr. Allen currently serves as the President of George Allen Strategies, a consulting firm founded by Mr. Allen, and has served on the board of directors of several technology companies, including Lee Technologies, nanoRisk Assessment, and Material Intellect, Inc. He is also presently the Reagan Ranch Presidential Scholar for the Young America’s Foundation and serves on the Reagan Ranch Board of Governors and Appalachian School of Law Board of Trustees. Mr. Allen has served the Commonwealth of Virginia in the House of Delegates, U.S. House of Representatives, as Governor of Virginia, and in the U.S. Senate. Mr. Allen also served as the Chairman of the National Republican Senatorial Committee for the 2004 election cycle. Mr. Allen holds an undergraduate degree and a law degree from the University of Virginia.

Based on his demonstrated leadership abilities and his experience in government elected office, we have determined that Mr. Allen should serve as a director.

Jennifer R. Boykin	Independent Director	Age: 60 Director since: 2025

Jennifer Boykin has served as Executive Vice President of Huntington Ingalls Industries, Inc. ("HII"), a defense provider focused on ship-building and technology, since January 2025. Before that, she served as President of HII's Newport News Shipbuilding division, HII's largest business division, from July 2017 to December 2024. She is a transformational leader with over decades of proven accomplishments in the nuclear shipbuilding industry. Over the course of her career Mrs. Boykin served in many roles with HII, including Vice President of Engineering and Design, Vice President of Quality and Process Excellence, Director of Facilities and Waterfront Support, and Program Manager for the Nuclear Engineering division. She has driven improved business performance through leadership development and continuous improvement. A recognized leader in STEM education for all communities and workforce development, Mrs. Boykin has served on the Virginia Business Council, the Commonwealth of Virginia’s Growth and Opportunity Board, and the Women’s Initiative Network Board with Old Dominion University. Mrs. Boykin holds a B.S. in marine engineering from the U.S. Merchant Marine Academy at Kings Point, NY where she was appointed by the President of the United States to serve on the Board of Visitors in 2019, and an M.S. in engineering management from The George Washington University School of Engineering. Mrs. Boykin is the 2021 Kings Pointer of the Year and the 2023 Jack Flannigan Award recipient from the Marine Machinery Association, an organization representing suppliers of the shipbuilding industry.

Based on her extensive leadership experience, we have determined that Mrs. Boykin should serve as a director.

Armada Hoffler Properties, Inc.	14	Proxy Statement 2025

Proposal 2

James A. Carroll	Independent Director	Age: 57 Director since: 2013

James A. Carroll is the President and Chief Executive Officer of Crestline Hotels & Resorts, LLC, a leading hospitality management company that manages 117 hotel properties throughout 28 states and the District of Columbia. Mr. Carroll originally joined Barceló Crestline Corporation in 2004 as Senior Vice President and Treasurer. He was named Chief Financial Officer in 2006 and promoted to President and Chief Executive Officer of Crestline Hotels & Resorts, LLC in 2010. Prior to joining Crestline, Mr. Carroll held several operations and financial management positions at Dell, Inc. Mr. Carroll has extensive leadership experience spanning finance, information technology and cybersecurity, operations, and more. Mr. Carroll served as a Naval Aviator and Lieutenant in the United States Navy. Mr. Carroll holds an M.B.A. from the Harvard Business School and is a graduate of the U.S. Naval Academy. He also serves as Chairman of the Board for the non-profit organization, ServiceSource, Inc., and serves on the Board of Directors for the American Hotel & Lodging Association (AHLA).

Based on his experience in multiple executive roles at a leading company in the real estate industry, his demonstrated leadership abilities, and his financial expertise, we have determined Mr. Carroll should serve as a director.

James C. Cherry	Independent Director	Age: 74 Director since: 2013

Mr. Cherry has served as a director since our initial public offering and as our Lead Independent Director from June 2019 to November 2022. He served as CEO and as a director of Park Sterling Corporation (NASDAQ: PSTB), a bank holding company headquartered in Charlotte, North Carolina, since its formation in August 2010 until November 2017 and its wholly-owned subsidiary, Park Sterling Bank, a regional financial services company, since its initial public offering in August 2010 until November 2017. He served as a director of South State Corporation (NASDAQ: SSB), a bank holding company based in Columbia, South Carolina, from December 2017 until December 2019; and, he served as a director of Beach Community Bank, based in Fort Walton Beach, Florida, from July 2018 until August 2022. From 1974 until June 2006, Mr. Cherry served Wachovia Corporation and its principal Wachovia Bank in various leadership positions, including as Chairman and Chief Executive Officer for the Mid-Atlantic Banking, President of Virginia Banking, and Head of Trust and Investment Management. He chaired the Virginia Bankers Association in 2006-2007.

Based on his experience as an executive at a publicly-traded company and his financial, banking, and information security expertise, we have determined that Mr. Cherry should serve as a director.

Armada Hoffler Properties, Inc.	15	Proxy Statement 2025

Proposal 2

Dennis H. Gartman	Independent Director	Age: 74 Director since: 2022

Mr. Gartman has served as a director since July 2022. Mr. Gartman retired as Editor and Publisher of The Gartman Letter L.C. in December 2019, after over 30 years of publishing “The Gartman Letter”, which was a daily commentary on global capital markets. Mr. Gartman is also a regular contributor to several financial media outlets and speaks before various associations and trade groups around the world. From January 2018 to August 2021, Mr. Gartman served as a board member of PRTI, Inc., which is in the business of recycling tires into valuable commodities. He served as the outside director of the Kansas City Board of Trade from 2006 to 2008. In addition, Mr. Gartman previously led the futures brokerage operation at Sovran Bank, was the Chief Financial Futures Analyst for A.G. Becker & Company, and acted as an independent member of the Chicago Board of Trade. Before that, Mr. Gartman traded foreign exchange and money market instruments at NCNB National Bank and was an economist for Cotton, Inc., where he analyzed supply and demand in the U.S. textile industry. Since August 2013, Mr. Gartman has served as the chair of the Investment Committee of The University of Akron. He also has served as a member of the Board of Directors of the Office of Investments at North Carolina State University since January 2008. Mr. Gartman received a bachelor's degree from The University of Akron.

Based on his extensive experience in the private sector, as well as his board experience and his extensive experience in and deep knowledge of the capital markets, we have determined that Mr. Gartman should serve as a director.

Louis S. Haddad	Executive Chairman of the Board of Directors	Age: 67 Director since: 2013

Mr. Haddad has served as the Executive Chairman of our Board of Directors since June 2024 and has served as a director since the formation of the Company. Mr. Haddad served as Armada Hoffler's Chief Executive Officer from the formation of the Company to December 2024 and served as the Vice Chairman of our Board of Directors from June 2019 until June 2024. Mr. Haddad previously served as Armada Hoffler's President from the date of formation of the Company to February 2024. Mr. Haddad has more than 30 years of experience in the commercial real estate industry. Mr. Haddad has served in executive roles within our predecessor entities since 1987, including Chief Executive Officer of our predecessor entities between 1999 and the completion of our initial public offering in 2013, and President of our predecessor between 1996 and 1999. From 1987 to 1996, Mr. Haddad served as President of Armada Hoffler Construction Company. Additionally, Mr. Haddad served as an on-site construction supervisor for Armada Hoffler Construction Company from 1985 until 1987. Prior to joining Armada Hoffler, Mr. Haddad worked at Harkins Builders, which provides construction management services, in Baltimore, Maryland.

Based on his knowledge of our company, its business and properties and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Haddad should serve as a director.

Armada Hoffler Properties, Inc.	16	Proxy Statement 2025

Proposal 2

Eva S. Hardy	Lead Independent Director	Age: 80 Director since: 2015

Ms. Hardy has served as a director since March 2015 and has served as the Lead Independent Director since November 2022. Ms. Hardy retired as executive vice president of Public Policy and Corporate Communications at Dominion Resources in 2008, after 20 years as an executive with the company, where she was responsible for local, state, and federal relations in all states where Dominion did business, as well as media, communications, advertising, and The Dominion Foundation. In addition to her private sector experience, Ms. Hardy spent 17 years in local and state government, serving in several positions with the City of Portsmouth, Virginia from 1972 to 1981. She became Commissioner of Labor for Virginia in 1983, and served as Secretary of Health and Human Resources from 1986 to 1990 in the administration of Virginia Gov. Gerald L. Baliles. She served as Interim State Director for US Senator Mark R. Warner in 2009. She has served as Vice Chair of the State Council of Higher Education and on the Board of Trustees of her alma mater, Hood College as well as the Board of the Eastern Virginia Medical School.

Based on her extensive experience in the public and private sectors, including as an executive at a publicly traded company, we determined that Ms. Hardy should serve as a director.

Daniel A. Hoffler	Chairman Emeritus of the Board of Directors	Age: 76 Director since: 2013

Mr. Hoffler has served as the Chairman Emeritus of our Board of Directors since June 2024 and served as the Executive Chairman of our Board of Directors from our initial public offering until June 2024. Mr. Hoffler founded our predecessor entities in 1979 and served as chairman of the Board of Directors of our predecessor entities. Before founding our predecessor entities, Mr. Hoffler was employed as vice president of marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a regional manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia’s Board of Directors of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term in the Virginia Governor’s Advisory Board of Directors for Industrial Development for the Commonwealth of Virginia. Mr. Hoffler has also previously served on the boards of the Virginia Racing Commission, the Virginia Department of Game and Inland Fisheries, Virginia Department of Transportation, and as Chair of the Hampton Roads Partnership. He is a former director of the Shaw Group. Mr. Hoffler graduated from Campbell College with a degree in business.

Based on his knowledge of our company, its business, and properties, and his extensive experience in the commercial real estate and construction industries, we have determined that Mr. Hoffler should serve as a director.

Armada Hoffler Properties, Inc.	17	Proxy Statement 2025

Proposal 2

A. Russell Kirk	Director	Age: 77 Director since: 2013

Mr. Kirk has served as a director since our initial public offering and previously served as the Vice Chairman of our Board of Directors from 2013 to 2019. Mr. Kirk was responsible for strategic aspects of Armada Hoffler’s businesses, including acquisition and development proposals, investment decisions, structuring partnerships and joint ventures, reviewing contracts, designing exit strategies, as well as securing financial commitments from the company’s lenders. Prior to joining Armada Hoffler in 1983, Mr. Kirk was a partner with the law firm of Kaufman & Canoles, where he practiced for ten years, specializing in structuring, marketing, and financing real estate transactions. Mr. Kirk also served on the Virginia Port Authority board for eight years, and served as its Chairman for a portion of that time. Mr. Kirk received a bachelor's degree from the University of Virginia and received a J.D. from Washington and Lee University School of Law, where he was elected to the Order of the Coif.

Based on his knowledge of our company, its business, and properties, and his extensive experience in the commercial real estate and construction industries, we determined that Mr. Kirk should serve as a director.

Shawn J. Tibbetts	Chief Executive Officer, President, and Director	Age: 44 Director since: 2025

Mr. Tibbetts has served as our President since February 2024 and our Chief Executive Officer since January 2025. Mr. Tibbetts served as our Chief Operating Officer from August 2019 to January 2025. Mr. Tibbetts has more than 20 years of corporate leadership experience with a focus on operating efficiency, talent development and organizational design. Mr. Tibbetts previously served as The Port of Virginia’s President and COO of Virginia International Terminals, LLC from October 2014 to July 2019 where he was responsible for the portfolio’s P&L, logistics, operations, maintenance, labor relations, IT, safety, security, and capital infrastructure projects. Prior to joining The Port of Virginia in July 2010, Mr. Tibbetts served in various leadership roles at APM Terminals, a global subsidiary of A.P. Moller Maersk from March 2003 to June 2010. Mr. Tibbetts earned his B.B.A. from James Madison, his M.B.A. from the College of William & Mary and completed the Advanced Management Program at Harvard Business School.

Based on his knowledge of our company, its business, and properties, and his extensive corporate leadership, we have determined that Mr. Tibbetts should serve as a director.

Armada Hoffler Properties, Inc.	18	Proxy Statement 2025

Proposal 2

F. Blair Wimbush	Independent Director	Age: 69 Director since: 2024

Mr. Wimbush has served as a director since March 2024. Mr. Wimbush is the former Chief Real Estate and Corporate Sustainability Officer of Norfolk Southern Corporation (NYSE:NSC) ("Norfolk Southern"), a transportation company, a position he held from November 2007 to May 2015. Before that, he served in other positions with Norfolk Southern, including as Vice President, Real Estate from 2004 to 2007 and as Senior General Counsel and in other legal positions from 1980 to 2004. He is a member of the boards of Atlantic Union Bankshares Corporation, LifeNet Health, Inc., the Virginia Environmental Endowment, and the University of Virginia Law School Foundation (as an honorary trustee), where he served formerly as the Chairman. He is also the former Commissioner and Vice Chairman of the Virginia Port Authority. Mr. Wimbush received a B.A. in political science from the University of Rochester, and a J.D. from the University of Virginia School of Law. He attended the Norfolk Southern Management Development program, Duke University Fuqua School of Business, and completed the Advanced Management Program at the Harvard Business School.

Based on his extensive experience at a publicly-traded company, his real estate experience, his legal expertise, and service as a member of several boards, we have determined that Mr. Wimbush should serve as a director.

Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast for or against a nominee at the Annual Meeting is necessary for the election of the nine director nominees. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Armada Hoffler Properties, Inc.	19	Proxy Statement 2025

Proposal 2

Proposal 2: Approval of Amendment No. 2 to the Amended and Restated 2013 Equity Incentive Plan
Background of the Equity Incentive Plan
On April 23, 2025, the Board adopted, subject to stockholder approval, Amendment No. 2 to the Equity Incentive Plan to (i) increase the number of shares of our common stock reserved for issuance thereunder by 3,500,000 shares and (ii) adopt a new ten-year term for the Equity Incentive Plan. Before the Company's initial public offering, the Board adopted, and the Company’s stockholders approved, the Armada Hoffler Properties, Inc. 2013 Equity Incentive Plan for the purpose of recruiting and retaining directors, employees and other service providers with ability and initiative by enabling such persons to participate in the future success of the Company and its affiliates and to align their interests with those of the Company and its stockholders. The Equity Incentive Plan was approved by the stockholders at the 2017 annual meeting of stockholders held on June 14, 2017, and Amendment No. 1 to the Equity Incentive Plan was approved by the stockholders at the 2023 annual meeting of stockholders held on June 14, 2023, which amendment (i) increased the number of shares of our common stock reserved for issuance thereunder by 1,700,000 shares, (ii) adopted a new ten-year term for the Equity Incentive Plan and (iii) provided that the shares available for future issuance are reduced by the gross number of shares subject to a stock appreciation right (as opposed to the net number of shares issued). The Equity Incentive Plan currently provides that the maximum aggregate number of shares that may be issued under the Equity Incentive Plan is 3,400,000 and the Equity Incentive Plan expires on June 13, 2033. As of the date of this Proxy Statement, 193,506 shares remain available for issuance under the Equity Incentive Plan. The proposed amendment increases the number of shares that may be issued under the Equity Incentive Plan from 3,400,000 to 6,900,000, and extends the term of the Equity Incentive Plan to June 17, 2035, the day before the 10th anniversary of the Annual Meeting.

If stockholders do not approve Amendment No.2 to the Equity Incentive Plan, the unamended Plan will remain in effect.

We are seeking stockholder approval of Amendment No.2 to the Equity Incentive Plan to satisfy NYSE listing rules relating to stockholder approval of equity compensation plans, and the stockholder approval requirements relating to incentive stock options.

Amendment
Amendment No. 2 to the Equity Incentive Plan amends Sections 5.02(a) and Article XVII of the Equity Incentive Plan as set forth below, with deletions noted in strike-through and additions noted in underline:

5.02 Aggregate Limit

(a) The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Stock Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is ~~3,400,000~~ 6,900,000 shares. Other Equity-Based Awards that are LTIP Units shall reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Stock.

ARTICLE XVII DURATION OF PLAN

No Stock Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after the day before the tenth anniversary of the ~~Amendment No. 1 Effective Date~~ Amendment No. 2 Effective Date. Stock Awards, Performance Unit awards, Incentive Awards, Options, SARs and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.

Amendment No. 2 to the Equity Incentive Plan also adds the following definition to the Equity Incentive Plan:

Amendment No. 2 Effective Date

“Amendment No. 2 Effective Date” means June , 2025, the date Amendment No. 2 was approved by the stockholders of the Company.

Armada Hoffler Properties, Inc.	20	Proxy Statement 2025

Proposal 2

Discussion of the Increase in Aggregate Share Limit
Our Board of Directors approved the 3,500,000 share increase in the number of shares reserved for issuance under the Equity Incentive Plan to allow the Company to continue to provide future equity-based incentives. The Board believes that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to assist in obtaining the quality officers, directors and employees we need to execute our business strategies.

In determining the number of shares to be authorized under the Equity Incentive Plan, the Compensation Committee considered the following key factors:

•Equity Incentives Support Our Growth Strategy: Equity compensation is an important tool for aligning management and stockholder interests and driving long-term stockholder value. In consideration of the Company’s strategic growth plan under the new leadership team, it is imperative that our executives are strongly aligned with the achievement of long-term growth goals including shareholder value creation, which is most effectively delivered in the form of long-term equity compensation.
•Approval of the Equity Incentive Plan is critical to our future compensation practices and ability to align pay and performance going forward: Without sufficient shares available for future grants, we would be unable to provide stock-settled awards to prospective or current employees, putting us at a significant competitive disadvantage relative to our peers. If stockholders do not approve the proposed increase in shares authorized under Plan, we believe we will not be able to successfully attract and retain the best possible talent
•Number of Shares Available for Grant under Equity Incentive Plan: As of April 21, 2025, 193,506 shares remained available for issuance under the Equity Incentive Plan.
•Number of Awards Outstanding: As of April 21, 2025, all awards outstanding under the Equity Incentive Plan were full value awards, representing 907,350 shares, which includes performance-based awards and LTIP units, assuming maximum performance.
•Reasonable Share Request: The 3,500,000 additional shares requested is reasonable and would not have a substantially dilutive effect. As of April 21, 2025, there were 80,155,369 common shares outstanding, 21,941,564 OP units and 221,795 LTIP units outstanding, resulting in potential dilution of 3.3% of shares outstanding (or 3.5% inclusive of shares remaining available for issuance under the Equity Incentive Plan).
•Reasonable Grant Practices: Our three-year average burn rate of 0.49% is meaningfully below industry standards. Burn rate measures the usage of shares for our stock plans as a percentage of our outstanding shares. The calculation of our three-year average burn rate for 2024, 2023 and 2022 is illustrated below:

	2022	2023	2024
Time-Based Awards Granted	288,677	434,053	459,982
Performance-Based Awards Granted	47,500	47,500	50,000
Total Full-Value Awards Granted	336,177	481,553	509,982
Weighted Average Common Shares and OP Units Outstanding (1)	88,192,000	88,864,000	92,326,330
Annual Burn Rate	0.38%	0.54%	0.55%
3-Year Average Burn Rate	0.49%

(1)Includes 20,616,000, 21,172,000, and 21,663,963 Weighted Average OP units and LTIP units outstanding as of the years ended December 31, 2022, 2023 and 2024, respectively

•Plan Duration: The Compensation Committee anticipates that the additional shares requested will provide sufficient flexibility to enable us to make awards in accordance with our equity incentive programs for the next 3 years
•Stockholder Friendly Plan Features: The Equity Incentive Plan contains provisions that are consistent with best practices, including:
–no repricing of options or stock appreciation rights permitted without stockholder approval;
–no cash buyouts of stock options or stock appreciation rights without stockholder approval;

Armada Hoffler Properties, Inc.	21	Proxy Statement 2025

Proposal 2
–no liberal share recycling;
–no transferability of awards;
–no evergreen provision;
–no automatic grants;
–no tax gross-ups;
–no liberal change-in-control definition.
•Stockholder-Friendly Grant Practices: Our equity award program includes stockholder-friendly grant practices, which were further enhanced as part of our executive compensation program redesign, as described in more detail in “Executive Compensation – Compensation Discussion and Analysis – 2025 Compensation Program” below:
–all full-value equity awards for our executive officers vest over a period of at least three years;
–prior to 2025, all equity grants for our executive officers were based on the achievement of pre-established performance criteria, with long-term vesting;
–beginning in 2025, a meaningful portion of grants for our executive officers will be allocated to performance-contingent equity awards that only vest to the extent that rigorous long-term performance metrics are achieved over a performance period of at least three years.

Description of the Equity Incentive Plan
The complete text of Amendment No. 2 to the Equity Incentive Plan and the Equity Incentive Plan, including Amendment No. 1 to the Equity Incentive Plan, are set forth as Appendix A and Appendix B hereto, respectively. The following is a summary of the material features of the Equity Incentive Plan (as amended) and is qualified in its entirety by reference to Appendix A and Appendix B.

Administration Of The Equity Incentive Plan
The Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee determines eligibility for and designates participants of the Equity Incentive Plan, determines the type and amount of awards to be granted, determines the timing, terms, and conditions of any award, and makes other determinations and interpretations as provided in the Equity Incentive Plan. During any period of time in which we do not have a Compensation Committee, the Equity Incentive Plan will be administered by our Board. The Compensation Committee, in its discretion, may delegate to the Chief Executive Officer all or part of its authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. References below to the Compensation Committee include a reference to our Board of Directors or another committee appointed by our Board of Directors for those periods in which our Board of Directors or such other committee is acting.

Eligible Participants
All of our employees and the employees of our affiliates, including the Operating Partnership, and members of our Board of Directors, are eligible to receive awards under the Equity Incentive Plan. In addition, any other individual who provides significant services to us or an affiliate (including to our Operating Partnership) may receive awards under the Equity Incentive Plan, and the Compensation Committee may grant awards to an individual as an inducement to such individual becoming a service provider prior to the date that the individual performs services for us or our affiliates, provided that such awards may not become vested or exercisable prior to the date the individual performs services for us or an affiliate.

As of April 21, 2025, we had 117 employees, 10 non-employee directors and one consultant who are eligible to receive awards under the Equity Incentive Plan.

All future benefits that will be received under the Equity Incentive Plan by particular individuals or groups are not determinable at this time. The table below states the benefits for certain individuals determinable at this time.

Armada Hoffler Properties, Inc.	22	Proxy Statement 2025

Proposal 2

New Plan Benefits
Amended and Restated 2013 Equity Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Units

Shawn J. Tibbetts Chief Executive Officer and President	—	—
Louis S. Haddad(2) Former Chief Executive Officer	—	—
Matthew T. Barnes-Smith Chief Financial Officer, Treasurer and Corporate Secretary	—	—
Eric E. Apperson President of Construction	—	—
Executive Group (4 people )(3)	—	—
Non-Executive Director Group (10 members)(4)	440,000	65,089
Non-Executive Officer Employee Group	—	—
(1)Dollar value reflects the number of shares or LTIP units multiplied by $6.76 per share, which was the closing price of our common stock on the NYSE on April 21, 2025.
(2)Mr. Haddad resigned as Chief Executive Officer, effective December 31, 2024.
(3)Includes Mr. Haddad, who resigned as Chief Executive Officer, effective December 31, 2024.
(4)Represents the annual award of restricted shares or Time-Based LTIP units to be made to the non-executive directors following the Annual Meeting.

As of April 21, 2025, Shawn J. Tibbetts, our Chief Executive Officer and President, had been granted awards representing an aggregate of 92,469 shares and 438,761 LTIP units under the Equity Incentive Plan; Matthew T. Barnes-Smith, our Chief Financial Officer, Treasurer and Corporate Secretary, had been granted awards representing an aggregate of 27,322 shares and 176,141 LTIP units under the Equity Incentive Plan;and Eric E. Apperson, our President of Construction, had been granted awards representing an aggregate of 139,632 shares and 30,864 LTIP units under the Equity Incentive Plan. As of April 21, 2025, all current executive officers as a group had been granted an aggregate of 259,423 shares, and 645,766 LTIP units under the Equity Incentive Plan. As of April 21, 2025, all current non-executive officer employees as a group had been granted an aggregate of 716,644 shares, 18,561 LTIP units and 257,500 performance units under the Equity Incentive Plan. As of April 21, 2025, all current directors who are not executive officers, as a group had been granted awards representing an aggregate of 924,802 shares and 71,615 LTIP units under the Equity Incentive Plan. No associates of such directors, executive officers or nominees have been granted options under the Equity Incentive Plan. As of April 21, 2025, all employees and directors as a group had been granted awards representing an aggregate of 2,644,200 shares, 750,094 LTIP units and 370,000 performance units under the Equity Incentive Plan. As of April 21, 2025, a consultant has been granted 9,507 LTIP units under the Equity Incentive Plan. As of April 21, 2025, no advisors have been granted any awards under the Equity Incentive Plan. No other person has received or is expected to receive five percent or more of the awards under the Equity Incentive Plan. The closing price of the Company’s common stock on the NYSE on April 21, 2025 was $6.76.

Share Authorization
Currently, the maximum aggregate number of shares that may be issued under the Equity Incentive Plan is 3,400,000 shares and 193,506 shares remain available for future issuance as of the date of this Proxy Statement. If stockholders approve Amendment No.2 to the Equity Incentive Plan, the maximum aggregate number of shares that may be issued under the Equity Incentive Plan will be increased by 3,500,000 shares to a total of 6,900,000.

Non-Employee Director Limit
The combined maximum number of shares and LTIP units subject to awards granted during any calendar year to any non-employee director, taken together with any cash fees paid during the calendar year in respect of the non-employee director’s service as a member of the Board of Directors (including service as lead independent director or as a member or chair of any regular committees of the Board

Armada Hoffler Properties, Inc.	23	Proxy Statement 2025

Proposal 2
of Directors), may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The Compensation Committee may make exceptions to this limit for a non-executive chair of the Board of Directors or, in extraordinary circumstances, for other individual directors, as it may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Share Usage
Shares of our common stock that are subject to awards are counted against the Equity Incentive Plan share limit as one share for every one share issued pursuant to the award. LTIP units issued under the Equity Incentive Plan will reduce the maximum aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan on a one-for-one basis, meaning each such LTIP unit will be treated as an award of common stock (regardless of whether the vesting of such LTIP unit is based on the passage of time or the achievement of certain performance targets). If any shares of our common stock are subject to awards are not purchased or forfeited or expire or otherwise terminate, the number of shares of our common stock counted against the aggregate number of shares of our common stock available under the Equity Incentive Plan with respect to such award will, to the extent of any such forfeiture, termination or expiration, again be available for future awards or grants under the Equity Incentive Plan in the same amount as such shares of our common stock were counted against the individual grant limit. The number of shares available for issuance under the Equity Incentive Plan will not be increased by (i) any shares of our common stock tendered or withheld or awards surrendered in connection with the purchase of shares of our common stock upon exercise of an option, (ii) any shares of our common stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations or (iii) any shares of our common stock purchased by the Company with proceeds from option exercises. Additionally, if stock appreciation rights are settled in shares, the aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan will be reduced by the gross number of shares subject to the stock appreciation right (or the portion thereof that is exercised), not the net number of shares issued. If, in connection with an acquisition of another entity, the Compensation Committee grants awards in substitution for awards held by individuals at the acquired entity, shares issuable pursuant to such substitute awards will not count against the maximum number of shares of our common stock that may be issued under the Equity Incentive Plan.

Stock Options
The Equity Incentive Plan authorizes the Compensation Committee to grant incentive stock options (“ISOs”) and options that do not qualify as incentive stock options or nonqualified stock options (“NQSOs”). The exercise price of each option will be determined by the Compensation Committee, provided that the exercise price cannot be less than 100% of the fair market value of shares of our common stock on the date of grant. If we were to grant ISOs to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of shares of our common stock on the date of grant. The term of an option cannot exceed ten years from the date of grant. If we were to grant ISOs to any 10% stockholder, the term of an ISO cannot exceed five years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time that each option may be exercised. Subject to rules established by the Compensation Committee and unless otherwise provided in an award agreement, payment of the exercise price for an option may be made (i) in cash or cash equivalents, (ii) by the surrender of shares of our common stock (or attestation of ownership of such shares) with an aggregate fair market value, on the date on which the option is exercised, of the exercise price, (iii) by payment through a broker in accordance with procedures set forth by us or (iv) any other form approved by the Compensation Committee, including net exercise. Currently, the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to ISOs is 3,400,000 shares. If stockholders approve Amendment No.2 to the Equity Incentive Plan, the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to ISOs will be increased by 3,500,000 shares to a total of 6,900,000.

Stock Appreciation Rights
The Equity Incentive Plan authorizes the Compensation Committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, common stock or a combination of the two. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of shares of the common stock on the date of exercise over the per share price of the stock appreciation right as determined by the Compensation Committee on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the Compensation Committee; provided, however that a stock appreciation right issued in tandem with an incentive stock option may be exercised only to the extent that the related option is exercisable and only when the fair market value of shares of our common stock on the date of exercise exceeds the option price of the related option. The term of a stock appreciation right cannot exceed ten years from the date of grant, and the term of a stock appreciation issued in tandem with an option to any 10% stockholder cannot exceed five years.

Armada Hoffler Properties, Inc.	24	Proxy Statement 2025

Proposal 2
Stock Awards
The Equity Incentive Plan also provides for the grant of stock awards, including restricted stock. A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Compensation Committee may determine. A participant who receives restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends on the shares, provided that, to the extent the dividends are provided with respect to an award that vests or is earned based upon achievement of performance goals, any dividends will not be paid currently, but instead will be paid only to the extent the award vests. During the period, if any, when stock awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her award shares.

Performance Awards
The Equity Incentive Plan also authorizes the Compensation Committee to grant performance unit awards. Performance unit awards represent the participant’s right to receive an award stated with reference to a specified number of shares of our common stock or other securities or property that entitles the holder to receive a payment for each specified unit equal to the value of the performance unit on the date of payment. The Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit awards. If the performance goals are met, performance unit awards will be paid in cash, shares of our common stock, other securities or property or a combination thereof. No fractional shares may be paid when a performance unit award is made, and the recipient will receive a cash payment in lieu thereof.

Dividend Equivalents
The Compensation Committee may grant dividend equivalents in connection with the grant of any performance units or other equity-based awards (as defined in the Equity Incentive Plan). Dividend equivalents may be paid in cash or may be deemed reinvested in additional shares of stock and may be payable in cash, common stock or a combination of the two. To the extent the dividend equivalents are provided with respect to an award that vests or is earned based upon achievement of performance goals, any dividend equivalents will not be paid currently, but instead will be paid only to the extent the award vests. The Compensation Committee will determine the terms of any dividend equivalents.

Incentive Awards
The Compensation Committee may grant incentive awards, which entitles the recipient to receive a cash payment from the Company or an affiliate relating to the achievement of performance objectives as prescribed by the Compensation Committee. The amount will be determined by the Compensation Committee and paid in a single lump sum payment in cash, shares of common stock or combination of both.

Other Equity-Based Award
The Compensation Committee may grant other types of equity-based awards under the Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by the Compensation Committee. The terms and conditions that apply to other equity-based awards are determined by the Compensation Committee.

LTIP units are a special class of limited partnership interest in the Operating Partnership. We will not receive a tax deduction with respect to the grant, vesting or conversion of any LTIP unit. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Each LTIP unit, whether vested or not, will receive the same quarterly per unit profit distribution as the other outstanding limited partnership interests in the Operating Partnership, which profit distribution will generally equal the per share distribution on a share of our common stock. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our Operating Partnership were liquidated immediately after the LTIP unit is awarded. However, the limited partnership agreement of our Operating Property requires that “book gain” or economic appreciation in the assets realized by our Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of the assets, as permitted by applicable regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our Operating Partnership. The applicable Treasury Regulations provide that assets of our Operating Partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our Operating Partnership or a later issuance of additional LTIP units.

Tax Withholding
We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, or local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Equity Incentive Plan. We may allow participants

Armada Hoffler Properties, Inc.	25	Proxy Statement 2025

Proposal 2
to satisfy up to the maximum withholding requirements (or such lesser amount as is necessary to avoid adverse accounting treatment), in whole or in part, by having us withhold, or by tendering to us, fully vested shares of common stock having a fair market value equal to the minimum withholding obligation.

Return Of Awards; Repayment
Any awards granted pursuant to the Equity Incentive Plan will be subject to repayment to us to the extent provided under the terms of any “clawback” or repayment policy that we adopt and that is in effect on the date that the payment was made, on the date the award was granted or, as applicable, the date the option or stock appreciation right was exercised or the date the stock award, performance award or other equity-based award is vested or earned.

Adjustments For Changes In Common Stock
The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Equity Incentive Plan in connection with nonreciprocal transactions such as a share dividend, extra-ordinary cash dividend, share split-up, subdivision, consolidation of shares or similar events, or in connection with mergers, reorganizations and similar events that affect the number, value or kind of shares subject to outstanding awards.

Prohibition On Repricing Options And Stock Appreciation Rights
Other than pursuant to anti-dilution adjustments described above, the exercise price of outstanding stock options and stock appreciation rights may not be reduced by amendment, cancellation and new grant or otherwise without the approval of stockholders. Additionally, no payment shall be made in cancellation of an outstanding stock option or stock appreciation right if, on the date of cancellation, the exercise price per share exceeds the fair market value of a share of common stock.

Change In Control
If we experience a change in control in which outstanding awards will not be assumed or continued by the surviving entity, the Compensation Committee may cause outstanding options and stock appreciation rights to become fully exercisable, outstanding stock awards to become transferrable and nonforfeitable, and outstanding performance units, incentive awards and other equity-based awards to become earned and nonforfeitable in their entirety. The Compensation Committee may, in its discretion, either (1) provide that outstanding awards will be assumed or substituted by the surviving entity or (2) cancel outstanding awards in exchange for payment in cash, common stock or other securities or consideration received by stockholders in the change of control transaction. The amount of the payment will be (a) the amount by which the price per share received by stockholders in the change of control transaction exceeds the option price or initial value in the case of an option and stock appreciation right, or (b) the price per share received by stockholders for each share of common stock subject to a stock award, performance unit or other equity-based award, (c) the value of the other securities or property in which the performance unit or other equity-based award is denominated or (d) the amount payable under an incentive award on account of meeting all of the performance objectives.

In summary, a change in control under the Equity Incentive Plan occurs if:
•a person, entity or affiliated group (with certain exceptions) acquires, directly or indirectly, in a transaction or series of transactions, 50% or more of the total combined voting power or our common stock;
•during any period of two consecutive years, individuals who at the beginning of such period constitute our Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a change in control transaction or a director whose initial assumption of office is in connection with an actual or threatened election contest) whose election by the board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our Board of Directors;
•the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation unless the voting securities of the Company continue to represent more than 50% of the combined voting power and common stock of the Company or such surviving entity immediately after such merger or consolidation; or
•we sell or dispose of all or substantially all of our assets.

Transferability Of Awards
Except as otherwise permitted in an award agreement or by the Compensation Committee, awards under the Equity Incentive Plan are not transferable other than by a participant’s will or the laws of descent and distribution.

Armada Hoffler Properties, Inc.	26	Proxy Statement 2025

Proposal 2
Term And Amendment
Our Board of Directors may amend or terminate the Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of participants with respect to outstanding awards without the participants’ consent. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that materially increases the benefits accruing to participants or materially increases the aggregate number of shares of common stock that may be issued, or materially modifies the requirements as to eligibility for participation. Unless terminated sooner by our Board of Directors, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the approval of Amendment No.2 to the Equity Incentive Plan by our stockholders.

Certain U.S. Federal Income Tax Consequences
The following is a brief description of the principal federal income tax consequences relating to options awarded under the Equity Incentive Plan. This summary is based on the understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the Equity Incentive Plan.

Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with the Company. However, such exercise may give rise to alternative minimum tax liability (see “ Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition. If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax. Alternative minimum tax (“AMT”) is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

Armada Hoffler Properties, Inc.	27	Proxy Statement 2025

Proposal 2
For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to the Company. There are no federal income tax consequences to the Company by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will generally be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy applicable tax reporting obligations. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will generally be entitled to a corresponding deduction in the year in which the disposition occurs, provided that we satisfy applicable tax reporting obligations.

We will be required to report to the Internal Revenue Service (the “IRS”) any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights. With respect to Stock Appreciation Rights, the fair market value of the shares issued or the amount of cash paid by the Company upon exercise of such rights will be taxable as ordinary income to the holder of the rights and will generally be deductible by the Company. Gain or loss on the subsequent sale of any such shares will be eligible for capital gain or loss treatment by the recipient and will have no federal income tax consequences to the Company.

Parachute Limitation. Unless a recipient is party to another agreement that addressed Sections 280G and 4999 of the Internal Revenue Code or 1986, as amended ("the Code"), to the extent any payment or benefit would be subject to an excise tax imposed under Section 4999 of the Code, such amounts may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the payment and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the payments and benefits without reduction but with the executive paying the excise tax liability.

Section 162(m). Section 162(m) of the Code generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1.0 million paid to certain of its executive officers. Accordingly, our ability to deduct compensation attributable awards granted under the Equity Incentive Plan may be limited.

Section 409A. We intend to administer the Equity Incentive Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code; however, we do not warrant that any award under the Equity Incentive Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law.

Equity Compensation Plan Information

The following table gives information about shares of our common stock that may be issued under the Equity Incentive Plan as of December 31, 2024.

Armada Hoffler Properties, Inc.	28	Proxy Statement 2025

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)

Equity compensation plans approved by stockholders(1)	165,497	(2)	—	(3)	975,518
Equity compensation plans not approved by stockholders	—		—		—
Total	165,497		—		975,518
(1) The initial Equity Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. On June 14, 2017, the Company’s stockholders approved an amendment to the Equity Incentive Plan to, among other things, increase the numbers of shares of our common stock reserved for issuance by 1,000,000 shares. On June 14, 2023, the Company’s stockholders approved an amendment to the Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 1,700,000 shares.
(2) Represents 165,497 shares of common stock that may be issued upon vesting of outstanding RSUs, assuming maximum vesting is achieved.
(3) Does not account for the shares of common stock subject to outstanding RSUs because there is no exercise price for such shares.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve Amendment No.2 to the Equity Incentive Plan. For purposes of the vote on the approval of Amendment No. 2 to the Equity Incentive Plan, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AMENDMENT NO. 2 TO THE EQUITY INCENTIVE PLAN.

Armada Hoffler Properties, Inc.	29	Proxy Statement 2025

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of the Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

Relationship with Independent Registered Public Accounting Firm
Our consolidated financial statements for the years ended December 31, 2024 and 2023 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for these years.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the Company for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024 ($)	Year Ended December 31, 2023 ($)

Audit Fees(1)	1,109,868	1,091,067
Tax Fees(2)	474,550	324,428
All Other Fees(3)	—	32,200
Total	1,584,418	1,447,695
(1) Audit fees for 2024 and 2023 include fees for the annual audit of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, reviews of the condensed consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q, and the issuance of comfort letters and consents in connection with the Company’s registration statements and prospectus supplements filed with the SEC.
(2) Tax fees include fees for tax compliance services and tax planning.
(3) All other fees include fees for online resources and other consulting services provided by Ernst & Young LLP.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit

Armada Hoffler Properties, Inc.	30	Proxy Statement 2025

Proposal 2
service to the Company. Pursuant to the Audit Committee Pre-Approval Policy, which the Audit Committee reviews and reassesses periodically, a list of specific services within certain categories of services, including audit, audit-related and tax services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, the Audit Committee may delegate authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee approved 100% of the audit-related fees, tax fees, and other fees for the year ended December 31, 2024.

Armada Hoffler Properties, Inc.	31	Proxy Statement 2025

Corporate Governance and Board Matters

Corporate Governance Profile
Armada Hoffler has structured our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

our Board is prohibited from electing to classify without first obtaining stockholder approval	each of our directors is subject to re-election annually	we have a majority voting standard for uncontested director elections	our directors cannot stand for re-election after they reach the age of 80

four of our directors qualify as an “audit committee financial expert” as defined by the SEC	all of our Board committees are comprised solely of independent directors	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law	we have adopted a “proxy access” bylaw provision to enable eligible long-term stockholders to nominate and include their own director nominees in our proxy materials

we have adopted an Incentive Compensation Clawback Policy and an Anti-Hedging Policy	we do not have a stockholder rights plan (poison pill)	we have adopted stock ownership and retention guidelines for all executive officers and non-employee directors	our stockholders have the ability to amend our bylaws, subject to certain limitations

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Sustainability Committee
The Company has established a Sustainability Committee, a cross-functional management committee formed to support the Company's ongoing commitment to environmental, workplace health and safety, corporate and social responsibility, corporate governance, and other sustainability matters. Members of the Sustainability Committee are appointed by our Chief Executive Officer and are required to report quarterly to the Chief Executive Officer and annually to the Nominating and Corporate Governance Committee of the Board.

Armada Hoffler Properties, Inc.	32	Proxy Statement 2025

Corporate Governance and Board Matters
Proxy Access
Our bylaws include a "proxy access” provision, which enables eligible long-term stockholders to nominate and include their own director nominees in the Company’s proxy materials, along with the candidates nominated by our Board. Under this provision, a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, is able to nominate and include in the Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws.
Majority Voting Standard for Uncontested Director Elections
Our bylaws provide for majority voting in uncontested elections of directors. Under this majority voting standard, the affirmative vote of a majority of the votes cast for or against a nominee is required for the election of a director in an uncontested election, which means that the number of votes cast for a director must exceed the number of votes cast against such director. In any contested election, in which the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

In addition, our Corporate Governance Guidelines require incumbent director nominees who fail to receive a majority of the votes cast in an uncontested election of directors to submit an offer to resign from our Board of Directors. The Nominating and Corporate Governance Committee of our Board must consider any such offer to resign and make a recommendation to our Board on whether to accept or reject the resignation. Taking into account the recommendation of the Nominating and Corporate Governance Committee, our Board will determine whether to accept or reject any such resignation within 90 days after the certification of the election results, and we will report such decision in a press release, filing with the SEC or by other public announcement. If an incumbent director’s resignation is accepted by our Board, then our Board may fill the resulting vacancy or decrease the size of our Board in accordance with our bylaws. If a director’s resignation is not accepted by our Board, such director will continue to serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation, retirement, or removal. For the purposes of applying this majority voting standard, an election is considered “uncontested” if no stockholder provides notice of its intention to nominate one or more candidates to compete with our Board's nominees in the manner required by our bylaws, or if any such stockholder has withdrawn all such nominations on or before the close of business ten days prior to the filing of our definitive proxy statement with the SEC.
Stockholder Amendments to Bylaws
The bylaws provide stockholders satisfying the ownership and eligibility requirements of Rule 14a-8 under the Exchange Act the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of the bylaws and to adopt new bylaws, except that stockholders do not have the power to alter or repeal Article XIV (related to amendments to the bylaws) or Article XII (related to indemnification and advancement of expenses) of the bylaws or adopt any provision of the bylaws inconsistent with Article XIV or Article XII without the approval of the Board.
Stock Ownership Guidelines
Our Stock Ownership Guidelines (the “Guidelines”) apply to all of our executive officers and the non-employee directors. Our Board believes that our executive officers and non-employee directors should acquire and maintain a material equity position in the Company to promote (i) the further alignment of the interests of such individuals and the Company’s stockholders, (ii) the creation of value for the Company’s stockholders and (iii) the accountability of such individuals for the performance of the Company. The table below sets forth the applicable minimum ownership requirements for our executive officers and non-employee directors and their ownership of Qualifying Securities (as defined below) as of April 1, 2025. Compliance must be achieved within five years from the date on which the individual becomes subject to the Guidelines. Other than Messrs. Tibbetts, Barnes-Smith, Gartman, and Wimbush and Ms. Boykin, each of our directors and officers are currently required to be in compliance with the Guidelines to the extent there has been no increase in their ownership requirements as a result of an amendment to the Guidelines, a promotion or an increase to their base salary (or, in the case of non-employee directors, an increase in the annual retainer, or annual equity award payable to such non-employee director). Such an increase would cause a participant to become subject to a greater ownership requirement. In the event greater ownership is required as a result of the foregoing circumstances, a participant must meet such increased ownership requirement within three years from the occurrence of such event.

Armada Hoffler Properties, Inc.	33	Proxy Statement 2025

Corporate Governance and Board Matters

Position	Minimum Ownership Requirement	Minimum Required Ownership of Qualifying Securities (as of April 1, 2025) ($)	Value of Qualifying Securities owned as of April 1, 2025(1) ($)

Chief Executive Officer and President	5x annual base salary
Shawn J. Tibbetts		3,400,000	3,431,449
Chief Financial Officer	3x annual base salary
Matthew T. Barnes-Smith(2)		1,275,000	1,245,523
President of Construction	3x annual base salary
Eric E. Apperson		1,312,500	3,534,179
Non-Employee Directors	3x the value of any annual equity award and annual cash retainer (excluding any additional retainer for committee chairs or Lead Independent Director)
George F. Allen		330,000	402,059
Jennifer R. Boykin(3)		330,000	17,381
James A. Carroll		330,000	507,694
James C. Cherry		330,000	633,933
Dennis H. Gartman		330,000	354,991
Eva S. Hardy(4)		330,000	300,997
F. Blair Wimbush(5)		330,000	267,177
(1) Represents the number of Qualifying Securities owned as of April 1, 2025 multiplied by $10.23. The value of each individual’s Qualifying Securities as of April 1 each year is determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 trading days immediately preceding April 1.
(3) Mr. Barnes-Smith became subject to the Guidelines upon being promoted to the role of Chief Financial Officer on March 18, 2022 and, therefore, must be in compliance by March 18, 2027.
(3) Ms. Boykin became subject to the Guidelines upon joining the Board of Directors on March 1, 2025 and, therefore, must be in compliance by March 1, 2030.
(4) Ms. Hardy is not considered to be non-compliant as of April 1, 2025 due to increases in non-employee director compensation on January 1, 2023. Ms. Hardy is not standing for reelection at the annual meeting.
(5) Mr. Wimbush became subject to the Guidelines upon joining the Board of Directors on March 22, 2024 and, therefore, must be in compliance by March 22, 2029.

In addition, Messrs. Haddad, Hoffler and Kirk owned 2,417,628, 5,680,701 and 1,580,362 Qualifying Securities, respectively, as of April 1, 2025. Messrs. Haddad and Hoffler’s Qualifying Securities include 272,932 and 126,290 OP units (as defined below), respectively, held by trusts, for which Messrs. Haddad and Hoffler serve as a trustee and for which Messrs. Haddad and Hoffler disclaim beneficial ownership.

Our named executive officers and directors (including their trusts) collectively owned 10.2% of our company as of April 1, 2025, which includes ownership of shares of common stock and units of limited partnership interest ("OP units"), Time-Based LTIP units and Performance LTIP Units in the Operating Partnership.

For purposes of the Guidelines, our executive officers and non-employee directors may satisfy the Guidelines with the following securities (“Qualifying Securities”), whether owned directly or indirectly by our executive officers and non-employee directors:

•shares of the Company’s common stock;
•OP units;
•time-vesting restricted shares of common stock, Time-Based LTIP units in the Operating Partnership, or similar time-vesting equity awards granted under the Company’s equity incentive plans, whether or not currently vested; and
•performance-vesting restricted shares of common stock, restricted stock units, or Performance LTIP units in the Operating Partnership (or similar performance-vesting equity awards granted under the Company’s equity incentive plans) for which the relevant performance targets have been determined to have been met.

Neither stock options nor performance-vesting (i) restricted shares of common stock (ii) Performance LTIP units or (iii) share units or other performance-vesting equity awards granted under the Company’s equity incentive plans for which the relevant performance targets have not been met will be deemed Qualifying Securities for purposes of the Guidelines.

Armada Hoffler Properties, Inc.	34	Proxy Statement 2025

Corporate Governance and Board Matters
Compliance with the Guidelines is measured on April 1 of each year. Each participant must meet the applicable ownership requirement within five years of the later of (i) the adoption of the Guidelines by the Board and (ii) the date the participant became subject to the Guidelines. If a participant becomes subject to a greater ownership requirement due to an amendment to the Guidelines, a promotion or an increase in base salary (or, in the case of non-employee directors, an increase in the annual cash retainer or annual equity award), and the participant does not satisfy such requirement at that time, the participant must meet such increased ownership requirement within three years of the date of such amendment to the Guidelines, promotion or increase in base salary, annual retainer, or annual equity award. The value of each individual’s Qualifying Securities as of April 1 of each year will be determined based on the higher of (i) the closing price of our common stock on the last trading day of the immediately preceding fiscal year and (ii) the volume-weighted average price of our common stock for the 30 days immediately preceding April 1 of the applicable year. To promote compliance with the Guidelines, participants must retain 100% of the net shares received from any awards granted under our equity incentive plans for a period of one year after the vesting of such awards and, if a participant is not in compliance with the applicable minimum ownership requirement after such time period, must retain 100% of the shares or units until the applicable ownership requirement is met.
Insider Trading Policy
Our Board has adopted an Insider Trading Policy, which applies to all of our directors, officers, and employees. The policy prohibits our directors, officers, employees, and any entities they control from engaging in transactions in the Company’s securities, including common stock and preferred stock, if those persons are in possession of material non-public information. It includes a number of exemptions, such as when the transaction is effected pursuant to a plan or arrangement that is compliant with Rule 10b5-1 under the Exchange Act. The policy also sets out particular blackout periods during which no trading may typically occur. Scheduled blackout periods occur around the dates quarterly and annual reports are being prepared, until the third trading day after the announcement of our earnings for the quarter, and additional event-specific blackout periods can be imposed. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards applicable to us.
Hedging, Pledging and Short-Term Speculative Transactions
We prohibit the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities by any of our directors or employees (or any designee of any of them). We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the stockholder owns the underlying Company security without all the risks of ownership.
Clawback Policy
We have adopted a Compensation Recoupment Policy (the “Clawback Policy”)in compliance with Section 303A.14 of the NYSE Listed Company Manual and Section 10D of the Exchange Act. Under the Clawback Policy, the Company must recover from any “Executive Officer,” as such term is defined in Rule 10D-1 under the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, of the Company the amount of any erroneously awarded incentive-based compensation. The Clawback Policy became effective as of October 2, 2023, the effective date of Section 303A.14 of the NYSE Listed Company Manual. During the year ended December 31, 2024, the Company was not required to recoup any compensation under the Clawback Policy.

Information Security
Our Board recognizes the risks inherent in today's cybersecurity environment. We are committed to proactively researching, implementing, and updating technology security hardware, software, and strategies as the threat landscape around us evolves, ensuring we offer the best protection for our resources and information from unauthorized access. Our governance strategy for information security has been organized as follows:

•Our Board, including through delegation to our Audit Committee, exercises oversight over cybersecurity risks and controls.
•Our Audit Committee and our Board regularly receive updates (including, in the case of our Audit Committee, quarterly updates)from the Chief Financial Officer and other members of management regarding the status of cybersecurity initiatives and the effectiveness of our internal control system related to information security. In connection with such updates, our Board and Audit Committee discuss our approach to cybersecurity risk management with management. Additionally, the Audit Committee periodically receives presentations from third-party cybersecurity experts to remain informed of developments in cyber risk and mitigation. Our Board and Audit Committee also receive prompt and timely information regarding any cybersecurity incident that meets established reporting thresholds, as well as ongoing updates regarding such incident until it has been addressed.
•We manage cybersecurity threats by employing a comprehensive process that is integral to our overall risk management framework. Our risk management approach is designed to be aligned with the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") 2017 Enterprise Risk Management (“ERM”) framework. This system includes a risk assessment process specifically designed to identify information technology (“IT”) and cybersecurity risks that could be material to our organization.

Armada Hoffler Properties, Inc.	35	Proxy Statement 2025

Corporate Governance and Board Matters
•Our overall risk management system provides a structured and consistent approach to risk identification, assessment, and response, including those related to cybersecurity. The integration of cyber risks into our ERM framework underscores our commitment to upholding a robust governance structure that emphasizes the protection of our information systems. We also have in the past year engaged a third-party consultant to conduct a detailed risk assessment workshop utilizing the Center for Internet Security ("CIS") framework v8.
•The management team ensures the implementation of robust monitoring protocols for preventing, detecting, mitigating, and remediating cybersecurity threats. We use a ‘defense in layers’ approach which constitutes a cybersecurity strategy that involves the use of multiple types of securities measures, each designed to protect against a different vector of attack. Management is supported by third-party monitoring, next-generation hardware, and automated logging analysis. We utilize third parties for penetration testing and log evaluation, which provides 24/7 network monitoring to assist in rapid identification and mitigation of any suspicious network access.
•We maintain an Incident Response Plan, based on guidance within the National Institute of Standards and Technology's Computer Security Incident Handling Guide, which provides an escalation policy for identified security incidents. Our escalation policy details specific escalation processes by which senior leadership are informed about and monitor the prevention, detection, mitigation, and remediation of cybersecurity incidents.
•Our internal audit department performs periodic assessments of the design and operating effectiveness of our cybersecurity controls.
•We conduct company-wide IT security training, supported by weekly executed simulated email phishing attacks for employee training and recognition of attacks.
•We maintain strategic partnerships with third-party assessors, consultants, and auditors to enhance our defense mechanisms. This includes the use of third parties for penetration testing, log evaluation, and network monitoring to assist in rapid identification and mitigation of any suspicious network access to ensure the effective detection and mitigation of cybersecurity threats. The results of such tests and assessments are reported to our Audit Committee and our Board, and we adjust our cybersecurity policies, standards, processes, and practices as necessary based on the information provided by the tests and assessments.
•Our vendor risk assessment program is designed to identify, evaluate, and manage risks associated with third-party service providers. As a part of this program, we regularly review third-party attestation reports, such as SOC 1 and SOC 2, for key service providers to validate the effectiveness of their cybersecurity policies and controls. This ensures alignment with our standards for cybersecurity. Additionally, we require all vendors with whom we have a direct contract or agreement, with limited exceptions, to comply with the Vendor Code of Business Conduct. Vendors are required to maintain the confidentiality of information entrusted to them by us. Additionally, the Vendor Code of Business Conduct provides instructions for vendors to report violations confidentially.
•We maintain cybersecurity risk insurance covering risks including ransomware, forensic analysis and recovery, and brand protection.

Succession Planning
Succession planning is a critical component of our corporate governance strategy. As part of our commitment to ensuring continuity and sustained leadership excellence, our Board of Directors regularly assess potential successors, mentoring programs, and leadership development initiatives. The Company’s succession plan outlines a structured approach to identifying and cultivating talent within our organization and preparing them for key leadership roles. Our focus is on developing a pipeline of skilled individuals who can seamlessly step into leadership positions as needed. By fostering a culture of continuous learning and talent development, we aim to mitigate any potential disruptions and ensure the smooth transition of leadership roles. This commitment to succession planning underscores our dedication to long-term stability, resilience, and the sustained success of our company.

Consistent with the Company’s overarching succession plan, which was previously disclosed, the following management changes have occurred:

•On February 15, 2024, our Board announced that Shawn Tibbetts, the Company’s Chief Operating Officer, was named President. Mr. Tibbetts has served as the Chief Operating Officer since joining the Company in 2019.

•In connection with the Company’s 2024 Annual Meeting, the Company’s founder, Daniel Hoffler, retired from his role as Executive Chairman but remains on the Board as a non-independent director. In connection with Mr. Hoffler's retirement from his role as Executive Chairman, the Board appointed (i) Louis S. Haddad, the then-Chief Executive Officer of the Company, as Executive Chairman and (ii) Mr. Hoffler as Chairman Emeritus of our Board (“Chairman Emeritus”).

•On November 14, 2024, Mr. Haddad informed our Board of his decision to retire from his position as Chief Executive Officer, effective December 31, 2024. Mr. Haddad remains a director and the Executive Chairman of our Board. Pursuant to the previously announced succession plan, our Board appointed Mr. Tibbetts to the position of Chief Executive Officer, effective January 1, 2025. Our Board also appointed Mr. Tibbetts to the Board in connection with his promotion to Chief Executive Officer.

Armada Hoffler Properties, Inc.	36	Proxy Statement 2025

Corporate Governance and Board Matters
We believe that our succession planning framework positions the Company for long-term success and sustainability. The Board of Directors remains dedicated to ensuring a seamless transition of leadership when necessary.

Board Refreshment Policy
In the interest of allowing for new perspectives and diversity on the Board, in February 2024, the Board amended the Company’s Corporate Governance Guidelines to include a Board refreshment policy, pursuant to which directors may not stand for re-election to the Board at the next annual meeting of stockholders after reaching the age of 80. Subsequent to the 2024 Annual Meeting, Ms. Eva S. Hardy reached the age of 80, and, therefore, pursuant to the Board refreshment policy, Ms. Hardy is not standing for re-election to the Board at the Annual Meeting.

Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight.

In particular, the Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. This committee also monitors the effectiveness of our sustainability initiatives.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Committees
Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our company.

Armada Hoffler Properties, Inc.	37	Proxy Statement 2025

Corporate Governance and Board Matters
The table below provides membership information for each of the Board's standing committees as of the date of this Proxy Statement:

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
George F. Allen			■		■	(Chair)
Jennifer R. Boykin(1)
James A. Carroll*	■	(Chair)
James C. Cherry*	■		■	(Chair)	■
Dennis H. Gartman*	■
Louis S. Haddad
Eva S. Hardy(2)			■		■
Daniel A. Hoffler
A. Russell Kirk(2)
Shawn J. Tibbetts
F. Blair Wimbush*	■				■

* Audit committee financial expert.
(1) Ms. Boykin was appointed to the Board on March 1, 2025. The Board has not yet appointed Ms. Boykin as a member of any of the Board's standing committees.
(2) Ms. Hardy and Mr. Kirk are not standing for re-election at the Annual Meeting.

Audit Committee
The Audit Committee is comprised of Messrs. Carroll, Cherry, Gartman and Wimbush with Mr. Carroll serving as chairperson. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. The Board determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards, and the Board has determined that each of the directors serving on the Audit Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal, and regulatory requirements;
•our information security program;
•the evaluation of the qualifications, independence, and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our enterprise risk profile.

Additionally, the Audit Committee is responsible for overseeing management's cybersecurity program. The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement.

During the fiscal year ended December 31, 2024, the Audit Committee met seven times.

Armada Hoffler Properties, Inc.	38	Proxy Statement 2025

Corporate Governance and Board Matters
Compensation Committee
The Compensation Committee is comprised of Messrs. Allen and Cherry and Ms. Hardy, with Mr. Cherry serving as chairperson. The Board has determined that each of the directors serving on the Compensation Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Compensation Committee charter, which details the principal authority and functions of the Compensation Committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives, and determining and approving the remuneration of our chief executive officer based on such evaluation;
•reviewing and approving the compensation of all of our other officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•implementing and administering our incentive compensation clawback policy;
•assisting management in complying with our Proxy Statement and Annual Report disclosure requirements;
•to the extent required by applicable SEC rules, producing a report on executive compensation to be included in our annual Proxy Statement; and
•reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

For more information, see “Compensation Discussion and Analysis” contained elsewhere in this Proxy Statement.

During the fiscal year ended December 31, 2024, the Compensation Committee met three times.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Ms. Hardy and Messrs. Allen, Cherry, and Wimbush, with Mr. Allen serving as chairperson. The Board has determined that each of the directors serving on the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable rules of the SEC and the NYSE listing standards. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;
•recommending to the Board of Directors appropriate policies and initiatives developed by our Sustainability Committee;
•reviewing and making recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;
•recommending to the Board of Directors nominees for each committee of the Board of Directors;
•annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations, and the NYSE corporate governance listing standards; and
•overseeing the Board of Directors’ evaluation of management.

In identifying and recommending nominees for directors, the Nominating and Corporate Governance Committee may consider, among other factors, diversity of relevant experience, expertise, and background.

During the fiscal year ended December 31, 2024, the Nominating and Corporate Governance Committee met two times.

Director Selection Process
The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to our Board of Directors of nominees for election as directors. In assessing candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, including, among others, familiarity with our industry, broad experience in business, finance or administration, diversity of both background and experience, areas of expertise,

Armada Hoffler Properties, Inc.	39	Proxy Statement 2025

Corporate Governance and Board Matters
and other factors relative to the overall composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board of Directors. The Board of Directors believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board of Directors and the needs of our business. Accordingly, the Board of Directors, through the Nominating and Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board of Directors will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board of Director’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. Additionally, in the interest of allowing for new perspectives and diversity on the Board, directors may not stand for re-election to the Board at our next annual meeting of stockholders after reaching the age of 80.

Applying the criteria described above, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for election to the Board of Directors. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board of Directors then approves the nominees for directorship for stockholders to consider and vote upon at the annual meeting of stockholders.

Stockholders wishing to recommend individuals for consideration as directors must follow the procedures described in Article II, Section 11 of the Company’s bylaws, including (among other requirements) the receipt of written notice of the nomination by our Corporate Secretary, no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting of stockholders. The stockholder’s notice must set forth as to each nominee all information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of our Board of Directors. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. See “Other Matters—Stockholder Proposals and Nominations for the 2026 Annual Meeting.” In addition, our bylaws also include a “proxy access” provision which enables eligible long-term stockholders to nominate and include their own director nominees in the Company’s proxy materials, along with the candidates nominated by our Board. See “Other Matters—Proxy Access Procedures for the 2026 Annual Meeting."
Code of Business Conduct and Ethics
Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors, and employees. Among other matters, our Code of Business Conduct and Ethics is designed to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, including vendor relationships;
•full, fair, accurate, timely, and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable laws, rules, and regulations;
•human rights and leading environmental practices;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the Code of Business Conduct and Ethics.

Political contributions on behalf of the Company are prohibited.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by the Board of Directors or a committee of the Board of Directors, and any such waiver shall be promptly disclosed to stockholders as required by law or NYSE regulations.
Availability of Corporate Governance Materials
Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and various other corporate governance policies, on our website at www.ArmadaHoffler.com under the “Investors” tab. These documents are also available in print to any stockholder who sends a written request to such effect to Investor Relations, Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 1000, Virginia Beach, Virginia 23462. Information at or connected to our website is not and should not be considered a part of this Proxy Statement. Any amendments to our corporate governance materials will be uploaded to our website without express notice to our stockholders.

Armada Hoffler Properties, Inc.	40	Proxy Statement 2025

Corporate Governance and Board Matters
Independence of Directors
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, a compensation committee, and an audit committee, each comprised solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with such company).

The Board currently has 11 directors, a majority of whom our Board of Directors affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under NYSE listing standards and under applicable rules of the SEC. The Board affirmatively has determined that each of the following directors is independent under these standards: Mses. Boykin and Hardy and Messrs. Allen, Carroll, Cherry, Gartman, and Wimbush.
Board Leadership Structure
SEPARATE CHAIRMAN AND CHIEF EXECUTIVE OFFICER POSITIONS
The Board generally expects the roles of Executive Chairman and Chief Executive Officer to be held by two different individuals and, since our initial public offering (our "IPO"), the roles of Executive Chairman and Chief Executive Officer have been held by two different individuals, Messrs. Hoffler and Haddad, respectively, except for a brief transition period in 2024, as discussed below. The separation of the roles of Executive Chairman and Chief Executive Officer allows the separate individuals to have leadership roles on the executive management team, which our Board of Directors believes is important to promote diversity of thought in the executive management team. Our Board of Directors continues to believe that using separate positions of Executive Chairman and Chief Executive Officer and the use of a Lead Independent Director, provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of an Executive Chairman, Chief Executive Officer, and Lead Independent Director. Our Board of Directors also believes having an Executive Chairman is useful as it ensures that our Board of Directors leadership retains a close working relationship with management.

In connection with the 2024 Annual Meeting, Mr. Hoffler resigned as the Executive Chairman, but remains on the Board as a non-independent director. In connection with Mr. Hoffler’s resignation, the Board appointed Mr. Haddad as the Executive Chairman. In connection with our previously announced succession plan, Mr. Haddad remained our Chief Executive Officer until December 31, 2024. For the period from which he was appointed as the Executive Chairman until he retired as our Chief Executive Officer, the positions of Executive Chairman and Chief Executive Officer were not separate. The Board believed that temporarily not having a separate Executive Chairman and Chief Executive Officer was in the best interests of the Company and its stockholders, as it allowed for an orderly transition of the responsibilities of Chief Executive Officer to Mr. Haddad’s successor, Mr. Tibbetts. In connection with Mr. Haddad’s retirement from Chief Executive Officer, the Board appointed Mr. Tibbetts as the Chief Executive Officer, effective January 1, 2025. Accordingly, the roles of Chairman and Chief Executive Officer are held by different individuals, Messrs. Haddad and Tibbetts, respectively.

LEAD INDEPENDENT DIRECTOR
Our Board of Directors believes that its governance structure ensures a strong, independent Board even though our Board of Directors does not have an independent Chairperson. To strengthen the role of our independent directors and encourage independent Board leadership, the Board of Directors also has established the position of Lead Independent Director, which is currently held by Ms. Hardy who is not standing for reelection at the Annual Meeting. In connection with Ms. Hardy’s retirement from the Board at the Annual Meeting, the independent directors intend to appoint Mr. Carroll as the Lead Independent Director. The responsibilities of the Lead Independent Director include, among others:

•serving as liaison between (i) management, including the Chief Executive Officer and President, (ii) our other independent directors, and (iii) interested third parties and our Board of Directors;
•presiding at executive sessions of the independent directors;
•serving as the focal point of communication to our Board of Directors regarding management plans and initiatives;
•ensuring that the role between Board oversight and management operations is respected;
•providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and
•serving as the communication conduit for third parties who wish to communicate with our Board of Directors.

Our Lead Independent Director is selected on an annual basis by a majority of the independent directors then serving on our
Board of Directors.

Armada Hoffler Properties, Inc.	41	Proxy Statement 2025

Corporate Governance and Board Matters
Board and Committee Meetings
During the fiscal year ended December 31, 2024, the Board of Directors met three times. Directors are expected to attend, in person or by telephone, all Board of Directors meetings and meetings of committees on which they serve. All directors attended at least 75% of the aggregate of (i) the total number of Board meetings held during the fiscal year ended December 31, 2024 and (ii) the total number of meetings of the Board’s committees on which he or she served in 2024, in each case only including meetings held while such director was a member of the Board or committee, as applicable.
Annual Meeting Attendance
Our directors are expected to attend our annual meeting of stockholders. All of our then-serving directors attended the 2024 annual meeting of stockholders.
Executive Sessions of Non-Management Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management participation at least quarterly. In addition, our Corporate Governance Guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Independent Director presides at these sessions.
Communications with the Board
Stockholders and other interested parties may communicate with the Board of Directors by sending written correspondence to the “Lead Independent Director” c/o the Corporate Secretary of Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 1000, Virginia Beach, Virginia 23462, who will then directly forward such correspondence to the Lead Independent Director. The Lead Independent Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board of Directors.
Director Compensation
2024 DIRECTOR COMPENSATION
During the fiscal year ended December 31, 2024, our non-employee directors were compensated for their service based on the following schedule:

Elements of 2024 Non-Employee Director Compensation ($)
Annual Cash Retainer	55,000
Annual Equity Award of Restricted Shares or Time-Based LTIP units	55,000
Additional Annual Cash Retainers for:
Lead Independent Director	15,000
Audit Committee Chair	12,500
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000

Each non-employee director receives the annual base cash retainer for his or her services in cash in quarterly installments in conjunction with quarterly meetings of the Board (except for Mr. Kirk whose retainer is paid in a mixture of quarterly and bi-weekly installments). Each non-employee director may elect to receive up to 100% of his or her annual cash retainers in fully vested shares of our common stock or LTIP units (as defined in “Compensation Discussion and Analysis - LTIP Units” further below). On the date of each annual meeting of stockholders, each non-employee director receives an annual equity award of, at the director's election, restricted shares or LTIP units, which, in either case, will vest on the date of the first annual meeting of stockholders after the date of grant, subject to the director’s continued service on the Board of Directors on such date. All awards of restricted stock and LTIP units granted to each non-employee director will vest in full upon a change in control (as defined in the Equity Incentive Plan). We also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board of Directors and committee meetings, attendance at annual or special meetings of our stockholders, and site visits to our properties.

Armada Hoffler Properties, Inc.	42	Proxy Statement 2025

Corporate Governance and Board Matters
For the year ended December 31, 2024, Mr. Haddad served as our Chief Executive Officer and did not receive any additional compensation for his service on the Board.

In connection with Mr. Hoffler’s appointment as Chairman Emeritus, the Compensation Committee approved an annual retainer of $25,000 for Mr. Hoffler, for his service as Chairman Emeritus, in addition to the retainer payable to our other non-employee directors. Mr. Hoffler is provided office space at Armada Hoffler's office, at no incremental cost to the Company. Mr. Kirk is also provided office space in Armada Hoffler's office at no incremental cost to the Company.

2025 DIRECTOR COMPENSATION
The Compensation Committee periodically reviews the compensation of our directors, with benchmarking and advice from the committee’s independent compensation consultant, Ferguson Partners Consulting, L.P. ("Ferguson Partners"). Except for compensation payable to the Executive Chairman and the Chairman Emeritus, the compensation elements of non-employee directors were last changed in the year ended December 31, 2021. Any proposed changes are reviewed with and approved by the full Board. After consultation with Ferguson Partners, the Compensation Committee determined that our director compensation was generally below the 25th percentile of our competitor set, and that it would be appropriate to adjust the non-employee director compensation to the following amounts, beginning with our fiscal year ended December 31, 2021, which remains the compensation to be provided to non-employee directors for the fiscal year ending December 31, 2025:

Elements of 2025 Non-Employee Director Compensation ($)
Annual Cash Retainer	55,000
Annual Equity Award of Restricted Shares or LTIP Units	55,000
Additional Annual Cash Retainers for:
Lead Independent Director	15,000
Audit Committee Chair	12,500
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000
Chairman Emeritus	25,000

The Compensation Committee has determined that Mr. Hoffler will only be entitled to receive his additional retainer of $25,000 (pro-rated for the portion of the year for which Mr. Hoffler is entitled to the annual retainer), for his service as Chairman Emeritus, until the Annual Meeting. The Compensation Committee also determined that Messrs. Hoffler and Kirk will be provided office space until February 2026 at the Armada Hoffler Tower, our headquarters building, at no incremental cost to the Company.

The compensation of non-employee directors for the year ending December 31, 2024 is otherwise the same as for the year ended December 31, 2023.
EXECUTIVE CHAIRMAN COMPENSATION
For the fiscal year ended December 31, 2024, Mr. Hoffler served as the Executive Chairman until the 2024 Annual Meeting. As the founder of the Company's predecessor entities, Mr. Hoffler served as Executive Chairman and had served in this capacity since our IPO. Mr. Hoffler’s extensive experience and knowledge are an invaluable resource to the Company. Mr. Hoffler’s key contributions to the Company include the following:

•provides invaluable industry and community relationships and contacts. His reputation, relationships, and industry experience provide the Company with selective opportunities;
•serves as a mentor to the executive leadership team; and
•supports the development of the executives and the Company’s succession planning efforts, ensuring continuity of the Company’s culture.

For the fiscal year ended December 31, 2024, Mr. Hoffler received cash compensation of $213,757 payable in bi-weekly installments, equity awards of restricted shares of common stock with a grant date fair value equal to $48,266, which will vest on the date of the Annual Meeting, subject to his continued service on the Board on such date, and healthcare coverage under our healthcare plan available to all employees of the Company. In connection with the 2024 Annual Meeting, Mr. Hoffler resigned as Executive Chairman,

Armada Hoffler Properties, Inc.	43	Proxy Statement 2025

Corporate Governance and Board Matters
and the Board appointed Mr. Hoffler as Chairman Emeritus. In connection with Mr. Hoffler’s appointment as Chairman Emeritus, the Compensation Committee approved an annual retainer of $25,000 for Mr. Hoffler, for his service as Chairman Emeritus, in addition to the retainer payable to our other non-employee directors. Mr. Hoffler’s compensation as the Executive Chairman and the Chairman Emeritus was pro-rated for the actual time served as the Executive Chairman and Chairman Emeritus, respectively, during the year ended December 31, 2024. Mr. Hoffler’s compensation as the Executive Chairman and the Chairman Emeritus was pro-rated for the actual time served as the Executive Chairman and Chairman Emeritus, respectively, during the year ended December 31, 2024.

In connection with the Annual Meeting and Mr. Hoffler’s resignation as Chairman Emeritus, the Board appointed Mr. Haddad as Executive Chairman. Mr. Haddad served as our Chief Executive Officer since our IPO, and, therefore, Mr. Haddad continues to offer extensive operational experience and knowledge to the Board and the Company. Similar to Mr. Hoffler, Mr. Haddad’s contributions to the Company include the following:

•provides invaluable industry and community relationships and contacts. His reputation, relationships, and industry experience provide the Company with selective opportunities;
•serves as a mentor to the executive leadership team; and
•supports the development of the executives and the Company’s succession planning efforts, ensuring continuity of the Company’s culture.

During the fiscal year ended December 31, 2024, Mr. Haddad did not receive any compensation as Executive Chairman, as he was also the Chief Executive Officer. In light of transitional support Mr. Haddad is providing to Mr. Tibbetts, who was appointed as Chief Executive Officer, effective January 1, 2025, and Mr. Haddad’s continued support to management, for the fiscal year ended December 31, 2025, the Compensation Committee determined to provide Mr. Haddad an annual retainer of $250,000 and up to $50,000 allowance to cover healthcare coverage under our healthcare plan, tax return preparation fee, administrative support and phone service, in addition to all other compensation to which non-employee directors are entitled.

DIRECTOR COMPENSATION TABLES
The following tables provide information on the compensation of our directors for the fiscal year ended December 31, 2024, other than Mr. Haddad, who received no separate compensation for his service as a director, and Mr. Tibbetts and Ms. Boykin, who were not appointed to the Board until January 1, 2025 and March 1, 2025, respectively, and, therefore, did not receive any compensation in 2024. For information related to the compensation of Mr. Haddad, please refer to “Compensation of Executive Officers Summary Compensation Table.”

Independent Directors	Fees Earned or Paid in Cash ($)		Equity Awards(1) ($)		All Other Compensation(2) ($)	Total ($)

George F. Allen	65,000		48,266		3,900	117,166
James A. Carroll	67,500	(3)	48,266		3,900	119,666
James C. Cherry	65,000		48,266		3,900	117,166
Dennis H. Gartman	55,000	(4)	55,000	(5)	3,900	113,900
Eva S. Hardy	70,000	(6)	48,266		3,900	122,166
John W. Snow	27,500	(7)	—		1,858	29,358
F. Blair Wimbush	39,973	(8)	48,266		2,473	90,712

Armada Hoffler Properties, Inc.	44	Proxy Statement 2025

Corporate Governance and Board Matters

Non-Independent Directors	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	All Other Compensation(2) ($)		Total ($)

Daniel A. Hoffler	213,757	48,266	48,346	(9)	310,369
A. Russell Kirk	55,000	48,266	3,900	(2)	107,166
(1) Represents the aggregate grant date fair value of restricted shares granted on June 28, 2024. Mr. Hoffler received a grant of 4,981 LTIP units, Mr. Gartman received 4,981 restricted shares, and each of Messrs. Allen, Carroll, Cherry, Kirk, and Wimbush, and Ms. Hardy received a grant of 4,981 LTIP units, all of which were outstanding as of December 31, 2024.
(2) Represents dividends paid on unvested restricted shares of common stock or LTIP units.
(3) Includes $16,875 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(4) Includes $27,500 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above
(5) As Mr. Gartman elected to receive the annual equity award in the form of shares of restricted common stock, the grant date fair value is higher than the other independent directors who elected to receive their equity awards in the form of Time-Based LTIP units, as Time-Based LTIP units have a discount to their grant date fair value in accordance with ASC 718. The same number of restricted shares or LTIP units, as elected, were granted to each independent director for the 2024 annual stock award.
(6) Includes $8,750 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(7) Includes $27,500 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.
(8) Includes $39,973 of annual cash retainers, which the director elected to receive in fully vested shares of common stock under the Equity Incentive Plan in lieu of cash payments, in accordance with the director compensation policy described above.

(9) Reflects the following:

Name	Automobile Allowance(a) ($)	Tax Return Prep Fees ($)	Administrative Support ($)	Dividends on Unvested Restricted Stock ($)	Other(b) ($)	Total ($)

Daniel A. Hoffler	18,757	14,783	4,850	6,772	3,184	48,346
(a) Represents costs related to automobile allowance, gas, and tolls.
(b) Represents costs related to parking fees, car detailing, personal aircraft use, club dues, commuting expenses, physicals, excess life insurance, 401(k) match, executive fees, and cable or DirectTV television.

Armada Hoffler Properties, Inc.	45	Proxy Statement 2025

Executive Officers

The following table sets forth information concerning our current executive officers. Executives serve at the Board’s discretion.

Name	Age(1)	Title
Shawn J. Tibbetts	44	Chief Executive Officer and President
Matthew T. Barnes-Smith	39	Chief Financial Officer, Treasurer and Corporate Secretary
Eric E. Apperson	61	President of Construction
(1) Age as of April 25, 2025.

Set forth below are descriptions of the backgrounds of each of our current executive officers (other than Mr. Tibbetts, whose background and positions are described above under “Proposal 1: Election of Directors”).

Matthew T. Barnes-Smith	Chief Financial Officer, Treasurer and Corporate Secretary

Mr. Barnes-Smith joined as our Executive Vice President of Finance in September 2020 and was appointed as the Chief Financial Officer in March 2022. Since he joined in 2020, Mr. Barnes-Smith has been responsible for overseeing the organization in the areas of financial planning, accounting, strategy, risk management, and information technology. Mr. Barnes-Smith previously served as the Chief Administration Officer for The Port of Virginia from July 2017 to September 2020, where he was accountable for various business functions including financial analytics and reporting, as well as procurement and cost control. From December 2013 to June 2017, Mr. Barnes-Smith served as the Vice President Strategic Planning & Analytics for The Port of Virginia. He earned his Bachelor’s degree in Economics with Finance from Oklahoma State University, where he also received his Master’s degree in Economics.

Armada Hoffler Properties, Inc.	46	Proxy Statement 2025

Executive Officers

Eric E. Apperson	President of Construction

Mr. Apperson has served as our President of Construction since our initial public offering and President of Construction and Development since June 2022. He has over 25 years of experience in real estate management, development, and construction. Mr. Apperson previously served as President of Construction of one of our predecessor entities, a position he assumed in 2000. Prior to being named President of Construction, Mr. Apperson served as President of a subsidiary of our predecessor formerly known as Goodman Segar Hogan Hoffler Construction. Beginning in 1987, he served our predecessor as project manager. Mr. Apperson earned a B.A. from Hampden-Sydney College.

Armada Hoffler Properties, Inc.	47	Proxy Statement 2025

Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s named executive officers (“NEOs”). The Company’s NEOs for 2024 were:

Shawn J. Tibbetts Chief Executive Officer and President(1)	Louis. S. Haddad Former Chief Executive Officer(2)	Matthew T. Barnes-Smith Chief Financial Officer, Treasurer and Corporate Secretary	Eric E. Apperson President of Construction	Shelly R. Hampton Former President of Asset Management(3)

(1) Mr. Tibbetts was appointed President on February 15, 2024 and Chief Executive Officer on January 1, 2025 pursuant to our previously announced succession plan. The positions were previously held by Mr. Haddad.
(2) Mr. Haddad resigned as Chief Executive Officer, effective December 31, 2024.
(3) We terminated the employment of Ms. Hampton on July 18, 2024, without cause.

Armada Hoffler Properties, Inc.	48	Proxy Statement 2025

Executive Compensation

2024 BUSINESS HIGHLIGHTS
2024 was a transitional year for the Company with the completion of the previously announced succession plan, marking the start of the next chapter of Armada Hoffler as we look to position ourselves for sustainable long-term growth by bolstering our balance sheet and focusing on property NOI growth.

In 2024, we were able to successfully execute on our growth plan by deleveraging our balance sheet, reducing stabilized leverage to 5.8x through our successful ATM and common stock offering, while also maintaining strong leasing activity. We remain highly focused on continuous improvement of the company's quality as our value proposition, being surgical and intentional with enhancements to our income stream and balance sheet

FINANCIAL PERFORMANCE(1)
•Net income attributable to common stockholders and OP Unitholders of $30.9 million for the year ended December 31, 2024 compared to net loss attributable to common stockholders and OP Unitholders $4.5 million for the year ended December 31, 2023.
•FFO of $99.8 million, or $1.08 per diluted share, for the year ended December 31, 2024 compared to $90.7 million or $1.02 per diluted share, for the year ended December 31, 2023.
• Normalized FFO of $118.9 million, or $1.29 per diluted share, for the year ended December 31, 2024 compared to Normalized FFO of $110.5 million, or $1.24 per diluted share, for the year ended December 31, 2023.
• Increased quarterly cash dividends declared from an annualized amount of $0.775 to $0.82 per share during the year ended December 31, 2024, representing a year-over-year increase of 5.8%.
(1) (1) Refer to Appendix CA for our definition of FFO and Normalized FFO.

OPERATING PERFORMANCE
•At year-end, the Company’s retail, office, and multifamily core operating property portfolios were 95.3%, 97.2%, and 95.3% occupied, respectively.

$1.29 Normalized FFO per diluted share

6.8% Property Segment NOI increase year-over-year

96.0% Average stabilized portfolio occupancy at year end 2024

13.7% 2024 Commercial GAAP Releasing Spread

TRANSACTION AND DEVELOPMENT ACTIVITY
•In July, we realized $25.8 million in cash upon full redemption of the Solis City Park II preferred equity investment.

•In September, we raised $108.7 million of gross proceeds in an underwritten public offering of 10.35 million shares of our common stock at a public offering price of $10.50 per share. Net proceeds, after deducting the underwriting discount and offering expenses, totaled $103.5 million.

•On September 27, 2024, we paid off the $35.0 million, $23.7 million, and $10.9 million balances of the loans secured by the Chronicle Mill mixed-use multifamily, retail, and office property, the Premier mixed-use multifamily and retail property, and the Market at Mill Creek retail property, respectively.

•We delivered Southern Post, a mixed-use development comprised of 42,000 square feet of retail space, 95,000 square feet of office space, and 137 multifamily units.

$2.4bn Total enterprise value at year end 2024, comprised of 52% debt and 48% equity

Armada Hoffler Properties, Inc.	49	Proxy Statement 2025

Executive Compensation
TOTAL STOCKHOLDER RETURN
Our long-term stockholder returns have delivered significant value to our stockholders as illustrated below:

EXECUTIVE COMPENSATION SUMMARY
Our Compensation Committee made its compensation plans for 2024 based on a primary objective to motivate our NEOs to continue focusing on Normalized FFO performance and the execution of key strategic priorities. We believe that, in the long-term, the accomplishment of these goals will generate positive stockholder value. With these factors firmly in mind, we note the following compensation-related highlights for 2024:

•Pay-for-Performance Alignment: We award both cash and equity incentive compensation based on challenging goals and subject to meaningful changes in payout levels depending on our annual and long-term performance results.
•Alignment with Our Stockholders: The majority of incentive compensation is payable in awards of restricted stock, including 74% of our Chief Executive Officer’s target incentive opportunity, because we understand the importance of equity-based compensation to align our executives’ interests with those of our stockholders.
•Commitment to Strong Pay Governance: We have adopted stock ownership and retention guidelines for all executive officers and directors, an incentive compensation clawback policy for all executive officers and an anti-hedging policy for all employees and directors. For more information, see “Corporate Governance and Board Matters” contained elsewhere in this Proxy Statement.

STOCKHOLDER SAY-ON-PAY VOTE
At the 2024 annual meeting of stockholders, the Company's stockholders approved, on a non-binding, advisory basis, the Company's executive compensation plan with an affirmative vote of approximately 95.9% of the votes cast on the matter, which the Company believes reflects strong stockholder support of its executive compensation program. The Compensation Committee is committed to reviewing the results of the advisory say-on-pay vote, market practices, and governance standards on an annual basis and making changes as appropriate.

COMPENSATION OBJECTIVES AND PHILOSOPHY
The Compensation Committee believes that the Company's compensation program for executive officers should:

•attract and retain highly-qualified executives;
•motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;
•achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•promote teamwork and cooperation throughout the Company and within the management group.

Armada Hoffler Properties, Inc.	50	Proxy Statement 2025

Executive Compensation
The Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2024. The Compensation Committee’s goal was to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data.

DETERMINING COMPENSATION FOR NAMED EXECUTIVE OFFICERS
•Role of the Compensation Committee: The Compensation Committee of the Board, which is comprised entirely of directors who are independent under the applicable rules of the SEC and the NYSE listing standards, operates under a written charter and is responsible for establishing the terms of the compensation of the Company’s NEOs. The Compensation Committee is responsible for determining and approving our Chief Executive Officer’s compensation and annually reviews corporate goals and objectives related to compensation and evaluates performance related to such goals and objectives. Additionally, the Compensation Committee reviews and approves the compensation of all of our other executive officers, evaluates compensation policies and plans, and implements and administers our incentive compensation equity-based remuneration plans.

•Role of the CEO: Our Chief Executive Officer plays a significant role in setting compensation for our other executive officers by providing the Compensation Committee with an evaluation of their performance, together with recommendations for their compensation. Although Mr. Haddad was involved in the compensation-setting process, the Compensation Committee and the Board held discussions outside the presence of Mr. Haddad, which allowed the Compensation Committee and the Board to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

•Role of the Compensation Consultant: The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or other executive officer compensation and to approve such consultant’s fees and other retention terms. In accordance with this authority, the Compensation Committee retained Ferguson Partners as its independent compensation consultant to advise the Compensation Committee on executive officer and director compensation during 2024, including providing industry-specific market data. Ferguson Partners reported directly to the Compensation Committee, and the Compensation Committee is free to replace Ferguson Partners or hire additional consultants from time to time. Ferguson Partners and its affiliates do not provide any other services to us or our affiliates. The Compensation Committee assessed the independence of Ferguson Partners pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Ferguson Partners from serving as an independent consultant to the Compensation Committee.

PEER GROUP
As part of its engagement, Ferguson Partners provided the Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. The table set forth below identifies the companies in the peer group used for 2024, which the Compensation Committee considered as part of its analysis in setting compensation for our executive officers:

2024 Executive Compensation Peer Group (“Peer Group”)

Acadia Realty Trust (AKR)	AIMCO (AIV)	Alexander & Baldwin, Inc. (ALEX)

American Assets Trust, Inc. (AAT)	Centerspace (CSR)	CTO Realty Growth, Inc. (CTO)

Elme Communities (ELME)	InvenTrust Properties Corp. (IVT)	JBG SMITH Properties (JBGS)

Orion Properties Inc. (ONL)	Piedmont Office Realty Trust, Inc. (PDM)	Whitestone REIT (WSR)

Armada Hoffler Properties, Inc.	51	Proxy Statement 2025

Executive Compensation

Each year, the Company, in consultation with Ferguson Partners, reviews the peer group to determine the appropriateness of each peer company, as well as the peer group in totality. For 2024, the Company used the following selection criteria:

2024 Peer Group Selection Criteria
Assets/Business Model
We are a diversified REIT with high-quality office, retail, and multifamily assets located in mixed-use communities in addition to grocery anchored retail. Accordingly, our peer group represents a blend of all of these asset types to reflect our diverse real estate holdings. Additionally, as we embark on our current growth strategy, we also considered companies in similar transitional periods with more robust growth plans

Size Parameters	At the time the Peer Group was approved, each was an internally-managed REIT with an implied equity market capitalization and total enterprise value ranging from approximately 0.4x to 2.5x the size of the Company.
Overall Peer Group	The overall composition of the Peer Group is constructed so that the Company approximates the median in terms of size. As of December 31, 2024, the Company’s implied equity market capitalization was approximately $1.0 billion and total enterprise value was approximately $2.6 billion which approximated the median of the Peer Group.

Based on this assessment, changes were made to the Peer Group to remove certain companies that were no longer aligned with AHH’s growth proposition. Accordingly, Saul Centers, UMH Properties, Inc., and City Office REIT were removed from the Peer Group for 2024. Following these removals, potential replacements were evaluated, and Alexander & Baldwin, Inc. and Orion Properties Inc. (REITs that own similar assets that are more growth-oriented) were added to the Peer Group for 2024. The Compensation Committee may change the composition of the peer group from year to year, as it deems appropriate. In determining 2024 compensation for our NEOs, the Compensation Committee, in consultation with Ferguson Partners, considered the competitive positioning of our executive compensation levels relative to market data for setting salary, incentive award, and total compensation levels.

STRUCTURE AND COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program for the NEOs generally consists of base salary, an annual incentive program comprised of cash and restricted stock awards and certain other benefits. We also provide certain severance arrangements for our NEOs. The target amount of compensation is determined based on an assessment of prevailing market compensation levels and the roles, experience, and the value delivered on a daily basis by our NEOs.

The Compensation Committee in consultation with Ferguson Partners, determined that it was appropriate to increase 2024 target compensation opportunities to more competitive levels based on the following considerations:
(i)NEO compensation relative to the Peer Group;
(ii)Overall company performance; and
(iii)Individual performance and internal equity factors.

BASE SALARY
Base salary is intended to attract and retain executive officers based on the scope and complexity of the role and responsibilities, fairness (e.g., employees with similar responsibilities, experience and historical performance are rewarded comparably), and individual performance. The Compensation Committee reviews base salaries annually and makes adjustments to be competitive with market salary levels or to recognize an executive officer’s professional growth and development or increased responsibility within the Company.

The Compensation Committee made the following base salary compensation decisions in early 2024 (including no increase for our Chief Executive Officer) to ensure that NEO salaries were appropriately set from both a competitive market and internal equity perspective:

Armada Hoffler Properties, Inc.	52	Proxy Statement 2025

Executive Compensation

Name	2024 Base Salary ($)

Louis S. Haddad	1,058,000
Shawn J. Tibbetts	515,000
Matthew T. Barnes-Smith	400,000
Eric E. Apperson	425,000
Shelly R. Hampton	385,000

SHORT-TERM INCENTIVE PROGRAM
All cash and equity bonus awards for the NEOs are made pursuant to our short-term incentive program ("STIP"), using a pay-for-performance structure to align the interests of our executive management team with the interests of our stockholders as follows:
•Award determinations under the STIP are based on quantitative and qualitative factors set by the Compensation Committee each year. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events, as deemed appropriate.
•The payouts under the STIP are based on the Company achieving certain threshold, target, and maximum levels of corporate and individual performance metrics.
•Bonus awards under the STIP are paid partially in cash and the majority is paid in restricted shares of the Company’s common stock or LTIP units, at the NEO's election, subject to additional time-vesting restrictions. The Compensation Committee believes that the vesting schedule promotes retention, encourages long-term performance to maximize the value of and dividends received on stock granted to NEOs, and further aligns the interests of our executive officers and stockholders. Further, we believe that this vesting period encourages our executive officers to focus on sustaining our long-term performance, thus minimizing the risk of our executive officers focusing on short-term gains at the expense of our long-term performance.

Armada Hoffler Properties, Inc.	53	Proxy Statement 2025

Executive Compensation
CASH AWARDS
Under the 2024 STIP, our NEOs were eligible to receive the following cash bonus payout at threshold, target, and maximum performance:

	Cash Portion of 2024 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	260,000	400,000	540,000
Shawn J. Tibbetts	162,500	250,000	337,500
Matthew T. Barnes-Smith	113,750	175,000	236,250
Eric E. Apperson	100,750	155,000	209,250
Shelly R. Hampton	84,500	130,000	175,500
RESTRICTED STOCK OR LTIP UNIT AWARDS
Under the 2024 STIP, NEOs were eligible to receive the following restricted stock or LTIP unit awards under the Equity Incentive Plan at threshold, target, and maximum performance:

	Equity Portion of 2024 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad	736,762	1,133,480	1,530,198
Shawn J. Tibbetts	487,500	750,000	1,012,500
Matthew T. Barnes-Smith	211,250	325,000	438,750
Eric E. Apperson	152,750	235,000	317,250
Shelly R. Hampton	169,000	260,000	351,000
2024 STIP PERFORMANCE EVALUATION
In February 2024, the Compensation Committee approved a STIP that was similar to prior years and was based on the following performance metrics:

Performance Metrics	Weighting
Normalized FFO	30%
Normalized FFO/Share	50%
Individual Goals	20%

	2024 Quantitative Bonus Goals
2024 STIP Metrics	Threshold ($)	Target ($)	Maximum ($)	Actual ($)

Normalized FFO	109,000,000	111,900,000	114,500,000	118,893,000
Normalized FFO/Share	1.21	1.24	1.27	1.29

Armada Hoffler Properties, Inc.	54	Proxy Statement 2025

Executive Compensation

The 2024 STIP includes a review of individual performance for each NEO. In 2024, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. Tibbetts, Mr. Barnes-Smith, Ms. Hampton, and Mr. Apperson were primarily established by Mr. Haddad, and approved by the Compensation Committee). The objectives are intended to enhance and support the Company’s overall strategic and operational objectives in its day-to-day activities. Additionally, the Compensation Committee also considered the following:

•Increased our 2024 normalized FFO per diluted share by 4%.
•Core operating property portfolio occupancy at 96% as of December 31, 2024.
•Positive renewal spreads during the fourth quarter across all segments:
•Lease rates on fourth quarter office lease renewals increased 18.7% on a GAAP basis and 3.5% on a cash basis.
•Lease rates on fourth quarter retail lease renewals increased 11.1% on a GAAP basis and 2.9% on a cash basis.
•Lease rates on fourth quarter multifamily lease renewals increased 4.7% on a GAAP and cash basis.
•Same Store NOI increased 1.9% on a GAAP basis and 0.8% on a cash basis compared to the year ended December 31, 2023.
•Successfully completed our succession plan and leadership transition.
•Executed steps to position the Company to embark on its new strategy growth plan.

2024 STIP PAYOUTS
The 2024 annual cash and restricted stock award incentive compensation payable to our NEOs was based on the achievement of the measures listed above. Based on the Compensation Committee’s review of the quantitative and qualitative factors under the STIP, which included an assessment of each NEO's individual goals and accomplishments, on February 13, 2025, the Compensation Committee approved the 2024 STIP awards as follows:

	2024 Actual STIP Awards
Name	Cash ($)	Equity Award(1) ($)	Total ($)

Louis S. Haddad	540,000	1,530,198	2,070,198
Shawn J. Tibbetts	337,500	1,012,500	1,350,000
Matthew T. Barnes-Smith	236,250	438,750	675,000
Eric E. Apperson	209,250	317,250	526,500
(1) Restricted stock awards or LTIP units granted under the 2024 STIP plan in March 2025.

Under the STIP, the bonus awards paid in restricted shares of common stock or LTIP units (reflected in "Equity Awards" in the table above) vest two-fifths on the grant date and three-fifths in equal amounts on the first three anniversaries of the grant date. The restricted shares of common stock and LTIP units were granted on March 11, 2025.

LTIP UNITS
LTIP units are a special class of partnership interests in the Operating Partnership. Our Operating Partnership has two classes of LTIP units: (1) Time-Based LTIP units, which have time-based vesting conditions (“Time-Based LTIP units”), and (2) Performance LTIP units, which have performance-based vesting conditions (“Performance LTIP units”). Each LTIP unit awarded is deemed equivalent to an award of one share of stock under the Equity Incentive Plan, reducing the availability for other equity awards on a one-for-one basis. Initially, each LTIP unit has a capital account balance of zero and, therefore, the holder of the LTIP unit would receive nothing if the Operating Partnership were liquidated immediately after the LTIP unit is awarded. Under the terms of the Operating Partnership’s agreement of limited partnership, the Operating Partnership will revalue for tax purposes its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of OP units. Subject to any agreed upon exceptions (including pursuant to the applicable LTIP unit award agreement), once vested and having achieved parity with holders of OP units, LTIP units are convertible into OP units on a one-for-one basis, which, in turn, may be tendered for cash equal to the then-current market value of one share of common stock or, at our election, one share of common stock.

Armada Hoffler Properties, Inc.	55	Proxy Statement 2025

Executive Compensation
2025 COMPENSATION PROGRAM

As part of the year-end 2024 compensation process, and in connection with the Company’s succession planning efforts and leadership transition, the Compensation Committee undertook a deliberate and comprehensive review of our overall compensation program. This review was conducted with a clear intent to ensure strong alignment with stockholder interests and to support the Company’s long-term strategic and financial objectives. The Committee prioritized a market-based approach, evaluating competitive benchmarks and external best practices in determining both target compensation levels and the overall program design. As a result, enhancements were made to better position the program to drive long-term value creation, reward sustained performance, and reinforce accountability in support of the Company’s future growth and success. As part of their review, the Committee considered the following and made certain enhancements to our program as follows:

Key Consideration	2025 Program Enhancements
Alignment of our management team with our go-forward strategy and long-term stockholder value creation
•Diversified our short-term incentive program to include additional goals tied to our near-term priorities
•Adopted a standalone long-term incentive program that includes both time-vesting awards and performance-vesting awards that are only earned to the extent that 3-year relative TSR metrics are achieved
•Approved a differentiated special one-time equity award program that is 100% performance-based and tied to the achievement of rigorous total stockholder returns and total enterprise value growth over a long-term 5-year performance period
•To foster and support our succession planning efforts, the equity bonus pool includes other senior leadership team members in addition to our Chief Executive Officer and Chief Financial Officer

Peer group and broader REIT market practices, in addition to best governance practice
•Adopted a more market-based approach to both short-term and long-term incentive compensation that is more in line with our peers
•Made certain market-based adjustments to target compensation levels for our newly appointed CEO and CFO to be more in line

Leadership transition and succession planning
•Enhanced equity-based compensation elements of our compensation program to ensure that our NEO team is appropriately aligned with the long-term success of the Company and our stockholders
•In consideration of our President of Construction's focus to deliver the current development and construction pipeline, he will remain in a legacy program aligned with our near-term priorities

The following reflects the elements of our 2025 compensation for our NEOs.

Armada Hoffler Properties, Inc.	56	Proxy Statement 2025

Executive Compensation
BASE SALARIES
In February 2025, the Compensation Committee approved the following base salaries for our NEOs, which for Mr. Tibbetts and Mr. Barnes-Smith, included market-based adjustments in consideration of their expanded roles and responsibilities in addition other factors including internal equity and individual performance.

Name	2025 Base Salary ($)

Shawn J. Tibbetts	680,000
Matthew T. Barnes-Smith	425,000
Eric E. Apperson	437,500

2025 SHORT-TERM INCENTIVE PLAN
Historically, a portion of Armada Hoffler’s annual STIP has been settled in cash, with the remainder of the awards settled in restricted equity with time-based vesting provisions. Beginning in 2025, for our Chief Executive Officer and Chief Financial Officer, we have adopted an approach more aligned with stockholder interest, which is also closely aligned with the broader peer set. This STIP will consist of a standalone cash-settled short-term incentive plan. In February 2025, the Compensation Committee designed and approved a standalone cash-based incentive program for our Chief Executive Officer and Chief Financial Officer for 2025.

ENHANCED 2025 STIP
Similar to the 2024 STIP program, the 2025 STIP will operate as a formulaic program with awards based on pre-defined quantitative and qualitative performance metrics established by the Compensation Committee. The majority of the program (80%) will continue to be based on objective financial and operational goals and with 20% to be based on individual goals. For Messrs. Tibbetts and Barnes-Smith, any earned amounts under the 2025 STIP will be paid 100% in cash. For 2025, the threshold and maximum opportunity were adjusted based on a review of market practices to 50% of target at threshold and 150% of target at maximum (as compared to 65% to 135% of target under the 2024 STIP).

Performance Metrics	Why We Selected This Measure	Weighting (%)
Normalized FFO per share	Key REIT profitability metric	50
Portfolio NOI Growth	Key operational measure that supports effectiveness of rental revenue growth and operating cost management	20
Multifamily Same-Store NOI Growth	Key indicator of the effectiveness in managing growth for individual properties and executing our leasing goals	10
Individual Goals	Holds our NEOs accountable for their individual responsibilities and contributions in executing the Company’s strategic business plan	20

Armada Hoffler Properties, Inc.	57	Proxy Statement 2025

Executive Compensation
Under the 2025 STIP, Messrs. Tibbetts and Barnes-Smith are eligible to receive the following STIP opportunities at threshold, target, and maximum performance. For 2025, the threshold and maximum opportunity were adjusted based on a review of market practices to 50% of target at threshold and 150% of target at maximum.

	2025 STIP Opportunity
Name	Threshold ($)	Target ($)	Maximum ($)

Shawn J. Tibbetts	387,500	775,000	1,162,500
Matthew T. Barnes-Smith	150,000	300,000	450,000

Incentive compensation payable to our NEOs under the 2025 STIP will be based on the achievement of the following measures (with targets set to align with the mid-point of our 2025 guidance).

		2025 Quantitative Bonus Goals
2025 STIP Metrics	Weighting (%)	Threshold	Target	Maximum

Corporate
Normalized FFO/Share	50	$1.00	$1.05	$1.10
Portfolio NOI Growth	20	1.00%	1.50%	2.00%
Multifamily Same-Store NOI Growth	10	1.00%	1.50%	2.00%
Individual Goals	20	Assessed by the Compensation Committee based on pre-established goals for each individual(1)
(1) Chief Executive Officer individual goals are based on ensuring Company-wide goals are successfully executed, including corporate responsibility, sustainability, and human capital goals.

For purposes of the STIP, we first calculate FFO, a supplemental non-GAAP financial measure, in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). However, because we believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our portfolio and affect the comparability of our year-over-year performance, we also use Normalized FFO for the STIP. Management believes that Normalized FFO is a more useful performance measure that excludes certain items, including, but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance-related costs, and other non-comparable items. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events such as capital raising.

LEGACY 2025 STIP
As Mr. Apperson's focus is to deliver the current development and construction pipeline, he will remain in a legacy program aligned with our near-term priorities. Under the Legacy 2025 STIP, earned amounts will continue to be paid in a combination of cash and equity. For 2025, the threshold and maximum opportunity remain at 65% of target at threshold and 135% of target at maximum. Under the 2025 STIP, Mr. Apperson is eligible to receive the following equity bonus opportunities at threshold, target, and maximum performance.

	Cash Portion of 2025 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Eric E. Apperson	103,773	159,650	215,528

Armada Hoffler Properties, Inc.	58	Proxy Statement 2025

Executive Compensation

	Equity Portion of 2025 STIP
Name	Threshold ($)	Target ($)	Maximum ($)

Eric E. Apperson	157,333	242,050	326,766

Incentive compensation payable to our NEOs under the Legacy 2025 STIP will be based on the achievement of the following measures (with targets set to align with the mid-point of our 2025 guidance)..

		2025 Quantitative Bonus Goals
2025 STIP Metrics	Weighting (%)	Threshold	Target	Maximum

Corporate
Normalized FFO/Share	50	$1.00	$1.05	$1.10
Portfolio NOI Growth	20	1.00%	1.50%	2.00%
Multifamily Same-Store NOI Growth	10	1.00%	1.50%	2.00%
Individual Goals	20	Assessed by the Compensation Committee based on pre-established goals for each individual

For purposes of the STIP, we first calculate FFO, a supplemental non-GAAP financial measure, in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). However, because we believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our portfolio and affect the comparability of our year-over-year performance, we also use Normalized FFO for the STIP. Management believes that Normalized FFO is a more useful performance measure that excludes certain items, including, but not limited to, debt extinguishment losses and prepayment penalties, impairment of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance-related costs, and other non-comparable items. The Compensation Committee retains the discretion to equitably adjust the quantitative metrics to account for one-time events such as capital raising.

Under the 2025 Legacy STIP, 40% will be payable in cash and the remaining 60% will be payable in the form of equity awards (restricted stock or Time-Based LTIP units) under the Equity Incentive Plan. Within the Legacy 2025 STIP, any shares of Time-Based LTIP Units underlying each equity award, to the extent earned, are expected to vest two-fifths on the grant date and one-fifth on each of the first three anniversaries of the grant date

2025 LONG-TERM INCENTIVE PLAN
The long-term incentive plan,has been introduced for the 2025 compensation year. Historically, equity awards for our NEOs were granted in arrears (e.g., in early 2024 for 2023 performance) and in accordance with SEC rules, were included in the Summary Compensation Table in the year granted (as compared to the performance year). As part of the Compensation Committees’ review of the compensation program, we have adopted an approach more aligned with stockholder interest, which is also closely aligned with the broader peer set, by increasing the portion of our NEOs’ compensation that is delivered in equity and granting equity awards during each fiscal year as follows:
•Award values will be granted in a balanced mix of forward-looking performance-based equity awards and time-based equity awards
•Time-based equity awards are intended to promote retention, reinforce our NEOs’ alignment with our stockholders and promote an ownership mentality for our management team
•Performance-based equity awards are intended to encourage our NEOs to focus on sustaining our long-term performance, with awards contingent on the achievement of long-term three-year performance goals tied to relative TSR performance

Armada Hoffler Properties, Inc.	59	Proxy Statement 2025

Executive Compensation
Long-term incentive equity awards for each NEO are determined at the discretion of the Compensation Committee at the beginning of each fiscal year based on a review of competitive market data, internal equity considerations and Company and individual performance. We refer to this compensation program as the Long-Term Incentive Plan (the “LTIP”). The equity awards pursuant to the 2025 LTIP for Messrs. Tibbetts and Barnes-Smith are reflected in the table below.

	2025 Target LTIP
Name	Target Time-Based Equity Award	Target Performance-Based Equity Award

Shawn J. Tibbetts	$850,000	$750,000
Matthew T. Barnes-Smith	$325,000	$300,000
Total 2025 LTIP	$1,175,000	$1,050,000
Under the 2025 LTIP, Messrs. Tibbetts and Barnes-Smith will earn Time-Based Equity Awards and Performance-Based Equity Awards. Time-Base equity awards under the 2025 LTIP are granted at the commencement of the performance year and subject to the following vesting schedule: one-third will vest on the yearly up to the third anniversary of the grant date, subject to the Reporting Person's continued employment on such dates.

Vesting conditions for Performance-based awards are pursuant to the Company’s relative TSR performance against a comparator group of peer companies. These shares are subject to a three-year performance-period and may vest between 50% and 200% of target (at threshold and maximum, with interpolation used where performance falls between stated goals). The Performance LTIP Units will vest, if at all, on the last day of the performance period, subject to the Reporting Person's continued employment on such date. The performance period begins on the grant date and ends on the earlier of the day before the third anniversary of the grant date and a Control Change Date (as defined in the Company's Amended and Restated 2013 Equity Incentive Plan, as amended). To the extent that performance falls below threshold, no awards will be earned. The following reflects the performance metric under the 2025 LTIP

2025 LTIP Performance Goals
Name	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)

Relative TSR Performance v. Custom Peer Group	25th percentile	55th percentile	75th percentile
In accordance with SEC rules, the equity portion of the 2024 STIP awarded in March 2025 and the equity awards pursuant to the 2025 LTIP awarded in March 2024 will be included in the 2025 Summary Compensation Table. However, beginning in 2026, awards will be granted and will be included solely in the Summary Compensation Table in the year in which the grant is made, which will be the year to which the LTIP award relates.

2025 SPECIAL PERFORMANCE-BASED EQUITY AWARD PROGRAM
Additionally, as part of the Compensation Committee’s more extensive review of the compensation program, it was determined that a special performance-based equity award program would be appropriate to recognize the Company’s strategic growth plan under the new leadership team and to incentivize the achievement of long-term growth goals, including stockholder value creation that is not fully captured under the annual LTIP program. In its consideration of the program design, the Compensation Committee intended for the program to award significant performance achievements while also ensuring that the program was aligned with best governance practices, as follows:
•100% Performance-Based. Only provides value to the extent meaningful stockholder value is created above specified metrics.
•Long-Term Performance. Performance is assessed in the final year of a five-year performance period (i.e., no interim payouts during the performance period), as compared to the three-year performance period under our annual grant structure.
•Rigorous Performance Metrics. In order to earn the maximum award, the Company must have achieved over the performance period both absolute TSR growth of 100% and total enterprise value growth to $4.0 billion, nearly doubling our size and generating approximately $600 million in stockholder value.

Armada Hoffler Properties, Inc.	60	Proxy Statement 2025

Executive Compensation
•Total Pool. The program design was constructed such that at the end of the performance period an overall share pool would be equal to $15.0M, which would represent approximately 2.4% of stockholder value. The number of units granted will be determined by dividing the $15.0M by the stock price at grant date required to achieve 100% total shareholder return, assuming a consistent dividend over the performance period.

To date, no grants under the Special Performance-Based Equity Award Program have been made. Subject to the approval by stockholders of Amendment No.2 to the Equity Plan (Proposal 2), the Compensation Committee intends to grant allocations under the 2025 special performance-based equity award program as follows:

Name	2025 Special Award Allocation %

Shawn J. Tibbetts	50%
Matthew T. Barnes-Smith	20%
Other Executives	30%

The following reflects the performance metrics and related payouts under the program:

Total Enterprise Value		Cumulative Total Stockholder Return
		40%	55%	70%	85%	100%
	$ 2.4 B	0.0%	12.5%	25.0%	37.5%	50.0%
	$ 2.8 B	12.5%	25.0%	37.5%	50.0%	62.5%
	$ 3.2 B	25.0%	37.5%	50.0%	62.5%	75.0%
	$ 3.6 B	37.5%	50.0%	62.5%	75.0%	87.5%
	$ 4.0 B	50.0%	62.5%	75.0%	87.5%	100.0%

TAX AND ACCOUNTING IMPLICATIONS
Section 162(m) of the Code (“Section 162(m)”) generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to certain executive officers. While the Compensation Committee considers the limitation on deductibility of compensation under Section 162(m), the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes. We also consider the accounting impact of all compensation paid to our executives, and equity awards are given special consideration pursuant to FASB ASC Topic 718.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of the Board of Directors are Ms. Hardy and Messrs. Allen and Cherry, with Mr. Cherry serving as chairperson, each of whom is an independent director. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee. Accordingly, during the fiscal year ended December 31, 2024, there were no interlocks with other companies within the meaning of the SEC’s proxy rules.
CEO Pay Ratio
In order to add context to the compensation of our Chief Executive Officer, which was Mr. Haddad during 2024, we are providing the following information about the relationship between the median annual total compensation of our employees and the annual total compensation of Mr. Haddad. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

As permitted by SEC rules, the median employee utilized for 2024 is the same employee identified in 2023 because there have been no changes in our employee population or employee compensation arrangements during the most recently completed fiscal year that we

Armada Hoffler Properties, Inc.	61	Proxy Statement 2025

Executive Compensation
reasonably believe would result in a significant change to the CEO Pay Ratio for 2024. We previously determined that, as of December 31, 2023, our employee population consisted of approximately 164 individuals. This population consisted of our full-time, part-time, and temporary employees, and did not include any independent contractors that we have engaged. To identify the median employee from our employee population, we compared the total amount of compensation paid in 2023 to our active employees as of December 31, 2023, as reflected in our payroll records. We identified our median employee using this compensation measure, which was consistently applied to all employees included in the calculation.

We calculated the annual total compensation of our median employee and Mr. Haddad in accordance with SEC rules with regard to compensation for our NEOs. For 2024, our last completed fiscal year:

•the annual total compensation of our median employee was $115,290; and
•the annual total compensation of Mr. Haddad, as reported in the Summary Compensation Table included on page 63 of this Proxy Statement, was $2,805,718.

Based on this information, for 2024 the ratio of the annual total compensation of Mr. Haddad to the median annual total compensation of all employees, as determined pursuant to SEC rules, was 24.34 to 1.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K of Armada Hoffler Properties, Inc.

Submitted by the Compensation Committee of the Board of Directors:	James C. Cherry (Chairperson)	George F. Allen	Eva S. Hardy

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Armada Hoffler Properties, Inc.	62	Proxy Statement 2025

Executive Compensation

Summary Compensation Table
The following table sets forth a summary of all compensation earned, awarded, or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2024, 2023, and 2022.

Name	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)

Louis S. Haddad Executive Chairman and Director and Former Chief Executive Officer(3)	2024	1,057,992	1,067,043	540,000	140,683	(4)	2,805,718
	2023	1,058,000	966,750	400,000	116,900		2,541,650
	2022	1,058,200	981,770	540,000	99,460		2,679,430
Shawn J. Tibbetts Chief Executive Officer and President	2024	512,120	663,714	337,500	59,518	(5)	1,572,852
	2023	498,068	540,852	225,000	65,858		1,329,778
	2022	448,546	343,281	303,750	54,457		1,150,034
Matthew T. Barnes-Smith Chief Financial Officer, Treasurer and Corporate Secretary	2024	392,838	251,749	236,250	42,896	(6)	923,733
	2023	348,078	135,216	125,000	39,453		647,747
	2022	281,755	82,399	135,000	33,940		533,094
Eric E. Apperson President of Construction	2024	422,506	297,529	209,250	57,292	(7)	986,577
	2023	411,545	270,432	150,000	60,669		892,646
	2022	399,476	205,974	202,500	51,876		859,826
Shelly R. Hampton Former President of Asset Management(9)	2024	223,143	252,140	—	1,163,329	(8)	1,638,612
	2023	374,042	338,027	125,000	62,269		899,338
	2022	349,415	274,628	135,000	49,725		808,768
(1) Represents the equity portion of the annual STIP payable to each NEO, which comprised 52%-66% of the total STIP award in the fiscal year ended December 31, 2024, as well as any discretionary grants of restricted stock, and reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The equity portion of the STIP award was in the form of shares of restricted common stock and is presented in the year in which the stock grant was made, rather than the year such stock grant was earned.
(2) Except as otherwise noted, represents the cash portion of the annual STIP payable to each NEO for the year in which it was earned, which comprised 34%-48% of the total STIP award for the fiscal year ended December 31, 2024.
(3) Effective December 31, 2024, Mr. Haddad resigned as Chief Executive Officer.
(4) This amount represents: (i) automobile allowance (including gas) in the amount of $36,690; (ii) parking fees in the amount of $1,590; (iii) concierge health services in the amount of $5,900; (iv) tax return preparation fees in the amount of $5,021; (v) excess life insurance in the amount of $3,200; (vi) dividends on unvested restricted stock in the amount of $83,282; and (vii) 401(k) match in the amount of $5,000.
(5) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $26,133; (ii) parking fees in the amount of $1,590; (iii) concierge health services in the amount of $5,900; (iv) excess life insurance in the amount of $420; (v) dividends on unvested restricted stock in the amount of $20,475; and (vi) 401(k) match in the amount of $5,000.
(6) This amount represents: (i) automobile allowance (including gas) in the amount of $26,699; (ii) parking fees in the amount of $1,590; (iii) concierge health services in the amount of $3,800; (iv) excess life insurance in the amount of $378; (v) dividends on unvested restricted stock in the amount of $5,429; and (vi) 401(k) match in the amount of $5,000.
(7) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $26,001; (ii) parking fees in the amount of $1,590; (v) concierge health services in the amount of $6,900; (vi) tax return preparation fees in the amount of $4,335; (vii) excess life insurance in the amount of $2,772; (viii) dividends on unvested restricted stock in the amount of $10,694; and (ix) 401(k) match in the amount of $5,000.
(8) This amount represents: (i) automobile allowance (including automobile insurance and gas) in the amount of $12,978; (ii) parking fees in the amount of $1,590; (iv) concierge health services in the amount of $1,050; (v) tax return preparation fees in the amount of $4,875; (vi) excess life insurance in the amount of $903; (vii) dividends on unvested restricted stock in the amount of $16,556; and (viii) 401(k) match in the amount of $5,000; and severance in the amount of $1,120,377.
(9) On July 18, 2024, we terminated the employment of Ms. Hampton, and, therefore, Ms. Hampton is no longer an executive officer of the Company.

Armada Hoffler Properties, Inc.	63	Proxy Statement 2025

Executive Compensation
Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to our NEOs in 2024.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Restricted Stock and LTIP Units(3) ($)
	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Louis S. Haddad(4)	3/11/24	2/14/24	260,000	400,000	540,000	687,700	1,058,000	1,428,300	1,067,045
Shawn J. Tibbetts	3/11/24	2/14/24	146,250	225,000	303,750	471,250	725,000	978,750	663,714
Matthew T. Barnes-Smith(4)	3/11/24	2/14/24	81,250	125,000	168,750	178,750	275,000	371,250	251,749
Eric E. Apperson	3/11/24	2/14/24	97,500	150,000	202,500	146,250	225,000	303,750	297,529
Shelly R. Hampton(5)	3/11/24	2/14/24	81,250	125,000	168,750	162,500	250,000	337,500	252,140
(1) Represents the cash portion of the 2024 STIP.
(2) Represents the equity award portion of the 2023 STIP, two-fifths of which vested on the grant date, one-fifth of which vested on the first anniversary of the grant date, one-fifth of which will vest on the second anniversary of the grant date, and one-fifth of which will vest on the third anniversary of the grant date, subject to the executive's continued employment on such dates. For information regarding the equity award portion of the 2024 STIP, see “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program - Short-Term Incentive Program” above.
(3) The grant date fair value of the equity awards was determined in accordance with FASB ASC Topic 718.
(4) In connection with his resignation as Chief Executive Officer as part of our previously announced succession plan, all of the unvested restricted stock awards granted to Mr. Haddad under the 2023 STIP vested on December 31, 2024
(5)In connection with the termination of Ms. Hampton’s employment with the Company, the Company and Ms. Hampton entered into a Separation and General Release Agreement (the “Separation Agreement”) pursuant to which the vesting of all of the unvested restricted stock awards granted to Ms. Hampton under the 2023 STIP was accelerated to July 18, 2024.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
The following discussion should be read in conjunction with (i) the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” as well as the footnotes to such tables and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

EQUITY AWARDS
The equity awards granted to our NEOs during 2024 that appear in the tables above were granted pursuant to the 2023 STIP, which is described in detail in the "Compensation Discussion and Analysis" section of our definitive proxy statement filed with the SEC on April 19, 2024, under the caption “Structure and Components of the Executive Compensation Program-Short Term Incentive Program.” Shares of restricted stock and Time-Based LTIP units awarded under the 2023 STIP were granted pursuant to the Equity Incentive Plan. The Equity Incentive Plan was approved by our Board and by our stockholders prior to the completion of our IPO in 2013. On June 14, 2017, the Company’s stockholders approved the Amended and Restated Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 1,000,000 shares. On June 14, 2023, the Company’s stockholders approved an amendment to the Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 1,700,000 shares. The Equity Incentive Plan, as amended, provides for the grant of stock options, stock appreciation rights, stock awards, Time-Based LTIP units, Performance LTIP units, performance awards, dividend equivalents, incentive awards, and other equity-based incentive awards. All of our employees and the employees of our subsidiaries and affiliates, including the Operating Partnership, and members of our Board, are eligible to receive awards under the Equity Incentive Plan. The Equity Incentive Plan is administered by the Compensation Committee, which is comprised entirely of independent directors.

COMPENSATION MIX
As discussed in more detail under the caption “Compensation Discussion and Analysis - Structure and Components of the Executive Compensation Program” above, in 2024, the Company’s compensation program was comprised of base salary and cash and equity awards under the 2024 STIP. The Compensation Committee did not allocate a fixed percentage of the NEO compensation packages to each of these elements and may, in its discretion, elect to change the mix of compensation between cash and equity in any particular

Armada Hoffler Properties, Inc.	64	Proxy Statement 2025

Executive Compensation
year to achieve an appropriate balance among these elements and to incentivize our NEOs to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

OTHER PLANS, PERQUISITES, AND PERSONAL BENEFITS
Each of our NEOs is eligible to participate in all of our compensatory and benefit plans on the same basis as our other employees. In addition, certain of our NEOs receive additional benefits, such as allowances for an automobile, club membership dues, tax return preparation fees, excess life insurance, concierge health services, and an executive physical exam. See “Summary Compensation Table” above. We also pay cash dividends to our employees, including our NEOs, on their unvested shares of restricted stock.

EMPLOYMENT AND SEVERANCE ARRANGEMENT
We do not have employment or severance agreements with our NEOs. However, our Operating Partnership adopted the Executive Severance Benefit Plan (the “Severance Plan”), in which our NEOs, in their capacity as employees of our Operating Partnership, participate. See “Potential Payments Upon Termination or Change in Control” below.

RETIREMENT PLANS
We match a discretionary percentage of the contributions made by our employees, including our NEOs, to our 401(k) plan up to $10,000, excluding any catch up contributions. In 2024, this was a 50% match.

EQUITY GRANT PRACTICES
We do not make stock option awards to our executive officers or directors. To the extent the Board and/or the Compensation Committee chooses to make stock option awards to executive officers or directors in the future, the Board and/or the Compensation Committee will not seek to time stock option grants to take advantage of material non-public information (“MNPI”), either positive or negative, about the Company which has not been publicly disseminated. We have not timed the disclosure of MNPI for the purpose of affecting the value of executive or director compensation.

During the fiscal year ended December 31, 2024, we did not award any options to any NEO.

Outstanding Equity Awards at Fiscal Year-End December 31, 2024
The following table presents information about our NEOs' outstanding equity awards as of December 31, 2024. The equity awards consist of time-vesting restricted shares of common stock and Time-Based LTIP units. In connection with Mr. Haddad’s resignation as Chief Executive Officer, all outstanding restricted stock awards granted to Mr. Haddad vested on December 31, 2024. In connection with the termination of the employment of Ms. Hampton’s employment on July 18, 2024, we accelerated the vesting of 28,432 unvested shares of restricted stock held by Ms. Hampton, which represented all of Ms. Hampton's outstanding unvested equity awards. Accordingly, as of December 31, 2024, Ms. Hampton holds no outstanding equity awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)

Shawn J. Tibbetts Chief Executive Officer and President	3/11/2024	41,310	422,601
	3/3/2023	16,784	171,700
	3/3/2022	4,620	47,263
Matthew T. Barnes-Smith Chief Financial Officer, Treasurer and Corporate Secretary	3/11/2024	15,669	160,294
	6/20/2023	5,983	61,206
Eric E. Apperson President of Construction	3/11/2024	18,518	189,439
	3/3/2023	8,392	85,850
	3/3/2022	2,772	28,358

Armada Hoffler Properties, Inc.	65	Proxy Statement 2025

Executive Compensation
(1) Except as otherwise noted with respect to a specific grant, represents restricted shares of common stock granted under our Equity Incentive Plan for 2024 and 2023 bonus awards, two-fifths of which vested on the grant date, one-fifth of which vest on the first anniversary of the grant date, one-fifth of which vest on the second anniversary of the grant date, and one-fifth of which vest on the third anniversary of the grant date.
(2) Market value reflects the number of restricted shares or Time-Based LTIP units multiplied by $10.23 per share, which was the closing price of our common stock on the NYSE on December 29, 2024.

2024 Option Exercises and Stock Vested
The following table sets forth, for each of our NEOs, the number of shares of our common stock and Time-Based LTIP units that vested in 2024 as well as the value of those awards upon vesting.

	Time-Vested Stock Awards
NEO	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting(1) ($)

Louis S. Haddad	179,063	1,812,926
Shawn J. Tibbetts	43,633	432,853
Matthew T. Barnes-Smith	13,438	131,816
Eric E. Apperson	20,817	207,114
Shelly R. Hampton	48,871	543,119
(1) Value realized reflects the number of shares acquired on vesting multiplied by the closing price of our common stock on the NYSE the day before vesting, plus the value of LTIP Units acquired on vesting multiplied by $9.64 by per unit, which was the fair value of LTIP units vesting immediately on grant.
Potential Payments Upon Termination or Change in Control

SEVERANCE BENEFITS
We do not have employment or severance agreements with our named executive officers. However, our Operating Partnership maintains our Severance Plan, in which our named executive officers, in their capacity as employees of our Operating Partnership, participate.

Participation in the Severance Plan is limited to employees of our Operating Partnership and its affiliates who are members of a select group of management or highly compensated employees and who are selected to participate in the Severance Plan by our Board of Directors or by a committee thereof. A Severance Plan participant is entitled to receive benefits thereunder only if the participant’s employment is terminated by his or her employer for a reason other than “Cause” or the participant resigns with “Good Reason.” The Severance Plan defines the term “Cause” as (i) a participant’s willful failure or refusal to perform specific written directives that are consistent with the scope and nature of the participant’s duties, (ii) a conviction of, or plea of guilty or nolo contendere to, a felony, (iii) any act of dishonesty which results in a material unjust gain to the participant at the expense of his or her employer, (iv) any act of a participant involving moral turpitude which materially and adversely affects the business of his or her employer, (v) a material breach of the restrictive covenants set forth in the Severance Plan or (vi) a failure to perform a material duty or a material breach of an obligation to his or her employer or a material breach of a written policy of his or her employer other than due to mental or physical illness or injury. The Severance Plan defines the term “Good Reason” as (i) a material breach by the Company or an affiliate of the Company of a written agreement between the participant and the Company or an affiliate of the Company, (ii) a material reduction in the nature or scope of the participant’s title, authority, powers, functions, duties, or responsibilities, (iii) a material reduction in the participant’s base salary or bonus opportunity (other than a reduction for Cause or a reduction related to a general reduction that affects similarly situated individuals in a comparable manner) or (iv) a requirement that the participant, without his or her consent, change his or her principal office to a location that is more than fifty miles from the participant’s then-current principal office.

The benefits payable to a Severance Plan participant who is terminated without Cause or resigns with Good Reason will be (i) payment of accrued but unpaid salary, bonus, and vacation pay, (ii) a pro-rated amount of the participant’s “target” bonus for the year of termination, (iii) a multiple of the sum of the participant’s annual salary and “target” bonus for the year of termination, (iv) a multiple of the annual COBRA premium for the participant’s health plan coverage and (v) a multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance, and accidental death and dismemberment insurance. The Severance Plan provides three levels of benefits: Tier I, Tier II, and Tier III. If a “target” level of bonus is not established for a participant, then the “target” will be 75%, 50% or 25% of base salary for Tier I, Tier II, and Tier III participants, respectively.

Armada Hoffler Properties, Inc.	66	Proxy Statement 2025

Executive Compensation
The Severance Plan includes different benefits for covered terminations within ninety days before or within one year after we experience a change in control (which is defined in the Severance Plan in the same terms as in the Equity Incentive Plan) (the "Change of Control Window").

The Severance Plan provides for three levels of multiples, as described above:

•Participants who are designated as Tier I are assigned a multiple of 3x (whether within or outside the Change of Control Window),
•Participants who are designated as Tier II are assigned a multiple of 2.5x within the Change of Control Window and 2x outside the Change of Control Window, and
•Participants who are designated as Tier III are assigned a multiple of 1.5x within the Change of Control Window, and 1x outside the Change of Control Window.

As of December 31, 2024, the Severance Plan benefit level for each of our named executive officers was Tier I in the case of Mr. Haddad, and Tier II in the case of Messrs. Tibbetts, Barnes-Smith, and Apperson. Prior to the termination of Ms. Hampton’s employment with the Company in July 2024, Ms. Hampton was a participant under the Severance Plan and her benefit level was Tier II. Following the termination of Ms. Hampton’s employment with the Company, Ms. Hampton no longer participates in the Severance Plan. In January 2025, in connection with Mr. Tibbett’s appointment as the Chief Executive Officer, the Compensation Committee changed Mr. Tibbetts benefit level to Tier I. In February 2025, in light of Mr. Haddad’s resignation as the Chief Executive Officer, the Compensation Committee removed Mr. Haddad as a participant under the Severance Plan. The committee that we appoint to administer the Severance Plan or we (in our capacity as the general partner of our Operating Partnership) determines which employees participate in the Severance Plan and each participant’s multiple.

No benefits will be paid under the Severance Plan unless the participant signs a release, in a form provided by our Operating Partnership, releasing us and our Operating Partnership and such other parties as are named in the release from any claims that the participant may have.

As a condition of participation in the Severance Plan, each participant agrees to comply with the following covenants:

•a covenant against competition and non-solicitation of employees and clients during employment and for one year after employment ends for any reason; and
•a covenant against disclosure of confidential information.

EQUITY ACCELERATION
The Executive Stock Award Agreement and the Restricted LTIP Unit Award Agreement (the “Award Agreements”), which govern the awards granted in accordance with the Equity Incentive Plan, provide for acceleration in connection with a termination of employment, resignation, or a change of control. Participation in the Award Agreement is limited to employees or officers of our Operating Partnership and its affiliates and individuals who provide significant services to the Company or its affiliates.

A participant’s interest in the shares of common stock or LTIP units covered by the award will become vested and nonforfeitable if the participant is terminated by his or her employer for a reason other than “Cause” or if the participant resigns with “Good Reason” and remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the date such employment ends. The Award Agreements define “Cause” as (i) the participant’s failure to perform a material duty or the participant’s material breach of an obligation under an agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the participant’s breach of a fiduciary duty to the Company, (iii) the participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the participant’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the participant. The Award Agreements define the term “Good Reason” as (i) the Company’s material breach of an agreement with the participant or a direction from the Board that the participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the participant’s duties, functions, and responsibilities to the Company and its affiliates without the participant’s consent or the Company preventing the participant from fulfilling or exercising the participant’s material duties, functions, and responsibilities to the Company and its affiliates without the participant’s consent, (iii) a material reduction in the participant’s base salary or annual bonus opportunity or (iv) a requirement that the participant relocate the participant’s employment more than fifty (50) miles from the location of the participant’s principal office on the date of the award’s grant, without the consent of the participant.

Armada Hoffler Properties, Inc.	67	Proxy Statement 2025

Executive Compensation
In addition, a participant’s interest in the shares of common stock or LTIP units covered by the award will become vested and nonforfeitable upon a “Change in Control” if the participant remains in the continuous employ of the Company or an affiliate from the date of the award’s grant until the control change is in effect. A “Change in Control” will occur if (i) any “person” (except as otherwise defined in the Equity Incentive Plan) becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power and common stock of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iv) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.

Armada Hoffler Properties, Inc.	68	Proxy Statement 2025

Executive Compensation
For purposes of the table below, except as noted below, we have made the following assumptions where applicable:

•The date of termination is December 31, 2024;
•The benefit level was the named executive officer’s benefit level on December 31, 2024.
•The payments are based on the terms of the Severance Plan and the applicable award agreements governing unvested equity awards;
•There is no earned, accrued but unpaid salary;
•There is no earned, accrued but unpaid bonus for the prior year; and
•The premiums for the NEOs' health plan coverage, life insurance, long-term disability insurance, and accidental death and dismemberment insurance is constant throughout the year.
•Scenario 1 reflects termination without Cause or resignation for Good Reason more than 90 days prior to the occurrence of a Change of Control or more than one year after the occurrence of a Change of Control.
•Scenario 2 reflects termination without Cause or resignation for Good Reason within 90 days prior to the occurrence of a Change of Control or within one year after the occurrence of a Change of Control
•Scenario 3 reflects termination for Cause or resignation without Good Reason.

NEO	Benefit	Scenario 1 ($)		Scenario 2 ($)		Scenario 3 ($)	Death or Disability ($)

Louis S. Haddad	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	4,833,431	(2)	4,833,431	(3)	—	—
	Accelerated Vesting of Stock Awards(4)(5)	—		—		—	—
Shawn J. Tibbetts	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,831,542	(2)	2,226,928	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	630,824		630,824		—	—
Matthew T. Barnes-Smith	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,376,542	(2)	1,676,928	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	217,426		217,426		—	—
Eric E. Apperson	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	1,355,031	(2)	1,655,038	(3)	—	—
	Accelerated Vesting of Stock Awards(4)	298,842		298,842		—	—
Shelly R. Hampton(6)	Accrued and Unpaid Amounts(1)	—		—		—	—
	Lump Sum Cash Severance	—		—		—	—
	Accelerated Vesting of Stock Awards(4)	—		—		—	—
(1) Represents amounts that may be payable for any base salary or cash bonus that has been earned but remains unpaid and any accrued but unused vacation pay, in each case at the time of termination.
(2) In the event the NEO is terminated without Cause or resigns for Good Reason more than 90 days prior to the occurrence of a Change of Control or more than one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEO's base salary as in effect on the date of termination, (ii) the applicable multiple of the NEO's bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEO's target bonus for the year in which employment is terminated; (iv) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance, and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2x for Messrs. Tibbetts, Barnes-Smith, and Apperson as of December 31, 2024.

Armada Hoffler Properties, Inc.	69	Proxy Statement 2025

Executive Compensation
(3) In the event the NEO is terminated without Cause or resigns for Good Reason within 90 days prior to the occurrence of a Change of Control or within one year after the occurrence of a Change of Control, the NEO will receive a lump sum amount in cash equal to: (i) the applicable multiple of the NEO's base salary as in effect on the date of termination; (ii) the applicable multiple of the NEO's bonus for the year in which employment is terminated; (iii) the pro rata amount (based on the portion of the calendar year that the NEO was employed by the Company) of the NEO's target bonus for the year in which employment is terminated; (iv) the applicable multiple of the annual COBRA premium for the participant’s health plan coverage; and (v) the applicable multiple of the annual employer premium for the participant’s life insurance, long-term disability insurance, and accidental death and dismemberment insurance. The applicable multiple for our NEOs is 3x for Mr. Haddad and 2.5x for Messrs. Tibbetts, Barnes-Smith, and Apperson as of December 31, 2024.
(4) Reflects the value equal to the number of restricted shares held by the NEO as of December 31, 2024 multiplied by $10.23 per share, which was the closing price of our common stock on the NYSE on December 31, 2024 plus the number of unvested Time-Based LTIP Units multiplied by $9.97, the estimated fair value of such units as of December 31, 2024.
(5) On November 14, 2024, the Compensation Committee approved the acceleration of the vesting of all of Mr. Haddad’s time-vesting restricted shares of common stock to December 31, 2024.
(6) We terminated the employment of Ms. Hampton on July 18, 2024 (the “Separation Date”), without cause. Accordingly, Ms. Hampton was not eligible for payments upon termination as of December 31, 2024. In connection with the termination of Ms. Hampton’s employment, we and Ms. Hampton entered into the Separation Agreement pursuant to which Ms. Hampton is entitled to severance payments and other benefits that are consistent with the compensation and other benefits applicable to a Tier II participant under the Severance Plan, including the following: (i) a cash payment of $72,459, which reflects the pro-rata amount (based on the portion of 2024 that Ms. Hampton was employed by the Company) of Ms. Hampton’s target bonus under the 2024 STIP, (ii) $770,000, which is equal to two times Ms. Hampton’s salary as of the Separation Date, (iii) $260,000, which is equal to two times Ms. Hampton’s target bonus under the 2024 STIP and (iv) $17,918, which is equal to two times the sum of (1) Ms. Hampton’s annual COBRA premium for health plan coverage and (ii) Ms. Hampton’s annual premium for life insurance, long-term disability insurance and accidental death and dismemberment insurance, in each case as in effect on the Separation Date. Additionally, pursuant to the Separation Agreement, the Company accelerated the vesting of an aggregate of 28,432 unvested shares of restricted stock held by Ms. Hampton, which represented all of Ms. Hampton’s outstanding unvested equity awards.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined in Item 402(v) of Regulation S-K) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” on page 48 above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts earned or realized by NEOs, including with respect to RSUs. See the “2023 Option Exercises and Stock Vested” table on page 66.

	PEO		Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Value of Initial Fixed $100 Investment Based on			Company Selected Performance Measure

Year	Summary Compensation Table Total ($)	Compensation Actually Paid(1) ($)			Total Shareholder Return(4)(5) ($)	Peer Group Total Shareholder Return(4)(6) ($)	Net Income ($) (MM)	Normalized FFO(7) ($) (MM)

2024	2,805,718	2,618,853	1,280,444	1,249,836	75	123	42.5	118.9
2023(8)	2,541,650	2,576,199	942,377	948,227	84	114	7.7	110.5
2022(8)	2,679,430	2,485,387	893,722	833,642	73	100	100.0	107.2
2021(8)	2,102,957	2,269,344	794,553	846,855	91	132	25.5	87.6
2020(8)(9)	1,991,076	1,680,565	759,558	667,799	64	92	37.0	86.2
(1)    The dollar amounts under "Compensation Actually Paid" represent the amount of "compensation actually paid" to Mr. Haddad, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Haddad during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Haddad's total compensation for each year to determine the compensation actually paid:

Armada Hoffler Properties, Inc.	70	Proxy Statement 2025

Executive Compensation

	Reconciliation of Summary Compensation Total vs Compensation Actually Paid (PEO) ($)

Year	Total Compensation as reported in the Summary Compensation Table (SCT)	Minus: SCT Equity Awards	Add: Fair value at end of fiscal year of equity compensation granted within applicable year(8)(9)	Add: Vesting date fair value of equity compensation granted and vested within applicable year(8)	Add: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during applicable fiscal year	Add: Change in fair value from end of prior fiscal year to the end of the applicable fiscal year for awards made in any prior fiscal year that were unvested at the end of applicable fiscal year	Minus: Fair value of forfeitures during the fiscal year as of the forfeiture date(8)(10)	Equals: Compensation Actually Paid to PEO(8)

2024	2,805,718	(1,067,043)	—	1,043,533	(163,355)	—	—	2,618,853
2023	2,541,650	(966,750)	972,134	386,700	28,727	—	(386,262)	2,576,199
2022	2,679,430	(981,770)	455,860	392,720	(7,575)	(53,278)	—	2,485,387
2021	2,102,957	(452,588)	326,971	181,043	50,493	60,468	—	2,269,344
2020	1,991,076	(784,572)	339,225	261,524	(29,920)	(96,768)	—	1,680,565
(2) The dollar amounts under “Average Summary Compensation Table Total for Non-PEO NEOs” represent the average of the amounts reported for the NEOs as a group (excluding Mr. Louis S. Haddad, who has served as our Chief Executive Officer since our initial public offering) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Haddad) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Shawn J. Tibbetts, Matthew T. Barnes-Smith, Eric E. Apperson, and Shelly Hampton; (ii) for 2023, Shawn J. Tibbetts, Matthew T. Barnes-Smith, Eric E. Apperson, and Shelly Hampton; (iii) for 2022, Shawn J. Tibbetts, Matthew T. Barnes-Smith, Michael P. O’Hara (our former Chief Financial Officer), Eric E. Apperson, and Shelly Hampton; (iv) for 2021, Shawn J. Tibbetts, Michael P. O’Hara, Eric E. Apperson, and Shelly Hampton; and (v) for 2020, Michael P. O’Hara, Shawn J. Tibbetts, Eric E. Apperson, and Shelly Hampton.
(3) The dollar amounts under "Average Compensation Actually Paid to Non-PEO NEOs" represent the average amount of "compensation actually paid" to the NEOs as a group (excluding the Chief Executive Officer, Mr. Haddad), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' average total compensation for each year to determine the compensation actually paid:

	Reconciliation of Average Summary Compensation Table Total vs Average Compensation Actually Paid (other NEOs) ($)

Year	Average Compensation as reported in the Summary Compensation Table (SCT)	Minus: SCT Equity Awards	Add: Fair value at end of fiscal year of equity compensation granted within applicable year(8)(9)	Add: Vesting date fair value of equity compensation granted and vested within applicable year(8)	Add: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during applicable fiscal year	Add: Change in fair value from end of prior fiscal year to the end of the applicable fiscal year for awards made in any prior fiscal year that were unvested at the end of applicable fiscal year	Minus: Fair value of forfeitures during the fiscal year as of the forfeiture date(8)(10)	Equals: Average Compensation Actually Paid to Non-PEO NEOs(8)

2024	1,280,444	(366,283)	188,177	188,822	(20,699)	(20,625)	—	1,249,836
2023	942,377	(321,132)	193,195	128,455	6,784	6,256	(7,708)	948,227
2022	893,722	(298,502)	149,870	105,464	(1,950)	(14,962)	—	833,642
2021	794,553	(151,557)	109,489	60,628	15,119	18,623	—	846,855
2020	759,558	(241,647)	104,478	80,553	(7,092)	(28,051)	—	667,799
(4)    Pursuant to SEC rules, the total shareholder return ("TSR") figures assume an initial investment of $100 on December 31, 2019.
(5) Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group referenced for purpose of the TSR comparison is the group of companies included in the MSCI US REIT Index, which is the industry peer group used for purposes of Item 201(e) of Regulation S-K.

Armada Hoffler Properties, Inc.	71	Proxy Statement 2025

Executive Compensation
(7)    Normalized FFO is defined as FFO calculated in accordance with the standards establish by the National Association of Real Estate Investment Trusts (“Nareit”), adjusted for certain items, including but not limited to, acquisition, development, and other pursuit costs, debt extinguishment losses, prepayment penalties, impairment of intangible assets and liabilities, mark-to-market adjustments on interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Nareit defines FFO as net income (loss) calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
(8)    Figures for "Compensation Actually Paid" to the PEO for years 2020-2023 have been revised from prior disclosures to correct the methodology used in valuating equity-based compensation. Prior disclosures incorrectly reflected the fair value at year end for awards granted and vested within applicable year. This amount has now separated into "Add: Fair value at end of fiscal year of equity compensation granted within applicable year" and "Add: Vesting date fair value of equity compensation granted and vested within applicable year" consistent with Item 402(v) of Regulation S-K. Awards that were granted and vest within the year are now measured at their vesting-date fair value, rather than the value at the year end. Additionally, "Minus: Fair value of forfeitures during the fiscal year as of the forfeiture date" was corrected in 2023 to reflect the change in fair value of forfeited awards originally granted in prior years. These corrections resulted in changes to "Compensation Actually Paid to PEO" of: a $8,656 decrease in 2023, a $88,798 increase in 2022, a $36,953 decrease in 2021 and a $91,911 increase in 2020. Comparable adjustments to the "Average Compensation Actually Paid to Non-PEO NEOs" were: a $4,172 increase in 2023, a $36,221 increase in 2022, a $12,375 decrease in 2021 and a $28,310 increase in 2020.
(9)    In an effort to strengthen our financial flexibility and efficiently manage through the uncertainty caused by the COVID-19 pandemic, Mr. Haddad voluntarily elected to reduce his base salary by 25% effective as of May 1, 2020. On February 18, 2021, as a result of improvement in general economic conditions and our operating performance, the Company's Board of Directors reinstated Mr. Haddad's base salary to pre-COVID-19 compensation levels, effective January 1, 2021.
(10) As a result of inadvertently issuing more shares of common stock than were available for issuance under the Equity Plan, on May 9, 2023, Messrs. Haddad and Barnes-Smith forfeited 75,321 and 8,975 restricted shares of common stock, respectively. Following approval by the board of directors and stockholders of an amendment to the Equity Plan to increase the number of shares available for issuance thereunder, on June 20, 2023, 75,321 restricted shares of common stock at a grant date fair value of $915,903 and 8,975 restricted shares of common stock at grant date fair value of $109,136 were granted to Messrs. Haddad and Barnes-Smith, respectively, one-third of which vested on March 3, 2024, one-third of which vested on March 3, 2025, and one-third of which will vest on March 3, 2026, subject to the their continued employment on such dates.

FINANCIAL PERFORMANCE MEASURES
As described in greater detail in the Compensation Discussion and Analysis on page 48, our approach to executive compensation is designed to align and motivate NEOs to continue their focus on shareholder performance and the successful execution of key strategic priorities. The most important financial measures used by the Company to link compensation actually paid to the NEOs for the most recently completed fiscal year, to the Company's performance are as follows (unranked):

•Normalized FFO;
•Normalized FFO/Share;
•Net Operating Income

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
The following graphs illustrate the relationship during 2020-2024 of the Compensation Actually Paid to our CEO and the Average Compensation Actually Paid to our other NEOs (each as set forth in the table above), to (i) our cumulative TSR and the cumulative TSR of the constituent companies in the MSCI US REIT Index, (ii) our GAAP net income, and (iii) our Normalized FFO (in each case as set forth in the table above):

Armada Hoffler Properties, Inc.	72	Proxy Statement 2025

Executive Compensation
Refer to Appendix C for the reconciliation of Normalized FFO to Net Income.

Armada Hoffler Properties, Inc.	73	Proxy Statement 2025

Report of the Audit Committee

The Audit Committee is currently composed of Messrs. Carroll, Cherry, and Gartman, with Mr. Carroll serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors.

One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2024 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence, and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for 2024 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
James A. Carroll (Chairperson)
James C. Cherry
Dennis H. Gartman
F. Blair Wimbush

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Armada Hoffler Properties, Inc.	74	Proxy Statement 2025

Principal Stockholders

The following tables set forth certain information regarding the beneficial ownership of shares of our common stock, OP units, Time-Based LTIP units as of April 21, 2025 by (a) each of our directors, (b) each of our named executive officers, (c) all of our directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common stock. Beginning one year after the date of issuance, an OP unit is redeemable for cash equal to the then-current market value of one share of our common stock or, at our option, for one share of common stock. Time-Based LTIP units included in the table below are vested or will vest within 60 days after April 21, 2025. Time-Based LTIP units that will not vest within 60 days after April 21, 2025 are excluded from the tables below. There are no outstanding vested Performance LTIP units or unvested Performance LTIP units that are expected to vest within 60 days after April 21, 2025, and, therefore, all outstanding Performance LTIP units are excluded from the tables below. Unless otherwise indicated, all shares, OP units, and LTIP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares, OP units, or LTIP units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account, or similar arrangement, or (d) the automatic termination of a trust, discretionary account, or similar arrangement

Unless otherwise indicated, the address of each person listed below is c/o Armada Hoffler Properties, Inc., 222 Central Park Avenue, Suite 1000, Virginia Beach, Virginia 23462.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock, Preferred Stock, OP units, and LTIP Units as of April 21, 2025, by each director and named executive officer and by all directors and executive officers as a group.

Armada Hoffler Properties, Inc.	75	Proxy Statement 2025

Principal Stockholders

	Common Stock, OP Units, and LTIP Units							Preferred Stock
Name	Number of Common Shares Beneficially Owned		% of All Common Shares(1)	Number of OP Units and Time-Based LTIP Units Beneficially Owned		Number of Common Shares, OP Units, and Time-Based LTIP Units Beneficially Owned	% of All Shares, OP Units, and Time-Based LTIP Units(1)(2)	Number of Preferred Shares Beneficially Owned	% of All Preferred Shares(3)

Directors and NEOs:
Daniel A. Hoffler	266,647		*	5,414,054	(4)	5,680,701	5.6%	4,000	*
Louis S. Haddad	288,710		*	2,128,918	(7)	2,417,628	2.4%	5,000	*
A. Russell Kirk	169,705	(5)	*	1,410,657	(6)	1,580,362	1.5%	—	*
George F. Allen	29,676		*	9,626		39,302	*	2,000	*
Jennifer R. Boykin	—		*	1,699		1,699	*	—	*
James A. Carroll	40,002		*	9,626		49,628	*	—	*
James C. Cherry	52,342		*	9,626		61,968	*	12,000	*
Dennis H. Gartman	34,701		*	—		34,701	*	—	*
Eva S. Hardy	19,797		*	9,626		29,423	*	400	*
F. Blair Wimbush	21,508		*	4,981		26,489	*	—	*
Eric E. Apperson	59,484		*	273,641		333,125	*	—	*
Matthew T. Barnes-Smith	11,617		*	34,975		46,592	*	—	*
Shelly R. Hampton(8)	100,613		*	58,799		159,412	*	—	*
Shawn J. Tibbetts	61,685		*	85,864		147,549	*	—	*
All executive officers and directors as a group (13 people)(9)(10)	1,055,874		1.3%	9,393,293		10,449,167	10.2%	23,400	*
* Less than 1%
(1) Based on 80,155,369 shares of our common stock outstanding as of April 21, 2025.
(2) Based on 21,941,564 OP units outstanding as of April 21, 2025 (other than OP units held by us) and 221,795 LTIP units vested or to vest within 60 days after April 21, 2025.
(3) Based on 6,843,418 shares of our preferred stock outstanding as of April 21, 2025.
(4) Includes 126,290 OP units held by a trust, for which Mr. Hoffler serves as a trustee and for which Mr. Hoffler disclaims beneficial ownership.
(5) Includes 49,321 shares held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership.
(6) Includes 39,347 OP units held by Mr. Kirk’s spouse, for which Mr. Kirk disclaims beneficial ownership.
(7) Includes 272,932 OP units held by a trust, for which Mr. Haddad serves as a trustee and for which Mr. Haddad disclaims beneficial ownership.
(8) As of April 22, 2025, which is the date Ms. Hampton provided the information. On July 18, 2024, we terminated the employment of Ms. Hampton.
(9) Excludes 257,095 shares of common stock and OP units of beneficial ownership attributable to non-named executive officers which represents 0.3% of outstanding shares of common stock, OP units, and LTIP units.
(10) As a result of the termination of Ms. Hampton’s employment with the Company on July 18, 2024, these numbers exclude shares and OP units held by Ms. Hampton.

5% Beneficial Owners
As of March 31, 2025, to the Company’s knowledge, five persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of Daniel A. Hoffler appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such entities:

Armada Hoffler Properties, Inc.	76	Proxy Statement 2025

Principal Stockholders

More than 5% Beneficial Owners	Number of Shares Beneficially Owned	% of All Shares(1)

BlackRock, Inc.(2) 55 Hudson Yards New York, NY 10001	14,545,804	18.1%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	7,692,253	9.6%
(1) Based on 80,155,369 shares of our common stock outstanding as of April 21, 2025.
(2) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 5, 2025 reporting beneficial ownership as of December 31, 2024. BlackRock, Inc. possesses sole voting power over 14,287,333 shares and sole dispositive power over 14,545,804 shares.
(3) Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 13, 2025 reporting beneficial ownership as of December 31, 2024. The Vanguard Group possesses shared voting power over 99,200 shares, sole dispositive power over 7,533,318 shares and shared dispositive power over 158,935 shares.

Armada Hoffler Properties, Inc.	77	Proxy Statement 2025

Certain Relationships and Related Party Transactions

Related Party Transaction Policy
The Board of Directors has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee, and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including directors, director nominees, executive officers, greater than 5% stockholders, and the immediate family members of each of these groups (the “Related Persons”). They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers, and directors, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the Related Person is responsible for identifying and reporting to the Audit Committee any proposed related person transaction. In the event the Chief Executive Officer determines that it is impractical or undesirable to wait until an Audit Committee meeting can be convened in order to review a transaction with a Related Person, the Chairperson of the Audit Committee may act as an authorized subcommittee on behalf of the Audit Committee to review such transaction, so long as the Chairperson is a disinterested member with respect to such transaction. After considering all the facts and circumstances available to the Audit Committee, the Audit Committee will approve, ratify, or reject the transaction, in its discretion. All approved transactions with Related Persons will be disclosed to the full Board of Directors.
Related Party Transactions
We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Additionally, we may provide information about related party transactions that we believe may be of interest to stockholders regardless of whether they meet the criteria above.

SEVERANCE PLAN
Employees of our operating partnership and its affiliates who are members of a select group of management or highly compensated employees are subject to our Severance Plan, which provides severance benefits upon a termination of employment under certain circumstances. See “Potential Payments Upon Termination or Change of Control.”

INDEMNIFICATION OF OFFICERS AND DIRECTORS
Our charter and bylaws provide for certain indemnification rights for our directors and officers, and we entered into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits, or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Maryland law.

Armada Hoffler Properties, Inc.	78	Proxy Statement 2025

Proposal 4: Advisory Vote on Executive Compensation

Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-basis, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain executive talent and to align the interests of our NEOs with the interests of the Company and our stockholders by providing market competitive compensation that is closely tied to short-term and long-term performance goals set by our Compensation Committee. The compensation of our NEOs is comprised of a mix of base salary, short-term incentive compensation, and, from time to time, discretionary amounts of restricted stock. Please read the “Executive Compensation” section beginning on page 48, which includes the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation of our NEOs, and the accompanying narrative disclosure set forth in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2024 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
Vote Required and Recommendation
The vote on the compensation of our NEOs as disclosed in this Proxy Statement is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We have recommended that our stockholders should cast an advisory vote on the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our NEOs will be at the 2026 annual meeting of stockholders. The affirmative vote of a majority of votes cast is required to approve, on a non-binding, advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Armada Hoffler Properties, Inc.	79	Proxy Statement 2025

Proposal 5: Advisory Vote on Frequency of Holding an Advisory Vote on Executive Compensation
Section 14A of the Exchange Act requires that we must provide our stockholders with an opportunity to indicate how frequently we should seek a non-binding, advisory vote on the compensation of our NEOs, and disclosed pursuant to the SEC’s compensation disclosure rules. In this Proposal No. 5, our Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating whether they would prefer an advisory vote on executive compensation, such as that set forth in Proposal No. 4, once every one, two, or three years.

Vote Required and Recommendation
Our Board of Directors has determined that a non-binding, advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the non-binding, advisory vote on executive compensation. The Board believes that a non-binding, annual advisory vote on executive compensation facilitates input from our stockholders on our compensation philosophy, policies and practices that are disclosed in this Proxy Statement. We recognize that our stockholders may have differing views on the appropriate frequency for a non-binding, advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the non-binding, advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the non-binding, advisory vote on executive compensation that is preferred by our stockholders. However, because this vote is advisory and not binding on our Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold a non-binding, advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Armada Hoffler Properties, Inc.	80	Proxy Statement 2025

Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4, and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during the fiscal year ended December 31, 2024, except that A. Russell Kirk was inadvertently late in reporting transactions reportable on Form 4 related to certain gifts of common stock by Mr. Kirk on December 10, 2024.

Other Matters to Come Before the 2025 Annual Meeting
No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board of Directors, or, if no such recommendation is given, in their own discretion.
Stockholder Proposals and Nominations for the 2026 Annual Meeting
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the 2026 annual meeting of stockholders must be received at our principal executive offices no later than December 26, 2025, and any stockholder proposal received after this date shall be considered untimely.
In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2026 Annual Meeting must be received no earlier than November 26, 2025 and no later than December 26, 2025. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Proxy Access Procedures for the 2026 Annual Meeting
In order to be eligible to require that the Company include an eligible stockholder nominee in the proxy materials for the 2026 annual meeting of stockholders pursuant to Article II, Section 15 of the bylaws, an eligible stockholder must provide to the Corporate Secretary of the Company, in proper form and within the times specified below, (i) a written notice expressly electing to have such stockholder nominee included in the Company’s proxy materials pursuant to Article II, Section 15 of the bylaws (a “Notice of Proxy Access Nomination”) and (ii) any updates or supplements to such Notice of Proxy Access Nomination. To be timely, the Notice of Proxy Access Nomination must be delivered or mailed to and received by the Corporate Secretary at the principal executive office of the Company not earlier than the one hundred and fiftieth (150th) day (November 26, 2025) nor later than 5:00 p.m., Eastern Time, on the one hundred and twentieth (120th) day (December 26, 2025) prior to the first anniversary of the date of this Proxy Statement. In addition, stockholders who intend to solicit proxies in support of a shareholder nominee must also comply with the additional requirements of Rule 14a-19(b). Such notice should be sent to our Corporate Secretary at 222 Central Park Avenue, Suite 1000, Virginia Beach, Virginia 23462. Please refer to the full text of our proxy access bylaw provisions for additional information and requirements. A copy of our bylaws may be obtained by writing to our Corporate Secretary at the address listed above or by visiting our investor relations website at https://ir.armadahoffler.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements, and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice

Armada Hoffler Properties, Inc.	81	Proxy Statement 2025

from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to Armada Hoffler Properties, Inc. at 222 Central Park Avenue, Suite 1000, Virginia Beach, Virginia 23462, Attention: Corporate Secretary, or contact Investor Relations by telephone at (757) 366-6684. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors,

Matthew T. Barnes Smith Chief Financial Officer, Treasurer and Corporate Secretary Virginia Beach, Virginia April 25, 2025

Armada Hoffler Properties, Inc.	82	Proxy Statement 2025

Appendix A
AMENDMENT NO. 2 TO THE
ARMADA HOFFLER PROPERTIES, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

This Amendment No. 2 (“Amendment No. 2”) to the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”), is made effective as of June , 2025. All capitalized terms not specifically defined in this Amendment No. 2 shall have the meanings ascribed to them in the Plan.

The Plan is hereby amended as follows:

1.A new definition is added to Article I as follows:

Amendment No. 2 Effective Date
“Amendment No. 2 Effective Date” means June , 2025, the date Amendment No. 2 was approved by the stockholders of the Company.

2. The text of Section 5.02(a) of the Plan is hereby amended and restated to read in its entirety as follows:

“(a) The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Stock Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is 6,900,000 shares. Other Equity-Based Awards that are LTIP Units shall reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Stock.”

3.The text of Article XVII of the Plan is hereby amended and restated to read in its entirety as follows:

“No Stock Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after the day before the tenth anniversary of the Amendment No. 2 Effective Date. Stock Awards, Performance Unit awards, Incentive Awards, Options, SARs and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.”
Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.

Armada Hoffler Properties, Inc.	83	Proxy Statement 2025

Appendix B

ARMADA HOFFLER PROPERTIES, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
(as amended and restated effective June 14, 2017)

Armada Hoffler Properties, Inc.	84	Proxy Statement 2025

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		B-6

1.01	Affiliate	B-6

1.02	Agreement	B-6

1.03	Board	B-6

1.04	Change in Control	B-6

1.05	Code	B-6

1.06	Committee	B-6

1.07	Common Stock	B-7

1.08	Company	B-7

1.09	Control Change Date	B-7

1.10	Corresponding SAR	B-7

1.11	Dividend Equivalent Right	B-7

1.12	Effective Date	B-7

1.13	Exchange Act	B-7

1.14	Fair Market Value	B-7

1.15	Incentive Award	B-7

1.16	Initial Value	B-7

1.17	LTIP Unit	B-7

1.18	Operating Partnership	B-7

Armada Hoffler Properties, Inc.	85	Proxy Statement 2025

1.19	Option	B-8

1.20	Other Equity-Based Award	B-8

1.21	Participant	B-8

1.22	Performance Goal	B-8

1.23	Performance Units	B-8

1.24	Person	B-8

1.25	Plan	B-8

1.26	Restatement Effective Date	B-9

1.27	SAR	B-9

1.28	Stock Award	B-9

1.29	Ten Percent Stockholder	B-9

ARTICLE II PURPOSES		B-9

ARTICLE III ADMINISTRATION		B-9

ARTICLE IV ELIGIBILITY		B-10

ARTICLE V COMMON STOCK SUBJECT TO PLAN		B-10

5.01	Common Stock Issued	B-10

5.02	Aggregate Limit	B-10

5.03	Individual Grant Limit	B-10

5.04	Reallocation of Shares	B-10

5.05	Non-Employee Director Limit	B-10

ARTICLE VI OPTIONS		B-11

6.01	Award	B-11

Armada Hoffler Properties, Inc.	86	Proxy Statement 2025

6.02	Option Price	B-11

6.03	Maximum Option Period	B-11

6.04	Nontransferability	B-11

6.05	Transferable Options	B-11

6.06	Employee Status	B-11

6.07	Exercise	B-11

6.08	Payment	B-12

6.09	Stockholder Rights	B-12

6.10	Disposition of Shares	B-12

ARTICLE VII SARS		B-12

7.01	Award	B-12

7.02	Maximum SAR Period	B-12

7.03	Nontransferability	B-12

7.04	Transferable SARs	B-12

7.05	Exercise	B-12

7.06	Employee Status	B-13

7.07	Settlement	B-13

7.08	Stockholder Rights	B-13

7.09	No Reduction of Initial Value	B-13

ARTICLE VIII STOCK AWARDS		B-13

8.01	Award	B-13

Armada Hoffler Properties, Inc.	87	Proxy Statement 2025

8.02	Vesting	B-13

8.03	Employee Status	B-13

8.04	Stockholder Rights	B-13

ARTICLE IX PERFORMANCE UNIT AWARDS		B-14

9.01	Award	B-14

9.02	Earning the Award	B-14

9.03	Payment	B-14

9.04	Stockholder Rights	B-14

9.05	Nontransferability	B-14

9.06	Transferable Performance Units	B-14

9.07	Employee Status	B-14

ARTICLE X OTHER EQUITY-BASED AWARDS		B-14

10.01	Award	B-14

10.02	Terms and Conditions	B-15

10.03	Payment or Settlement	B-15

10.04	Employee Status	B-15

10.05	Stockholder Rights	B-15

ARTICLE XI INCENTIVE AWARDS		B-15

11.01	Award	B-15

11.02	Terms and Conditions	B-15

11.03	Nontransferability	B-15

11.04	Employee Status	B-15

Armada Hoffler Properties, Inc.	88	Proxy Statement 2025

11.05	Settlement	B-15

11.06	Stockholder Rights	B-16

ARTICLE XII ADJUSTMENT UPON CHANGE IN COMMON STOCK		B-16

ARTICLE XIII COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		B-16

ARTICLE XIV GENERAL PROVISIONS		B-16

14.01	Effect on Employment and Service	B-16

14.02	Unfunded Plan	B-16

14.03	Rules of Construction	B-17

14.04	Section 409A Compliance	B-17

14.05	Withholding Taxes	B-17

14.06	Return of Awards; Repayment	B-17

ARTICLE XV CHANGE IN CONTROL		B-17

15.01	Impact of Change in Control	B-17

15.02	Assumption Upon Change in Control	B-17

15.03	Cash-Out Upon Change in Control	B-18

15.04	Limitation of Benefits	B-18

ARTICLE XVI AMENDMENT		B-19

ARTICLE XVII DURATION OF PLAN		B-19

ARTICLE XVIII EFFECTIVE DATE OF PLAN		B-19

Armada Hoffler Properties, Inc.	89	Proxy Statement 2025

ARTICLE I
DEFINITIONS
1.01 Affiliate
“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.
1.02 Agreement
“Agreement” means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an Incentive Award, an award of Performance Units, an Option, SAR or Other Equity-Based Award (including an LTIP Unit) granted to such Participant.
1.03 Board
“Board” means the Board of Directors of the Company.
1.04 Change in Control
“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:
(a) any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common stock of the Company;
(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), or (d) of this Section 1.04 or (B) a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common stock of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(d) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale.
Notwithstanding the foregoing, if an award under this Plan constitutes “deferred compensation” under Section 409A of the Code, no payment shall be made under such award on account of a Change in Control unless the occurrence of one or more of the preceding events also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, all as determined in accordance with the regulations under Section 409A of the Code.

1.05 Code
“Code” means the Internal Revenue Code of 1986, and any amendments thereto.

1.06 Committee
“Committee” means the Compensation Committee of the Board; provided, however, that if there is no Compensation Committee, then “Committee” means the Board.

1.07 Common Stock
“Common Stock” means the common stock, par value $0.01 per share, of the Company.

1.08 Company
“Company” means Armada Hoffler Properties, Inc., a Maryland corporation.

1.09 Control Change Date
“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

Armada Hoffler Properties, Inc.	90	Proxy Statement 2025

1.10 Corresponding SAR
“Corresponding SAR” means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.11 Dividend Equivalent Right
“Dividend Equivalent Right” means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, shares or other property in amounts equivalent to the cash, shares or other property dividends declared on shares of Common Stock with respect to specified Performance Units or Common Shares subject to an Other Equity-Based Award, as determined by the Committee, in its sole discretion. The Committee shall provide that Dividend Equivalent Rights (if any) payable with respect to any award that does not vest or become exercisable solely on account of continued employment or service shall be distributed only when, and to the extent that, the underlying award is vested or exercisable and also may provide that Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

1.12 Effective Date
“Effective Date” means May 1, 2013, the date the Plan was approved by the stockholders of the Company.

1.13 Exchange Act
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14 Fair Market Value
“Fair Market Value” means, on any given date, the reported “closing” price of a share of Common Stock on the New York Stock Exchange. If, on any given date, the Common Stock is not listed for trading on the New York Stock Exchange, then Fair Market Value shall be the “closing” price of a share of Common Stock on such other exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code.

1.15 Incentive Award
“Incentive Award” means an award under Article XI which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate.

1.16 Initial Value
“Initial Value” means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant.

1.17 LTIP Unit
“LTIP Unit” means an “LTIP Unit” as defined in the Operating Partnership’s partnership agreement. An LTIP Unit granted under this Plan represents the right to receive the benefits, payments or other rights set forth in that partnership agreement, subject to the terms and conditions of the applicable Agreement and that partnership agreement.

1.18 Operating Partnership
“Operating Partnership” means Armada Hoffler, L.P., a Virginia limited partnership.

1.19 Option
“Option” means a share option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.20 Other Equity-Based Award
“Other Equity-Based Award” means any award other than an Option, SAR, a Performance Unit award or a Stock Award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive shares of Common Stock or rights or units valued in whole or in part by reference to, or otherwise based on, shares of Common Stock (including securities convertible into Common Stock) or other equity interests including LTIP Units.

1.21 Participant
“Participant” means an employee or officer of the Company or an Affiliate, a member of the Board, or an individual who provides significant services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership), and who satisfies the requirements of Article IV and is selected by the Committee to receive an award of Performance Units, a Stock Award, an Incentive Award Option, SAR, Other Equity-Based Award or a combination thereof.

1.22 Performance Goal
“Performance Goal” means a performance objective that is stated with respect to one or more of the following, alone or in combination, and with or without adjustment: funds from operations; adjusted funds from operations; normalized funds from operations;

Armada Hoffler Properties, Inc.	91	Proxy Statement 2025

earnings before income taxes, depreciation and amortization (“EBITDA”); adjusted EBITDA; return on capital assets, development, investment or equity; total earnings; revenues or sales; earnings per share of Common Stock; return on capital; Fair Market Value; total stockholder return, including any comparisons with stock market indices; cash flow; acquisitions or strategic transactions; operating income (loss); gross or net profit levels; productivity; expenses; margins; operating efficiency; working capital; portfolio or regional occupancy rates; or performance or yield on development or redevelopment activities.
A Performance Goal may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent permitted under Section 162(m) of the Code (for any award that is intended to constitute “performance based compensation” under Section 162(m) of the Code), the Committee may also adjust the Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

1.23 Performance Units
“Performance Units” means an award, in the amount determined by the Committee, stated with reference to a specified number of shares of Common Stock or other securities or property, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified unit equal to the value of the Performance Unit on the date of payment.

1.24 Person
“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentences, the term “Person” does not include (i) the Company or any of its subsidiaries,
(i) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate,
(ii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

1.25 Plan
“Plan” means this Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan, as amended and restated effective on the Restatement Effective Date.

1.26 Restatement Effective Date
“Restatement Effective Date” means June 14, 2017, the date the amendment and restatement of the Plan was approved by the stockholders of the Company.

1.27 SAR
“SAR” means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.28 Stock Award
“Stock Award” means shares of Common Stock awarded to a Participant under Article VIII.

1.29 Ten Percent Stockholder
“Ten Percent Stockholder” means any individual owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any voting shares owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a stockholder, partner or beneficiary.

ARTICLE II
PURPOSES
The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Incentive Awards, Performance Units, and Other Equity-Based Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

Armada Hoffler Properties, Inc.	92	Proxy Statement 2025

ARTICLE III
ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall have authority to grant SARs, Stock Awards, Incentive Awards, Performance Units, Options and Other Equity-Based Awards upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, an Incentive Award, an award of Performance Units or an Other Equity-Based Award. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award, an Incentive Award or Other Equity-Based Award may become transferable or nonforfeitable or the time at which an Other Equity-Based Award, an Incentive Award or an award of Performance Units may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive awards under the Plan, the form, amount and timing of such awards, the terms and provisions of such awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award, Other Equity-Based Award or award of Performance Units. All expenses of administering this Plan shall be borne by the Company.
The Committee, in its discretion, may delegate to the Company’s Chief Executive Officer all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan and the Committee’s prior delegation. References to the “Committee” in the Plan include the Committee’s delegate to the extent consistent with the Committee’s delegation.

ARTICLE IV
ELIGIBILITY
Any employee of the Company or an Affiliate (including a trade or business that becomes an Affiliate after the adoption of this Plan) and any member of the Board is eligible to participate in this Plan. In addition, any other individual who provides significant services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that the participation of such individual is in the best interest of the Company. The Committee may also grant Options, SARs, Stock Awards, Incentive Awards, Performance Units and Other Equity-Based Awards to an individual as an inducement to such individual becoming eligible to participate in the Plan and prior to the date that the individual first performs services for the Company, an Affiliate or the Operating Partnership, provided that such awards will not become vested or exercisable, and no shares of Common Stock shall be issued or other payment made to such individual with respect to such awards prior to the date the individual first performs services for the Company, an Affiliate or the Operating Partnership.

ARTICLE V
COMMON STOCK SUBJECT TO PLAN
5.01 Common Stock Issued
Upon the award of Common Stock pursuant to a Stock Award, an Other Equity-Based Award or in settlement of an award of Performance Units or Incentive Award, the Company may deliver to the Participant shares of Common Stock from its treasury shares or authorized but unissued Common Stock. Upon the exercise of any Option, SAR or Other Equity-Based Award denominated in shares of Common Stock, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its treasury shares or authorized but unissued Common Stock.

5.02 Aggregate Limit
(a) The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Stock Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is 1,700,000 shares. Other Equity-Based Awards that are LTIP Units shall reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Stock.
(b) The maximum number of shares of Common Stock that may be issued under this Plan in accordance with Section 5.02(a) shall be subject to adjustment as provided in Article XII.
(c) The maximum number of shares of Common Stock that may be issued upon the exercise of Options that are incentive stock options or Corresponding SARs that are related to incentive stock options shall be determined in accordance with Sections 5.02(a) and 5.02(b).

5.03 Individual Grant Limit
No Participant may be granted an Award of (a) Options, (b) SARs, (c) Stock Awards, (d) Performance Units or (e) Other Equity-Based Awards, in each case, that is intended to constitute “performance based compensation” under Section 162(m) of the Code in any

Armada Hoffler Properties, Inc.	93	Proxy Statement 2025

calendar year with respect to more than 300,000 shares of Common Stock. For purposes of this Section 5.03, an Option and Corresponding SAR shall be treated as a single award, and all other types of awards shall each be treated as separate awards, with each such type of award separately subject to the limit in this Section 5.03. The maximum number of shares of Common Stock for which a Participant may be granted Options, SARs, Stock Awards, Performance Units and Other Equity-Based Awards in any calendar year shall be subject to adjustment as provided in Article XII.

5.04 Reallocation of Shares
If any award or grant under the Plan (including LTIP Units) expires, is forfeited or is terminated without having been exercised or is paid in cash without delivery of shares of Common Stock, then the number of shares counted against the aggregate number of shares available under the Plan with respect to such award or grant shall, to the extent of any such forfeiture, termination or expiration, again be available for making awards or grants under the Plan in the same amount as such shares of Common Stock were counted against the limit set forth in Section 5.02. The number of Shares available for issuance under the Plan shall not be increased by (i) any shares of Common Stock tendered or withheld or awards surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option as described in Section 6.08, (ii) any shares of Common Stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations as described in Section 14.05 or (iii) any shares of Common Stock purchased by the Company with proceeds from option exercises.

5.05 Non-Employee Director Limit
The combined maximum number of shares of Common Stock and LTIP Units subject to Awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid during the calendar year in respect of the non-employee director’s service as a member of the Board (including service as a member or chair of any regular committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

ARTICLE VI
OPTIONS
6.01 Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and, subject to Sections 5.03 and 5.05, will specify the number of shares of Common Stock covered by such awards.

6.02 Option Price
The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share of Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Stockholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article XII, the price per share of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of stockholders. In addition, no payment shall be made in cancellation of an Option if, on the date of cancellation, the option price per share exceeds Fair Market Value.

6.03 Maximum Option Period
The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04 Nontransferability
Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05 Transferable Options
Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any

Armada Hoffler Properties, Inc.	94	Proxy Statement 2025

transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06 Employee Status
For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07 Exercise
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for Common Shares having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

6.08 Payment
Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering shares of Common Stock or by attestation of ownership of shares of Common Stock, by a broker-assisted cashless exercise, or by such other means, including by way of net-exercise, as may be permitted by the Committee. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined on the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09 Stockholder Rights
No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to an Option until the date of exercise of such Option.

6.10 Disposition of Shares
A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII
SARS
7.01 Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom SARs are to be granted and will, subject to Sections 5.03 and 5.05, specify the number of shares of Common Stock covered by such awards. No Participant may be granted Corresponding SARs (under the Plan and all plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

7.02 Maximum SAR Period
The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03 Nontransferability
Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04 Transferable SARs
Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and

Armada Hoffler Properties, Inc.	95	Proxy Statement 2025

conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.

7.05 Exercise
Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06 Employee Status
If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.07 Settlement
At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.08 Stockholder Rights
No Participant shall, as a result of receiving an SAR, have any rights as a stockholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

7.09 No Reduction of Initial Value
Except as provided in Article XII, the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of stockholders. In addition, no payment shall be made in cancellation of a SAR if, on the date of cancellation, the Initial Value exceeds Fair Market Value.

ARTICLE VIII
STOCK AWARDS

8.01 Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will, subject to Sections 5.03 and 5.05, specify the number of shares of Common Stock covered by such awards.

8.02 Vesting
The Committee, on the date of the award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to the attainment of objectives stated with reference to the Company’s, an Affiliate’s or a business unit’s attainment of objectives stated with respect to performance criteria established by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

8.03 Employee Status
In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04 Stockholder Rights
Unless otherwise specified in accordance with the applicable Agreement, while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable, a Participant will have all rights of a stockholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that dividends payable on Common Shares subject to a Stock Award that does not become nonforfeitable and transferable solely on account of continued employment or service, such dividends shall be distributed only when, and to the extent that, the underlying Stock Award is nonforfeitable and transferable and the Committee may provide that such dividends shall be deemed to have been reinvested in additional shares of Common Stock. During

Armada Hoffler Properties, Inc.	96	Proxy Statement 2025

the period that the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Stock Award are transferable and are no longer forfeitable.

ARTICLE IX
PERFORMANCE UNIT AWARDS

9.01 Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Units is to be made and will, subject to Sections 5.03 and 5.05, specify the number of shares of Common Stock or other securities or property covered by such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Units.

9.02 Earning the Award
The Committee, on the date of the grant of an award, shall prescribe that the Performance Units will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Units, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

9.03 Payment
In the discretion of the Committee, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of Common Stock, by the delivery of other securities or property or a combination thereof. A fractional share of Common Stock shall not be deliverable when an award of Performance Units is earned, but a cash payment will be made in lieu thereof. The amount payable when an award of Performance Units is earned shall be paid in a lump sum.

9.04 Stockholder Rights
A Participant, as a result of receiving an award of Performance Units, shall not have any rights as a stockholder until, and then only to the extent that, the award of Performance Units is earned and settled in shares of Common Stock. After an award of Performance Units is earned and settled in shares of Common Stock, a Participant will have all the rights of a stockholder as described in Section 8.04.

9.05 Nontransferability
Except as provided in Section 9.06, Performance Units granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Units shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.06 Transferable Performance Units
Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Units may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Units transferred pursuant to this section shall be bound by the same terms and conditions that governed the Performance Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Units except by will or the laws of descent and distribution.

9.07 Employee Status
In the event that the terms of any Performance Unit award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE X
OTHER EQUITY-BASED AWARDS

10.01 Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will, subject to Sections 5.03 and 5.05, specify the number of shares of Common Stock or other equity interests (including LTIP Units) covered by such awards. The grant of LTIP Units must satisfy the requirements of the partnership agreement of the Operating Partnership as in effect on the date of grant. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.

10.02 Terms and Conditions

Armada Hoffler Properties, Inc.	97	Proxy Statement 2025

The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, nontransferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement, including the attainment of objectives stated with respect to one or more Performance Goals. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.

10.03 Payment or Settlement
Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, shall be payable or settled in shares of Common Stock, cash or a combination of Common Stock and cash, as determined by the Committee in its discretion; provided, however, that any shares of Common Stock that are issued on account of the conversion of LTIP Units into Common Stock shall not be issued under the Plan. Other Equity-Based Awards denominated as equity interests other than Common Stock may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

10.04 Employee Status
If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

10.05 Stockholder Rights
A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a stockholder until, and then only to the extent that, shares of Common Stock are issued under the Other Equity-Based Award.

ARTICLE XI
INCENTIVE AWARDS

11.01 Award
In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Incentive Award is to be made. The amount payable under all Incentive Awards shall be finally determined by the Committee; provided, however, that no individual may receive an Incentive Award payment that is intended to constitute “performance based compensation” under Section 162(m) of the Code in any calendar year that exceeds $3,000,000.

11.02 Terms and Conditions
The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award. Such terms and conditions may prescribe that the Incentive Award shall be earned only to the extent that the Participant, the Company or an Affiliate, during a performance period of at least one year, achieves objectives stated with reference to one or more performance measures or criteria prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award.

11.03 Nontransferability
Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

11.04 Employee Status
If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

11.05 Settlement
An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee.

11.06 Stockholder Rights
No participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or an Affiliate until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock.

ARTICLE XII
ADJUSTMENT UPON CHANGE IN COMMON STOCK

Armada Hoffler Properties, Inc.	98	Proxy Statement 2025

The maximum number of shares of Common Stock as to which Options, SARs, Performance Units, Stock Awards and Other Equity-Based Awards may be granted, the individual grant limits in Sections 5.03 and 5.05 and the terms of outstanding Stock Awards, Options, SARs, Incentive Awards, Performance Units and Other Equity-Based Awards shall be adjusted as determined by the Board in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its stockholders such as a share dividend, extra-ordinary cash dividend, share split-up, subdivision or consolidation of shares that affects the number of shares or kind of Common Stock (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Stock subject to outstanding awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XII by the Board shall be final and conclusive.
The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Units, Stock Awards and Other Equity-Based Awards may be granted, the individual grant limits in Sections 5.03 and 5.05 or the terms of outstanding Stock Awards, Options, SARs, Incentive Awards, Performance Shares or Other Equity-Based Awards.
The Committee may grant Stock Awards, Options, SARs, Performance Units or Other Equity-Based Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Shares issuable pursuant to such substitute awards shall not count against the maximum number of shares of Common Stock that may be issued under the Plan, as set forth in Section 5.02. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards, SARs, Other Equity-Based Awards, Options or Performance Units shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIII
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence Common Stock when a Stock Award is granted, a Performance Unit, Incentive Award or Other Equity-Based Award is settled or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Unit shall be granted, no Common Stock shall be issued, no certificate for Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIV
GENERAL PROVISIONS

14.01 Effect on Employment and Service
Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

14.02 Unfunded Plan
This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.03 Rules of Construction
Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

14.04 Section 409A Compliance
All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

Armada Hoffler Properties, Inc.	99	Proxy Statement 2025

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

14.05 Withholding Taxes
Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Units, SARs, Incentive Awards or Other Equity-Based Award) or a cash equivalent acceptable to the Committee. To the extent authorized by the Committee (and subject to such limitations as the Committee may prescribe), the maximum (or such lesser amount as may be required to avoid adverse accounting treatment) statutory federal, state, district or city withholding tax obligations also may be satisfied (a) by surrendering to the Company shares of Common Stock previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Performance Unit award, Incentive Award or an Other Equity-Based Award (if applicable) or the grant or vesting of a Stock Award; or (c) by any other method as may be approved by the Committee. If Common Stock is used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day the tax liability arises.

14.06 Return of Awards; Repayment
Each Stock Award, Option, SAR, Performance Unit award, Incentive Award and Other Equity-Based Award granted under the Plan, as amended and restated herein, is subject to the condition that the Company may require that such award be returned and that any payment made with respect to such award must be repaid if such action is required under the terms of any Company “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or, as applicable, the date the Option or SAR was exercised or the date the Stock Award, Performance Unit award or Other Equity-Based Award is vested or earned. In addition, notwithstanding the foregoing, such policy may otherwise authorize the Company to recover from a Participant any amounts or awards as may in the future be prescribed by the rules and regulations of the Securities and Exchange Commission and/or the primary stock exchange on which the shares of Common Stock are listed, if any.

ARTICLE XV
CHANGE IN CONTROL

15.01 Impact of Change in Control
Upon a Change in Control, the Committee is authorized to cause (i) outstanding Options and SARs to become fully exercisable, (ii) outstanding Stock Awards to become transferable and nonforfeitable and (iii) outstanding Performance Units, Incentive Awards and Other Equity-Based Awards to become, as applicable, vested earned and/or nonforfeitable in their entirety.

15.02 Assumption Upon Change in Control
In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Incentive Award, Stock Award, Performance Unit or Other Equity-Based Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Incentive Award, Stock Award, Performance Unit or Other Equity-Based Award being assumed or substituted. The assumed or substituted award shall have an intrinsic value, as of the Control Change Date, that is substantially equal to the intrinsic value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

15.03 Cash-Out Upon Change in Control
In the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Incentive Award, Stock Award and Performance Unit and Other Equity-Based Award shall be cancelled in exchange for a payment. The payment may be in cash, Common Stock or other securities or consideration received by stockholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by stockholders in the Change in Control exceeds the option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by stockholders for each share of Common Stock subject to a Stock Award, Performance Unit or Other Equity-Based Award, (iii) the value of the other securities or property in which the Performance Unit or Other Equity-Based award is denominated or (iv) the amount payable under an Incentive Award on account of meeting all Performance Goals or other performance objectives. If the option price or Initial Value exceeds the price per share received by stockholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 15.03 without any payment to the Participant.

15.04 Limitation of Benefits

Armada Hoffler Properties, Inc.	100	Proxy Statement 2025

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code. As provided in this Section 15.04, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.
The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.
The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.
As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Article XV, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 15.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 15.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
For purposes of this Section 15.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Article XV, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 15.04, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.
Notwithstanding any other provision of this Section 15.04, the limitations and provisions of this Section 15.04 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Section 4999 of the Code.

ARTICLE XVI
AMENDMENT
The Board may amend or terminate this Plan at any time; provided, however, that no amendment may adversely impair the rights of a Participant with respect to outstanding awards without the Participant’s consent. In addition, an amendment will be contingent on approval of the Company’s stockholders if such approval is required by law or the rules of any exchange on which the Common Shares are listed or if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of shares of Common Stock that may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

ARTICLE XVII
DURATION OF PLAN
No Stock Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after the day before the tenth anniversary of the Restatement Effective Date. Stock Awards, Performance Unit awards, Incentive Awards, Options, SARs and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.

ARTICLE XVIII
EFFECTIVE DATE OF PLAN
The Plan first became effective on the Effective Date, and was subsequently amended and restated, subject to the approval by the stockholders of the Company, effective as of the Restatement Effective Date.

Armada Hoffler Properties, Inc.	101	Proxy Statement 2025

AMENDMENT NO. 1 TO THE
ARMADA HOFFLER PROPERTIES, INC. AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

This Amendment No. 1 (“Amendment No. 1”) to the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”), is made effective as of June 14, 2023. All capitalized terms not specifically defined in this Amendment No. 1 shall have the meanings ascribed to them in the Plan.

The Plan is hereby amended as follows:

1.A new definition is added to Article I as follows:

Amendment No. 1 Effective Date
“Amendment No. 1 Effective Date” means June 14, 2023, the date Amendment No. 1 was approved by the stockholders of the Company.
2. The text of Section 5.02(a) of the Plan is hereby amended and restated to read in its entirety as follows:

“(a) The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Stock Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is 3,400,000 shares. Other Equity-Based Awards that are LTIP Units shall reduce the maximum aggregate number of shares of Common Stock that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Stock.”

3.The text of Section 5.04 of the Plan is hereby amended to add the following sentence:

“If SARs are settled in Common Shares, the aggregate number of Common Shares that may be issued under the Plan will be reduced by the gross number of Common Shares subject to the SAR (or the portion thereof that is exercised), not the net number of Common Shares issued.”

4.The text of Article XVII of the Plan is hereby amended and restated to read in its entirety as follows:

“No Stock Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after the day before the tenth anniversary of the Amendment No. 1 Effective Date. Stock Awards, Performance Unit awards, Incentive Awards, Options, SARs and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.”
Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.

Armada Hoffler Properties, Inc.	102	Proxy Statement 2025

Appendix C

For a comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024, which can be found on our website http://ir.armadahoffler.com and on the SEC’s website, www.sec.gov. A copy of our Form 10-K has been provided to each person solicited by means of this Proxy Statement.

Reconciliation of FFO and Normalized FFO to Net Income
We calculate FFO in accordance with the standards established by Nareit. Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sales of certain real estate assets, gains or losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. Other equity REITs may not calculate FFO in accordance with the Nareit definition as we do, and, accordingly, our FFO may not be comparable to such other REITs' FFO.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

We also believe that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by our operating property portfolio and affect the comparability of our period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development, and other pursuit costs, debt extinguishment losses, prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance-related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

Armada Hoffler Properties, Inc.	A-1	Proxy Statement 2025

The following table sets forth a reconciliation of FFO and Normalized FFO for each of the years ended December 31, 2024, 2023, 2022, 2021, and 2020 to net income, the most directly comparable GAAP measure (amounts in thousands):

	Years Ended December 31,
	2024	2023	2022	2021	2020
Net income (loss) attributable to common stockholders and OP Unitholders	30,903	(4,490)	82,457	13,912	29,840
Depreciation and amortization (1)	88,754	95,208	71,971	68,853	59,545
Gain on operating real estate dispositions, net (2)	(21,305)	—	(47,984)	(18,793)	(6,388)
Impairment of real estate assets	1,494	—	201	21,378	—
FFO attributable to common stockholders and OP Unitholders	99,846	90,718	106,645	85,350	82,997
Acquisition, development, and other pursuit costs	5,531	84	37	112	584
Accelerated amortization of intangible assets and liabilities	(5)	(653)	215	—	666
Loss on extinguishment of debt	247	—	3,374	3,810	—
Unrealized credit loss (release) provision	156	574	626	(792)	256
Amortization of right-of-use assets - finance leases	1,578	1,349	1,110	1,022	586
Decrease (Increase) in fair value of derivatives not designated as cash flow hedges	9,612	14,185	(8,698)	(2,182)	1,130
Amortization of interest rate derivative premiums on designated cash flow hedges	422	4,210	3,849	235	—
Severance Related Costs	1,506	—	—	—	—
Normalized FFO available to common stockholders and OP Unit holders	118,893	110,467	107,158	87,555	86,219

(1) The adjustment for depreciation and amortization for the years ended December 31, 2024, 2023, 2022, and 2020 excludes $0.9 million, $0.9 million, $1.0 million, and $0.4 million respectively, of depreciation attributable to our non-controlling interests.

(2) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2023 excludes $0.7 million for gains on the dispositions of non-operating parcels at Market at Mill Creek and adjacent to Brooks Crossing Retail. The adjustment for gain on real estate dispositions for the year ended December 31, 2022 excludes $5.4 million of the gain on the sale of The Residences at Annapolis Junction that was allocated to our joint venture partner. Additionally, the adjustment for gain on real estate dispositions for the year ended December 31, 2021 excludes the gain on sale of easement rights on a non-operating parcel and the loss on sale of a non-operating parcel.

Armada Hoffler Properties, Inc.	A-2	Proxy Statement 2025

ARMADA HOFFLER

ARMADA HOFFLER PROPERTIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AHH2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 17, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V74752-P27731

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARMADA HOFFLER PROPERTIES, INC.

The Board of Directors recommends you vote FOR all of the nominees in Proposal 1 and FOR Proposals 2, 3, 4 and vote "1 YEAR" for Proposal 5.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. George F. Allen	☐	☐	☐
1b. Jennifer R. Boykin	☐	☐	☐
1c. James A. Carroll	☐	☐	☐
1d. James C. Cherry	☐	☐	☐
1e. Dennis H. Gartman	☐	☐	☐
1f. Louis S. Haddad	☐	☐	☐
1g. Daniel A. Hoffler	☐	☐	☐
1h. Shawn J. Tibbetts	☐	☐	☐
1i. F. Blair Wimbush	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
5. Advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: We may conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V74753-P27731

ARMADA HOFFLER PROPERTIES, INC.
Annual Meeting of Stockholders
June 18, 2025 - 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Shawn J. Tibbetts and Matthew T. Barnes-Smith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.01 par value per share, of ARMADA HOFFLER PROPERTIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 18, 2025, at www.virtualshareholdermeeting.com/AHH2025 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 , "FOR" Proposal 4, and "1 YEAR" for Proposal 5.

Continued and to be signed on reverse side